Filed pursuant to Rule 424(b)(3)
Registration No. 333-144993

PROSPECTUS

CELL KINETICS LTD.

3,505,337 Ordinary Shares
Warrants to Purchase 1,752,669 Ordinary Shares

        We are issuing at no cost to the holders of shares of common stock of Medis Technologies, Ltd., or Medis, on the record date set forth below, non-transferable subscription rights to purchase up to 3,505,337 of our ordinary shares.

        Each Medis record date holder will receive one right for every ten shares of Medis common stock owned as of the record date, which is November 12, 2007. Each right entitles a Medis record date holder to:

•	a basic subscription right to purchase one of our ordinary shares at a subscription price of $0.30 per share; and
•	if a Medis record holder elects to purchase all of the ordinary shares underlying its basic subscription rights, an over-subscription right to subscribe for additional ordinary shares that are not subscribed for by other holders of rights.

        If there are not enough ordinary shares available to satisfy fully all subscriptions for additional shares, we will allocate the available ordinary shares pro rata among Medis record date holders who exercise their over-subscription right.

        Each Medis record date holder will also receive at no cost four year warrants to purchase our ordinary shares at an exercise price of $0.60 per share at a rate of one such warrant for every two of our ordinary shares that each Medis record date holder acquires pursuant to exercise of its basic and over-subscription rights in this offering.

        We are currently a wholly owned indirect subsidiary of Medis. This rights offering constitutes the initial public offering of our securities. Medis will beneficially own 82.5% of our issued and outstanding ordinary shares following the expiration of the rights offering.

        The rights will expire at 5:00 p.m., New York City time, on December 17, 2007 unless the subscription period is otherwise extended to a date which will not be later than January 16, 2008.

        Robert K. Lifton and Howard Weingrow, who are Medis’ Chief Executive Officer and Chief Operating Officer, respectively, and who own either directly or through their affiliates approximately 11.9% and 9.6%, respectively, of Medis’ outstanding shares of common stock, have advised us of their intention to subscribe for all of the ordinary shares underlying their basic subscription rights and to subscribe for additional ordinary shares through exercise of their over-subscription rights. In addition, Messrs. Lifton and Weingrow have also advised us of their intention that, following completion of this offering, they and their respective affiliates will purchase any ordinary shares that are not purchased by other holders of rights through their basic and over-subscription rights.

        Prior to this offering, there has been no public market for either our ordinary shares or our warrants. The subscription price and the warrant exercise price have been set by us. We believe that after this offering is completed, each of our ordinary shares and our warrants will be eligible to be traded in the over-the-counter market on the OTC Bulletin Board maintained by the NASD or the Pink Sheets maintained by Pink Sheets LLC.

        We are offering our securities directly to Medis record date holders. We expect to deliver certificates evidencing such securities as soon as practicable after the expiration of this offering.

The securities offered hereby involve a high degree of risk. See “Risk Factors” beginning at page 10.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 5, 2007.

PROSPECTUS SUMMARY

        This summary highlights material information from this prospectus that you should consider before investing in our securities. This summary may not contain all of the information that is important to you. For a more complete understanding of this offering, you are encouraged to read this entire prospectus, including the risks of purchasing our securities discussed under “Risk Factors,” and our financial statements and the accompanying notes.

The Company

CKChip

        Live cell analysis is a growing field in life sciences and clinical medicine. This is due to rapid advances in imaging microscopy and corresponding software now enabling live cell imaging procedures that could not have been carried out a few years ago. New technologies are expected to open up new possibilities in such fields as cell biology, drug discovery, immunology, cancer, and stem cell research, among others.

        We therefore believe there exists an ever-growing need to study individual live cells as well as rare cells and rare cell events, and that our proprietary CKChip platform will address the need for cell-based assays that are simple to use, providing continuous recording of cellular activities with high sensitivity, reliability and medium to high throughput screening.

        The Cell Carrier, which we intend to market under the “CKChipTM” tradename, is a 4 sq mm, grid with between 2,500 and 10,000 conical micro-wells, each of which accommodates a single cell. The narrow ends of the wells open into a liquid chamber on which the grid is mounted. The chamber allows the addition of reagents into the chamber beneath the grid. Cells are loaded onto the Cell Carrier, distributed across the microwells, where each cell is trapped in a single microwell. Each cell is held at its address by adhesion/cohesion forces during its analysis, treatment or rinsing with multiple reagents. The location, or “address”, of each microwell is registered, so that cells identified for special attention during monitoring can be revisited and retrieved by computer-assisted micromanipulation for further studies.

        Monitoring of cells held on the CKChip is performed by means of fluorescence emission detected microscopically, using virtually any upright or inverted microscope, in conjunction with common imaging software. As fluorescence imaging microscopes are common in most life science and medical laboratories, anyone interested in using the CKChip can do so without having to invest in purchasing a monitoring device.

        We believe the CKChip has the following distinct advantages over other cytometric technologies:

•	Ability to capture and register individual cells at specific addresses,
•	Ability to repeatedly monitor identifiable individual living cells and rare events,
•	Simultaneous and sequential monitoring of up to 10,000 cells by fluorescence imaging microscopy for long periods of time,
•	Enables characterization of specific cells within a heterogeneous cell population,
•	Adding and rinsing reagents to living cells under observation,
•	Ability to analyze adherent and non-adherent living cells,
•	Acquisition of kinetic and cell functions, and
•	Savings in the cost of reagents.

        Our product line, which is in various states of development, is summarized below. At the present time, we have no commercially marketable products and have generated no revenues.

•	Generation I (CCI) — for fluorescence microscopy applications enabling repeated multi-live single cell monitoring for extended periods of time. In addition, it will allow multiple rinsing of reagents. We expect that this product will be ready for sale in the middle of 2008.
•	Generation II (CCT) — a transparent Cell Carrier that, in addition to the features described above for the CCI, is also suitable for light microscopy, reagent, chemical, and biological coating options. We expect that this product, which is in a preliminary development and design stage, will be introduced for sale in the first quarter of 2009.
•	Generation III (CCM) — We expect the CCM will be offered with special kits to enable clinical diagnostic applications based on research currently in progress. We intend to select our first clinical diagnostic application for the CCM by the second quarter of 2008, with development over a two year period thereafter;
•	Software Support Package — We intend to provide each of our CKChip customers with a dedicated software package so as to permit the user to easily register each investigated specimen, as well as simplify and enhance its imaging and attendant data analysis.

        We intend to enter into collaborative agreements with third party researchers, as well as academic and medical institutions, to develop specific applications for our CKChip technologies, with particular emphasis upon the development of single use consumable kits to enable life sciences and medical professionals and clinical diagnosticians to perform laboratory-based research and analysis upon living cells in such areas as cancer and research, hematology, immunology, and drug development, among others. We expect our CKChip will be usable in any laboratory in which these types of tests are presently conducted, as well as in laboratories that presently lack the capabilities for analysis of a multitude of individual cells.

        We will seek to develop strategic alliances, joint ventures and similar relationships with companies that manufacture and sell laboratory consumables. We anticipate that these companies, with their existing manufacturing capabilities and their established sales forces, will assist us in introducing our products to potential customers. Our initial marketing efforts will be directed to emphasize on the academic research and drug discovery markets.

Medical Device Incubator

        We intend to source, vet and invest in early stage Israeli-based medical device companies.

        The State of Israel is particularly known as a generator of new and innovative ideas and technologies. It is the home for many high technology start-up companies, the numbers of which are disproportionately higher than would be expected, given the size of Israel’s population and gross domestic product. The Israeli government actively supports entrepreneurship and private business innovation by providing grants, loans and tax benefits through its Office of Chief Scientist and the Investment Center in the Israeli Ministry of Industry Trade and Labor.

        Israel’s Ministry of Health, which regulates medical device testing, has adopted protocols that correspond, generally, to those of the U. S. Food and Drug Administration, making it comparatively easy for studies conducted in Israel to satisfy FDA requirements, thereby enabling medical device techniques and products developed and subjected to clinical trials in Israel to reach U. S. and European Union commercial markets in an expedited fashion. Many members of Israel’s medical community have earned international prestige in their chosen fields of expertise and routinely collaborate, teach and lecture at leading medical centers throughout the world. Israel also has free trade agreements with the U. S. and the European Union.

        We will seek to build value for our shareholders through building value in our partner companies, i.e., those companies in which we will invest, by assembling and making available to our partner companies at no cost to them an array of strategic, operational, financial and managerial resources to enable them to primarily focus their efforts upon technological innovation, product development and timely attainment of predetermined milestones for committed follow-on financing rather than having to devote limited personnel and resources to addressing managerial burdens and repeatedly pursuing diverse funding sources.

        Our preferred partner companies will be:

•	very early stage concept companies,
•	operating in growing markets of between $50.0 million to $150.0 million,
•	that possess patented or other proprietary technology and intellectual property,
•	with a compelling growth strategy,
•	that is capable of developing a prototype medical device within 18 months of a capital infusion of up to $500,000, and
•	which will require no more than a simple clinical testing authorization procedure.

        Our initial sourcing efforts will be limited to the State of Israel and will focus on entrepreneurs who need strategic guidance and capital support.

        We expect that in most instances our equity investment in a partner company will range from 20% to 50%, although there may be circumstances, particularly in prospective partner companies with no prior external financing, under which we may seek to acquire up to an 80% equity interest. As Medis has granted us a right of first refusal on all medical device company opportunities sourced by, or brought to Medis, we may establish our own partner companies, either alone or in conjunction with other persons that are not affiliated with either Medis or ourselves. We intend to seek significant involvement in and over the operating activities of our partner companies through a combination of equity ownership, board representation and contractual rights to participate in and, in some instances, approve material decisions.

        We believe that the reputation of Dr. Asaf Ben-Arye, our President and Chief Executive Office, within the Israeli medical device community, combined with the business experience and visibility of Jacob Weiss, our chairman, who served as a senior executive of Israeli Aerospace Industries, formerly known as Israel Aircraft Industries, will enable us to effectively source prospective partner companies in the intensively competitive Israeli high technology start up market.

        Our first partner company is Scorpion Surgical Technologies, Ltd., a start-up company in the field of orthopedic surgical instrumentation, with particular emphasis upon spinal stabilization systems. We have agreed to acquire a 20% equity interest in Scorpion for $150,000. Dr. Ben-Arye is a director and co-founder of Scorpion, which recently received a $250,000 loan, repayable from future revenues only, from the Israeli Office of Chief Scientist.

General

        We were incorporated in Israel on May 23, 2002 and we commenced operations in May 2006. Our principal executive offices are located at 2 Yodfat Street, Lod 71291, Israel and our telephone number is 972-8-918-8667. Substantially all of our assets and most of our officers and employees are located in Israel. See “Risk Factors — Risks Relating to Operating in Israel.”

        We have irrevocably appointed United Corporate Services, Inc., 10 Bank Street, White Plains, New York 10606 as our agent to receive service of process in any action against us in any federal court or court of the State of New York arising out of this offering.

Background

        Our CKChip technology is derived from the CellScan, first developed by scientists at Bar Ilan University in Israel to diagnose cancer based upon the belief that disease can be detected by testing the response of the immune system to antigens, which are immune system stimulants, for specific diseases. These scientists believed that, using the CellScan technology, simple and effective tests for breast cancer and other diseases could be developed. In 1991, Bar Ilan granted Israel Aerospace Ltd. (formerly: Israel Aircraft Industries Ltd.), one of Medis’ principal stockholders, a perpetual worldwide license to develop, manufacture and sell the CellScan. This license included all of Bar Ilan’s intellectual property rights related to the CellScan. In 1992, Israel Aerospace assigned all of its rights under this license to Medis El Ltd., then a majority owned subsidiary of Medis.

        From its inception in 1992, Medis El attempted to develop, market and test the CellScan as a machine to screen for and detect breast cancer by means of a blood test. Medis El sold a small number of CellScans to various hospitals and institutions around the world but, from inception, there were problems with an inconsistency of testing results. In 1998, Medis El redesigned the CellScan to improve its accuracy, repeatability and ease of handling, adding a new optical system and new software.

        Sometime in 1997, Medis El concluded that the CellScan also had significant potential as an alternative to flow cytometers for research applications in addition to its originally conceived role of a breast cancer diagnostic tool. Further ongoing research by Medis El’s scientists and engineers led to numerous improvements of the CellScan, including the development and refinement of the Cell Carrier, which is an integral component of the CellScan. In January 2006, Medis El developed a new and proprietary version of the CellScan’s cell carriers, capable of holding up to 10,000 individual cells, allowing these cells to survive and be measured for over 48 hours and thereby providing an opportunity for measuring the reactions of different cells and potentially separating out those cells whose reaction would warrant further stimulation and study.

        Over the past decade, Medis has increasingly devoted its efforts and financial resources to the development of innovative liquid fuel cell solutions, principally for the mobile handset and portable consumer markets. At present, Medis is primarily focused on marketing its “24/7 Power Pack” product. These efforts, combined with a realization that upgrading the CellScan for its originally intended purpose would entail a major financial expenditure, as well as regulatory and competitive uncertainties, has led Medis to conclude that it would be prudent and ultimately more rewarding to seek commercial exploitation of the CellScan’s Cell Carrier technology for life sciences research and clinical diagnostic applications.

        As of July 27, 2007, we entered into a service agreement with Medis El and Medis pursuant to which they will provide us with administrative services, equipment usage and facilities for a period of 18 months from the completion of this offering. This agreement provides that Medis El and Medis will charge us for such services at their cost, as a contribution to our capital.

        In furtherance of Medis’ plan to commercialize the CKChip technology, Medis transferred its CellScan and Cell Carrier related business, including its intellectual property rights relating to the CellScan and its Cell Carrier technology, to us pursuant to an asset purchase agreement dated July 26, 2007 in consideration of our issuance to Medis El of 15,500,000 of our ordinary shares. Medis has also granted us a five year right of first refusal upon all further medical diagnostic opportunities that are sourced by, or presented to Medis. In addition, Medis has agreed to provide to us a cash capital contribution of up to $1,500,000 over an 18 month period on an as needed basis commencing on the completion of this offering. Medis has also agreed that, following the completion of this offering, it will provide us with such office and laboratory facilities as we may reasonably require to further the commercialization of the Cell Carrier and to launch and operate our proposed medical device incubator and will provide us with administrative and professional services, at cost as a contribution to our capital, for a period of not less than 18 months thereafter. Medis has also committed to provide us with additional financing to carry-out our operations for at least one year, if our other resources are insufficient for such period of time.

The Rights Offering

Rights	We will issue to each holder of record of Medis’ common stock on November 12, 2007, the record date, at no cost non-transferable rights to purchase one of our ordinary shares for each ten shares of Medis common stock owned by such Medis record date holder on the record date. We will not issue fractional rights, but will round down any fractional rights to the next whole number. In addition to raising capital for our company, the reason for this rights offering is to permit Medis’ stockholders to directly participate in the ownership of our company.

Basic Subscription Right	Each right includes a basic subscription right entitling each Medis record date holder to purchase one of our ordinary shares for each right held by such Medis record date holder.

Subscription Price	$0.30 per ordinary share.

Over-Subscription Right	If a Medis record date holder elect to purchase all of the ordinary shares underlying its basic subscription rights, such Medis record date holder will also have an over-subscription right to subscribe for additional ordinary shares, if any, that are not purchased by other Medis record date holders of rights through exercise of their basic subscription rights.

Proration of Over- Subscription Rights	If there is an insufficient number of ordinary shares remaining unsold after Medis record date holders have exercised their basic subscription rights to satisfy in full all subscriptions that we receive for additional ordinary shares, we will allocate the available ordinary shares among the Medis record date holders who exercise their over-subscription rights pro rata according to their respective holdings in Medis. That is, we will determine the total number of shares of Medis common stock held by all Medis record date holders who subscribe for additional ordinary shares and we will then calculate, in relation to those subscribers, the proportion of that aggregate number of shares of Medis common stock held by each of them. Each Medis record date holder who subscribes for additional ordinary shares will be allocated the same proportion of available ordinary shares as the proportion it holds of the Medis common stock. For example, if a person subscribes for additional ordinary shares and is determined to hold 3% of the total number of shares of Medis common stock held by all participants in the additional subscription, that person will be allocated 3% of the ordinary shares available for the exercise of over-subscription rights. We will continue this allocation process until all subscriptions are filled or all the ordinary shares offered in this offering have been sold. Robert K. Lifton and Howard Weingrow have advised us of their intention to exercise their respective over-subscription rights to subscribe for additional ordinary shares. See “The Rights Offering — Subscription Rights.”

Warrants	Purchasers of ordinary shares in this rights offering will receive at no cost four-year warrants, initially exercisable at $0.60 per share, subject to adjustment, to purchase ordinary shares at a rate of one such warrant for each two shares purchased pursuant to the exercise of their basic and over-subscription rights.

Effect of Rights Offering	We are currently a wholly-owned subsidiary of Medis. After this offering, and assuming all holders of rights elect to exercise their basic subscription rights to purchase our ordinary shares, Medis, through intermediate subsidiaries, will beneficially own 82.5%, and Medis’ stockholders who participate in this offering will collectively own 17.5%, respectively, of our outstanding ordinary shares. Messrs. Lifton and Weingrow and their respective affiliates will own at least 2.1% and 1.7%, respectively, of our outstanding ordinary shares and at least 11.9% and 9.6%, respectively, of our publicly traded ordinary shares.

Expiration Date	December 17, 2007 at 5:00 p.m., New York City time, unless otherwise extended to a later date in our sole discretion; provided that such date will not be later than January 16, 2008.

Procedure for Exercising Subscription Rights	If you wish to exercise any or all of your basic subscription rights and over-subscription rights, you should properly complete, sign and deliver your subscription certificate, together with full payment of the subscription price for each ordinary share subscribed for under your subscription rights (including ordinary shares subscribed for through the exercise of your over-subscription right), to the subscription agent on or prior to the expiration date. YOU MAY NOT REVOKE AN EXERCISE OF RIGHTS. See “The Rights Offering — Process for the Exercise of Rights.”

Medis Record Date Holders Can Exercise Rights Through Brokers or Other Nominees	If you hold shares of Medis common stock through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of this offering. If you wish to exercise your rights, you will need to have your broker, custodian bank or other nominee act for you. To indicate your decision, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owner Election Form”, together with full payment of the subscription price for each ordinary share subscribed for under your subscription rights (including ordinary shares subscribed for through the exercise of your over-subscription right). You should receive this form from your broker, custodian bank or other nominee with the other offering materials.

How Medis Record Date Holders with Foreign or APO or FPO Addresses Can Exercise Rights	The subscription agent will mail a subscription certificate to you if you are a stockholder whose address is outside the United States or if you have an Army Post Office or a Fleet Post Office address. To exercise your rights, you must notify the subscription agent on or prior to 5:00 p.m., New York City time, on December 17, 2007 and take all other steps which are necessary to exercise your rights, on or prior to the date on which this offering expires. If you do not follow these procedures prior to the expiration date, your rights will expire.

Amendments; Termination	We reserve the right to amend the terms and conditions of this offering or to terminate this offering prior to delivery of our securities. If this offering is terminated, we will arrange for the refund, without interest, of all funds received from holders of rights within five business days of the termination date. See “The Rights Offering — Amendments and Waivers; Termination.”

Non-Transferability of Rights	Subscription rights are being issued only to Medis record date holders as of the record date and are non-transferable. The subsequent transfer by Medis record date holders of the Medis common stock to which the subscription rights relate will have no effect on such subscription rights.

Participation In Rights Offering By Medis’ Principals	Robert K. Lifton and Howard Weingrow, who are Medis’ Chief Executive Officer and Chief Operating Officer, respectively, and who own either directly or through their affiliates, approximately 11.9% and 9.6%, respectively, of Medis’ outstanding shares of common stock, have advised us of their intention to subscribe for all of the ordinary shares relating to their basic subscription rights and to exercise their over-subscription right for additional ordinary shares. Messrs. Lifton and Weingrow have also advised us of their intention that, following completion of this offering, they and their respective affiliates will purchase from us all of the ordinary shares, if any, underlying unexercised subscription rights as of the expiration date of this offering.

Issuance of Ordinary Shares And Warrants	We will issue certificates evidencing both our ordinary shares and warrants as soon as practicable after the expiration of this offering.

Use of Proceeds	Assuming full exercise of the rights, the cash proceeds from the sale of the ordinary shares offered in this offering will be approximately $1,052,000, before payment of offering fees and expenses. We expect that such net proceeds will be primarily used to fund our ongoing efforts to commercialize our CKChip applications and products and to launch our proposed medical device incubator. See “Use of Proceeds.”

Ordinary Shares Outstanding After The Rights Offering	20,005,337 ordinary shares, assuming all of the rights are exercised.

Risk Factors	There are substantial risks in connection with this offering that you should consider. See “Risk Factors.”

Subscription Agent	American Stock Transfer & Trust Company will act as our subscription agent. See “the Rights Offering — Subscription Agent” for address and other information relating to the delivery of subscription certificates and the payment of the subscription price.

No Underwriter; No Board Recommendation	The subscription price and the warrant exercise price have been determined by our board of directors and the offering is not the subject of any underwriting agreement with any investment bank. Accordingly, an investment in our securities must be made based on your evaluation of your best interests. OUR BOARD OF

DIRECTORS MAKES NO RECOMMENDATION TO YOU REGARDING YOUR DECISION WHETHER TO EXERCISE YOUR RIGHTS.

Material United States Federal Income Tax Consequences	The issuance of a basic subscription right should be treated as a dividend distribution to you to the extent of your share of the earnings and profits of Medis. However, because Medis does not expect to have earnings and profits for the year of issuance of the basic subscription rights, the distribution should first be a tax-free recovery of basis, causing a reduction in your tax basis in the Medis common stock. After such tax basis is reduced to zero, the distribution should constitute a capital gain to the extent the value of the basic subscription rights exceeds such tax basis. You will not recognize taxable income in connection with the exercise of the basic and any over-subscription rights, although a failure to exercise the basic subscription rights may result in the realization of a capital loss. You may recognize a gain or loss upon the sale of our ordinary shares or warrants acquired through exercise of the basic and any over-subscription rights. See “Taxation — U.S. Federal Income Tax Considerations” below.

Summary Financial Information

        This summary financial information has been derived from our carve-out financial statements, which reflect our operations as if we had been a separate legal entity from the inception of Medis El in July 1992. Our carve-out financial statements have been derived from the historical results of operations and historical bases of assets and liabilities of Medis El and Medis and our accounts from the inception of our operations in May 2006. This summary financial information may not be indicative of future performance. You are encouraged to read the summary financial information set forth below in conjunction with our carve-out financial statements and related notes and the section entitled “Operating and Financial Review and Prospects,” all of which are included in this prospectus.

Statement of Operations Data:

	For the Year Ended December 31,					Six Months Ended June 30,

	2002	2003	2004	2005	2006	2006	2007

	Unaudited	Unaudited				Unaudited
Operating expenses:
Research and development costs, net	$1,267,000	$987,000	$944,000	$826,000	$1,079,000	$563,000	$566,000
General and administrative expenses	962,000	664,000	1,272,000	922,000	698,000	293,000	384,000
Amortization of intangible assets	2,633,000	825,000	—	—	—	—	—

Total operating expenses	4,862,000	2,476,000	2,216,000	1,748,000	1,777,000	856,000	950,000

Interest expense (income)	6,000	8,000	14,000	23,000	33,000	24,000	(13,000)

Net loss	$(4,868,000)	$(2,484,000)	$(2,230,000)	$(1,771,000)	$(1,810,000)	$(880,000)	$(937,000)

Basic and diluted net loss per share(1)	$(.30)	$(.15)	$(.14)	$(.11)	$(.11)	$(.05)	$(.06)

Weighted average number of
ordinary shares used in
computing basic and diluted
net loss per share(1)	16,500,000	16,500,000	16,500,000	16,500,000	16,500,000	16,500,000	16,500,000

Pro-forma basic and diluted
net loss per share(2)	$(.29)	$(.15)	$(.13)	$(.11)	$(.11)	$(.05)	$(.06)

Pro-forma weighted average
number of ordinary shares
used in computing basic
and diluted net loss
per share(2)	16,722,973	16,722,973	16,722,973	16,722,973	16,722,973	16,722,932	16,722,973

Balance Sheet Data:
	As of December 31,					As of June 30,2007

	2002	2003	2004	2005	2006

	Unaudited	Unaudited				Unaudited
Working capital(3)	$(216,000)	$(127,000)	$(189,000)	$(362,000)	$(251,000)	$(105,000)
Total assets	2,532,000	2,515,000	2,774,000	2,692,000	2,706,000	2,796,000
Accumulated deficit	(50,160,000)	(52,644,000)	(54,874,000)	(56,645,000)	(58,455,000)	(59,392,000)
Total stockholders’ equity	1,998,000	2,084,000	2,133,000	1,994,000	2,083,000	2,249,000

(1)	Basic and diluted net loss per share and weighted-average number of shares used in computing basic and diluted net loss per share have been adjusted to give retroactive effect to the issuance of 15,500,000 of our ordinary shares to Medis El in connection with a July 2007 asset purchase agreement.
(2)	Pro-forma basic and diluted net loss per share and pro-forma weighted-average number of shares used in computing basic and diluted net loss per share have been adjust to give retroactive effect to the issuance of 15,500,000 of the our ordinary shares to Medis El in connection with a July 2007 asset purchase agreement. Additionally, such amounts have been further adjusted to give retroactive effect to the amount of shares that would be issued to stockholders as a bonus element in our contemplated rights offering, which is described in this prospectus.
(3)	Cash and cash equivalents balances have not been carved-out from Medis and Medis El financial statements. As such, working capital includes only those cash and cash equivalents balances held by us after commencement of our operations in May 2006.

RISK FACTORS

        Any investment in our ordinary shares involves a high degree of risk. You should consider carefully the following information about these risks, together with the other information contained in this prospectus, before you decide to exercise your rights. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In this case, the market price of our ordinary shares could decline, and you may lose all or part of your investment.

Risks Relating to Our Cell Carrier Business

We have a history of operating losses, and we cannot assure you that we will achieve future revenues or operating profits.

        Historically, we and Medis El, our predecessor, have incurred net operating losses each year since inception. Although Medis El had limited revenues in earlier years, we cannot assure you that we will be able to develop revenue sources or that our operations will become profitable, even if we are able to commercialize our CKChip technology or any applications or products developed from this technology. If we continue to suffer losses as we and our predecessor have in the past, you may not receive any return on your investment and may lose your entire investment.

        We have no commercially marketable products and very limited ability to generate revenue from commercial products, nor any assurance of being able to develop our CKChip technology for commercial applications. As a result, we may never be able to operate profitably. We are just beginning to identify applications and products and may not receive significant revenues from their commercial sale for the next several years, if at all. Our CKChip technology and any potential applications or products that we may develop will require significant additional effort and investment prior to material commercialization. We cannot assure you that we will be able to develop any such applications or products, or that such applications or products will be capable of being produced in commercial quantities at acceptable costs or be successfully marketed. For that reason, we may not be able to generate revenues from commercial production or operate profitably.

We will require substantial additional funds to continue operating which may not be available on acceptable terms, if at all.

        Although Medis has committed to fund our operations, to the extent we are unable to do so ourselves, for a period of one year after the completion of this offering, we anticipate the need for additional financing thereafter.

        Our management continues to evaluate alternatives and sources for additional funding, which may include public or private investors and strategic partners, although there is no assurance that such sources will result in raising additional capital. Lack of necessary funds may require us to delay, scale back or eliminate our CKChip applications and product development programs, to license such potential applications or products or our CKChip technologies to third parties, to consider business combinations related to ongoing business operations, or shut down some, or all, of our operations, including those of our medical device incubator.

        In addition, our cash requirements may vary materially from those now planned because of results of research and development, potential relationships with strategic partners, changes in the focus and direction of our research and development programs, competition, litigation required to protect our technology, technological advances, or the market acceptance of our CKChip applications and products and other factors. Our current cash reserves may not be sufficient to fund our operations through the commercialization of our first CKChip application or product. Further, as our first priority in addressing our cash flow needs will be the commercialization of our CKChip technology and the development of successive generations of CKChip applications and products, we may not have insufficient funds to grow our medical device incubator.

10

We have neither manufacturing nor marketing, distribution and sales capabilities, which may limit our ability to generate revenues.

        Because of the relatively early stage of our research and development programs, we have not yet acquired any manufacturing capabilities, and our marketing, distribution and product sales resources are exceedingly limited. We cannot assure you that we will be able to develop any such resources successfully or as quickly as may be necessary. The inability to do so may harm our ability to generate revenues or operate profitably.

Our competition includes both public and private companies and academic collaborators, many of which have significantly greater experience and financial resources than we do.

        The life sciences research and clinical diagnostics markets are characterized by intense competition. We believe that we directly compete with Molecular Cytomics Inc., a privately-held company registered in Cyprus and with facilities in Israel and in Boston, Massachusetts, which offers a microscope slide-based device that contains 8,000 micron-sized wells. Its technology enables high content analysis of non-adherent primary cells such as human blood, bone marrow and stem cells for research, drug discovery and clinical diagnostics. We believe that part or all of the underlying technology of Molecular Cytomics was derived through a collaboration with Bar Ilan University or the scientist at the university who was the original inventor of the CellScan technology. Accordingly, we may have legal claims against the university and/or the company resulting from the rights granted to us under the original licensing agreements with the university. We will consult with counsel to determine whether and when to pursue those potential claims. We are also aware of an academic collaboration at the Berkeley campus of the University of California, which has developed a dynamic single cell culture array that, if commercialized, would directly compete with our intended CKChip applications and products.

        We also compete indirectly with a number of companies, both domestic and foreign, that engage in more traditional methods for carrying out single cell analyses, by means of microscope slides and culture microplates of various types. These companies include CompuCyte Corporation, Cellomics, a business unit within the Biosciences group of Thermo Fisher Scientific Inc., IBIDI and Chipman Technologies Ltd.

We rely on our CKChip technology that we may not be able to successfully develop, which will prevent us from generating revenues, operating profitably or providing you with any return on your investment.

        Our ability to operate profitably will depend on being able to successfully develop our CKChip technology for life sciences research and clinical diagnostics applications. We cannot assure you that we will be able to successfully develop our CKChip technology, our first or successive generations of Cell Carriers, or that our development efforts will result in applications or products with any significant commercial utility. We anticipate that the commercial sale of such applications or products would be our primary sources of revenues. If we are unable to develop our technology, you will likely lose your entire investment in us.

        Our prospective applications and products may not prove to be more effective or less costly than traditional flow or other cytometric means or microscope slides and microplatforms. Accordingly, we may have to delay or abandon efforts to research or develop our prospective applications or products.

        While we believe that the marketing of laboratory consumable kits only requires perfunctory regulatory filings, regulatory approval may be required in the future. We cannot assure you that we would obtain such approval or that our products would be accepted in the marketplace.

To be successful, our proposed applications and products must be accepted by the life sciences research and diagnostic communities, which can be very slow to adopt or unreceptive to new technologies and products.

        Our proposed applications and products and those developed by our collaborative partners, may not achieve market acceptance since life science researchers, medical professionals and clinical diagnosticians, generally, may decide not to accept and utilize these products. The applications and products that we are attempting to develop represent substantial departures from established cell testing methods and will compete with a number

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of more conventional means of cell testing manufactured and marketed by major suppliers of laboratory consumables. The degree of market acceptance of any of our developed applications and products will depend on a number of factors, including:

•	our establishment and demonstration to the life science research and clinical diagnostic communities of the efficacy of our proposed products,
•	our ability to create products that are superior to alternatives currently on the market, and
•	our ability to establish in the life science research and clinical diagnostic communities the potential advantage of our products over historical testing methodologies such as microscope slides and microplatforms.

        If the life science research and clinical diagnostic communities do not accept our proposed applications and products for any of the foregoing reasons, or for any other reason, our business prospects would be materially harmed.

We may not be able to commercially develop our CKChip technology and proposed product lines, which, in turn, would significantly harm our ability to earn revenues and result in a loss of investment.

        Our ability to commercially develop our CKChip technology will be dictated in large part by forces outside our control which cannot be predicted, including, but not limited to, general economic conditions, the success of our research, the availability of collaborative and strategic partners and technological or other developments in the life sciences research and clinical diagnostics fields which, due to efficiencies, technological breakthroughs or greater acceptance in those industry, may render one or more areas of commercialization more attractive, obsolete or competitively unattractive. It is possible that one or more areas of commercialization will not be pursued at all if a collaborative or strategic partner cannot be located. Our decisions regarding the ultimate CKChip applications or products we pursue could have a significant adverse affect on our ability to earn revenue if we misinterpret trends, underestimate development costs and/or pursue wrong applications or products. Any of these factors either alone or in concert could materially harm our ability to earn revenues and could result in a loss of any investment in us.

        If we are unable to keep up with rapid technological changes in our field or compete effectively, we will be unable to operate profitably. We are engaged in activities in the life science research and clinical diagnostics fields, which are characterized by extensive research efforts and rapid technological progress. If we fail to anticipate or respond adequately to technological developments, our ability to operate profitably could suffer. We cannot assure you that research and discoveries by other companies will not render our CKChip technology or potential applications or products uneconomical or result in products superior to those we develop or that any technologies, applications or products we develop will be preferred to any existing or newly-developed technologies, products or services.

We may not be able to protect our proprietary technology, which could harm our ability to operate profitably.

        The life sciences research and clinical diagnostics industries place considerable importance on obtaining patent and trade secret protection for new technologies, products and processes. Our success will depend, to a substantial degree, on our ability to obtain and enforce patent protection for our products, preserve any trade secrets and operate without infringing the proprietary rights of others. We cannot assure you that:

•	we will succeed in obtaining any patents in a timely manner or at all, or that the breadth or degree of protection of any such patents will protect our interests,
•	the use of our technologies will not infringe on the proprietary rights of others,
•	patent applications relating to our potential products or technologies will result in the issuance of any patents or that, if issued, such patents will afford adequate protection to us or not be challenged invalidated or infringed, and
•	patents will not issue to other parties, which may be infringed by our potential products or technologies.

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        In particular, Molecular Cytomics Inc. has filed patent applications on its products, some of which include claims directed to cell carriers having various combinations of features. There is therefore a chance that once some of these applications are granted as patents, Molecular Cytomics will assert that the CKChip infringes one or more of the patent claims. We do not believe that the CKChip will infringe any claim of which we are aware that may be granted to Molecular Cytomics, and thus we do not believe that any of the Molecular Cytomics patent applications of which we are aware presents an obstacle to our plans with respect to the CKChip. However, we cannot be certain that a claim will not be asserted by them or that their patent may not interfere with or prevent our current development plans for our CKChip applications.

        The fields in which we intend to operate have been characterized by significant efforts by considerable differences of opinion as to the value and legal legitimacy of competitors’ purported patent rights and the technologies they actually utilize in their businesses.

We may not be able to adequately protect against piracy of intellectual property in foreign jurisdictions.

        Considerable research in live cell analytical technologies and applications is being performed in countries outside of Israel and the United States, and a number of our competitors are located in those countries. We expect that the laws protecting intellectual property in some of those countries, particularly countries in Southeast Asia, including the People’s Republic of China, may not provide protection for our trade secrets and intellectual property adequate to prevent our competitors from misappropriating our trade secrets or intellectual property. If our trade secrets or intellectual property are misappropriated in those countries, we may be without adequate remedies to address the issue.

Certain of our technology is not protectable by patent.

        Certain parts of our know-how and technology are not patentable. To protect our proprietary position in such know-how and technology, we intend to require all employees, consultants, advisors and collaborators to enter into confidentiality and invention ownership agreements with us. We cannot assure you, however, that these agreements will provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure. Further, in the absence of patent protection, competitors who independently develop substantially equivalent technology may harm our business.

Patent litigation presents an ongoing threat to our business with respect to both outcomes and costs.

        We could incur substantial litigation or interference costs in defending ourselves against suits brought against us or in suits in which we may assert our patents against others. If the outcome of any such litigation is unfavorable, our business could be materially adversely affected. To determine the priority of inventions, we may also have to participate in interference proceedings declared by the United States Patent and Trademark Office, which could result in substantial cost to us. Without additional capital, we may not have the resources to adequately defend or pursue this litigation.

We may become subject to regulatory approval.

        While we believe that the marketing of our first potential product, a laboratory consumable kit for research applications, only requires perfunctory regulatory filings, we may become subject to laws, regulations and recommendations relating to safe working conditions, laboratory and manufacturing practices, and the use and disposal of hazardous or potentially hazardous substances used in connection with our research and development work. In addition, the sale by us of any commercially viable product will or may be subject to government regulation from several standpoints, including manufacturing, advertising and promoting, selling and marketing, labeling, and distributing.

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We will be unable to manufacture, market or sell our proposed products if we are unsuccessful in entering into strategic alliances or joint ventures with third parties.

        As we do not presently have either an internal manufacturing or a meaningful marketing capacity, we will have to develop such capabilities or, alternatively, rely upon strategic alliances and joint ventures with third parties possessing these capabilities until we can raise sufficient funds to perform these functions with our own personnel. We cannot guarantee that we will be successful in raising sufficient funds to establish our own manufacturing and marketing capabilities or, even if we are successful in raising the requisite funds, that we will be able to successfully recruit and retain suitable manufacturing and marketing personnel. Further, we cannot assure you that we will be able to enter into any such strategic alliances or joint ventures or, if we are able to do so, that the terms thereof will be beneficial to us.

        Under agreements with collaborators, we may rely significantly on such collaborators to, among other things:

•	fund research and development activities with us,
•	pay us fees upon the achievement of milestones, and
•	market with us any commercial products that result from our collaborations.

        The development and commercialization of potential CKChip applications and products will be delayed if collaborators fail to conduct these activities in a timely manner or at all. In addition, our collaborators could terminate their agreements with us and we may not receive any development or milestone payments. If we do not achieve milestones set forth in the agreements, or if our collaborators breach or terminate their collaborative agreements with us, our business may be materially harmed.

We depend on key personnel for our continued operations and future success, and a loss of certain key personnel could significantly hinder our ability to move forward with our business plan.

        Because of the specialized nature of our business, we are highly dependent on our ability to identify, hire, train and retain highly qualified scientific and technical personnel for the research and development activities we conduct or sponsor. In particular, the loss of Dr. Asaf Ben-Arye, our chief executive officer, as well as one or more of certain of our key employees, would be significantly detrimental to us. In addition, recruiting and retaining qualified scientific and technical personnel to perform research and development work is critical to our success. Our anticipated growth and expansion into areas and activities requiring additional expertise, such as clinical testing, regulatory compliance and marketing, will require the addition of new management personnel and the development of additional expertise by existing management personnel. There is intense competition for qualified personnel in the areas of our present and planned activities, and there can be no assurance that we will be able to continue to attract and retain the qualified personnel necessary for the development of our business. The failure to attract and retain such personnel or to develop such expertise would adversely affect our business.

Our reliance on the activities of our non-employee consultants and research institutions, whose activities are not wholly within our control, may lead to delays in development of our proposed products.

        We will rely upon and have relationships with scientific consultants at academic and other research institutions, some of whom will conduct research at our request, and other consultants with expertise in clinical diagnostic applications and laboratory consumables or other matters. These consultants are not our employees and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to us. We have limited control over the activities of these consultants and, except as otherwise required by our collaboration and consulting agreements to the extent they exist, can expect only limited amounts of their time to be dedicated to our activities.

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        In addition, we intend to form research collaborations with academic and other research institutions throughout the world. These research facilities may have commitments to other commercial and non-commercial entities. We have limited control over the operations of these institutions laboratories and can expect only limited amounts of time to be dedicated to our research goals.

Risks Relating to our Medical Device Incubator

As our primary emphasis will be upon the commercialization of our CKChip technology, we may not have sufficient cash resources to fund our partner companies.

        While our intention is to develop a medical device incubator, we have decided to accord priority to the development and commercialization of our CKChip technology and successive generations of CKChip applications and products. Consequently, absent additional funding beyond that derived from the offering and those funds that Medis has agreed to give us, including a capital contribution of up to $1,500,000 on an as needed basis, we may be constrained in our ability to satisfy the cash needs of our prospective partner companies, thereby limiting our ability to develop and expand a diverse partner company portfolio.

Our management may fail to identify early stage medical device companies in which to acquire interests or to complete these transactions.

        Our success depends on our ability to identify opportunities to acquire minority equity interests in early stage medical device enterprises that offer significant growth potential and to successfully negotiate the terms of any acquisitions we make. Our management will have sole and absolute discretion in identifying and selecting companies in which to acquire interests or to establish and in structuring, negotiating, undertaking and divesting of interests in our partner companies. We may combine, reorganize, alter the business plan of or sell any of our partner companies at any time, as our management determines is appropriate. You will not be able to evaluate the merits of our acquisition of an interest in, or the establishment of, or any particular company before we take any of these actions. In addition, in making decisions to acquire interests in or establish partner companies, we will rely, in part, on financial projections developed by our management and the management of potential partner companies. These projections will be based on assumptions and subjective judgments. The actual results of our partner companies may differ significantly from these projections.

        We may be unable to acquire an interest in companies that we identify for many reasons, including:

•	our inability to interest companies in joining our collaborative network,
•	our inability to agree on the terms of an acquisition or to acquire a controlling or significant minority interest in the company, and
•	incompatibility between us and management of the company.

        We expect that, even if we can identify, acquire and establish partner companies, we will not be profitable for the foreseeable future and may never become profitable.

We have had limited experience in actively managing, operating or promoting medical device companies, and if they cannot do so effectively, our business strategy will fail.

        Our strategy involves helping partner companies to grow and access capital markets by providing them with management and operational support. With the exception of Dr. Asaf Ben-Arye, our President and Chief Executive Officer, our senior management has had limited experience in the active management, operation or promotion of medical device companies, and we cannot assure you that they will be able to do so effectively. In addition, we may acquire interests in or establish medical device companies focused on areas in which Dr. Ben-Arye and our other senior management have little experience. If our senior management cannot effectively manage, operate and promote, or contribute to the management, operation and promotion of our partner companies, they may not become profitable or gain access to the capital markets, and we may be unable to convince new companies to join our proposed incubator.

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It is possible that we will only be able to acquire interests in, or establish, a limited number of partner companies, which may cause us to be dependent upon the development or market acceptance of a limited number of products.

        In addition to the capital contribution of up to $1,500,000 that Medis has agreed to provide to us, we estimate that the net proceeds of this offering will provide us with approximately $602,000 to fund our CKChip development and commercialization programs, to invest in, or establish, partner companies and to provide for our other working capital needs. Although Medis has committed to fund our operations, to the extent we are unable to do so ourselves, for a period of one year after the offering, we anticipate the need for additional financing thereafter. In the absence of additional financing, we can give no assurance that we will be able to enter into any future partner company transactions. The resulting lack of diversification may:

•	result in our dependency upon the performance of a single or a small number of partner businesses, and
•	result in our dependency upon the development or market acceptance of a single or limited number of medical device products.

As a result, we may not be able to diversify our investments or benefit from the possible spreading of risks or offsetting of losses, unlike other larger and well-financed Israeli technology incubators.

Most of our partner companies will have a history of operating losses and may never be profitable.

        We expect that most of our partner companies will have a limited operating history and significant losses, and may never be profitable. We also expect that many will have incurred substantial costs to develop and market their products, incurred net losses and will be unable to fund their cash needs from operations. We believe that the operating expenses of our partner companies will increase substantially in the foreseeable future as they continue to develop products and services, increase sales and marketing efforts and expand operations.

Our partner companies may fail if they do not adapt to the rapidly changing medical device marketplace.

        If our partner companies fail to adapt to the rapid changes in technology and customer demands, the may not generate revenues or become or remain profitable.

        The medical device market is characterized by:

•	rapidly changing technology,
•	evolving industry standards,
•	frequent new product introductions, and
•	changing customer demands.

Our future success will depend on our partner companies’ ability to adapt to this rapidly evolving marketplace. They may not be able to adapt their products adequately or economically, develop new products or establish and maintain effective distribution channels for their products. If our partner companies are unable to meet these challenges, they may be unable to sell their products and generate revenues. Therefore, their businesses may become or remain unprofitable.

Our partner companies’ growth will depend on their ability to attract and retain their key personnel.

        We generally will direct all of the operating activities of portfolio companies in which our equity ownership and voting power percentage is greater than 50%. We may seek, but may not achieve significant involvement in and influence over the operating activities of portfolio companies in which our equity ownership and voting power percentage is at least 20%, but not more than 50%, in part through board representation and rights to participate in and, in certain instances, approve material decisions. However, the growth of our partner companies, even those that we may establish and those in which our voting power percentage may be greater than 50%, will depend on their ability to attract and retain their own senior management personnel to oversee the day-to-day operation of their businesses. As they grow, our partner companies will also need to continue to hire

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additional technical, marketing, financial and other key personnel, unless they rely on us or other partner companies or third parties to provide these services. A shortage in the availability of required personnel could limit the ability of our partner companies to grow, sell their existing products and launch new products.

Our partner companies could make business decisions that are not in our best interests or that we do not agree with, which could impair the value of our partner company interests.

        We expect to acquire less than majority voting interests in the majority of our partner companies. We may not be able to control significant business decisions of our partner companies. Further, we may not be able to maintain our initial ownership or control levels in our partner companies, including partner companies that we established, if well portions of our interests or our partner companies issue additional equity to other parties.

        Our ownership of interests in partner companies over which we do not exercise complete control involves additional risks that could cause the performance of our interests and our operating results to suffer, including:

•	management of a partner company having economic or business interests or objectives that are different than ours, and
•	partner companies not taking our advice with respect to the financial or operating difficulties that they encounter.

        Our inability to control our partner companies completely could prevent us from assisting them, financially or otherwise, or could prevent us from liquidating our interests in them at a time or at a price that is favorable to us. Additionally, to the extent we do not completely control them, our partner companies may not act in ways that are consistent with our business strategy and may compete with us or other partner companies. These factors could hamper our ability to maximize returns on our equity interests, and cause us to recognize losses on our interests in partner companies.

If we are unable or unwilling to provide our partner companies with the significant additional financing they will need, our interests in them may be diluted or they may fail.

        We expect that our future partner companies will be in the early stages of their development and will require significant amounts of additional capital beyond our initial capital infusions to compete successfully, meet their business objectives and produce revenues and profits. We are currently unable to predict the future capital needs of any of our partner companies, and we may decide not to provide the additional capital that our partner companies, including the partner companies that we establish, require or may not be given the opportunity to provide it. If our partner companies receive capital from other sources, our ownership interest in them may be diluted. If our partner companies are unable to obtain additional capital, they may fail.

Our business strategy may not be successful if valuations in the market sectors in which our partner companies participate decline.

        Our strategy involves creating value for our shareholders by helping our partner companies build value and, if appropriate, accessing the public and private capital markets. Therefore, our success is dependent on the value of our partner companies as determined by the public and private capital markets. Many factors, including reduced market interest, may cause the market value of our publicly traded partner companies, if any, to decline. If valuations in the market sectors in which our partner companies participate decline, their access to the public and private capital markets on terms acceptable to them may be limited.

Our partner companies will face intense competition, which could adversely affect their business, financial condition, results of operations and prospects for growth.

        There is intense competition in the medical device marketplace, and we expect competition to intensify in the future. Our business, financial condition, results of operations and prospects for growth will be materially adversely affected if our partner companies are not able to compete successfully. Virtually all of the present and potential competitors of our partner companies may have greater financial, technical, marketing and other

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resources than those of our partner companies. This may place our partner companies at a disadvantage in responding to the offerings of their competitors, technological changes or changes in customer client requirements. Also, our partner companies may be at a competitive disadvantage because many of their competitors have greater name recognition, more extensive client bases and a broader range of product offerings. In addition, our partner companies may compete against one another.

        Our future success will depend on our partner companies’ ability to adapt to this rapidly evolving marketplace. They may not be able to adequately or economically adapt their products and services, develop new products or establish and maintain effective distribution channels for their products. If our partner companies are unable to offer competitive products or maintain effective distribution channels, they will sell fewer products and forego potential revenue, possibly causing them to lose money. In addition, we and our partner companies may not be able to respond to the rapid technology changes in an economically efficient manner, and our partner companies may become or remain unprofitable.

Government regulations and legal uncertainties may place financial burdens on the businesses of our partner companies.

        Failure to comply with applicable requirements of the Israeli Ministry of Health, the FDA or comparable regulation in other countries may result in fines, recall or seizure of medical devices, total or partial suspension of production, withdrawal of existing product approvals or clearances, refusal to approve or clear new applications or notices and criminal prosecution. Manufacturers of medical devices are subject to strict regulation regarding validation and the quality of manufacturing facilities. Failure to comply with these quality regulation systems requirements could result in civil or criminal penalties or enforcement proceedings, including the recall of a product or a “cease distribution” order.

We may have to buy, sell or retain assets when we would otherwise not wish to do so in order to avoid registration under the Investment Company Act.

        The Investment Company Act of 1940 regulates companies which are engaged primarily in the business of investing, reinvesting, owning, holding or trading in securities. Under the Investment Company Act, a company may be deemed to be an investment company if it owns investment securities with a value exceeding 40% of the value of its total assets (excluding government securities and cash items) on an unconsolidated basis, unless an exemption or safe harbor applies. We refer to this test as the “40% test.” Securities issued by companies other than majority-owned subsidiaries are generally considered “investment securities” for purpose of the Investment Company Act. We are a company that intends to partner with growth-stage medical device companies to build value; we will not be engaged primarily in the business of investing, reinvesting or trading in securities. We are currently, and intend to remain in compliance with the 40% test. Consequently, we do not believe that we are an investment company under the Investment Company Act.

        We will monitor our compliance with the 40% test and will seek to conduct our business activities to comply with this test. It is not feasible for us to be regulated as an investment company because the Investment Company Act rules are inconsistent with our strategy of actively helping our partner companies in their efforts to build value. In order to continue to comply with the 40% Test, we may need to take various actions which we would otherwise not pursue. For example, we may need to retain a majority interest in a partner company that we no longer consider strategic, we may not be able to acquire an interest in a company unless we are able to obtain majority ownership interest in the company, or we may be limited in the manner or timing in which we sell our interests in a partner company. Our ownership levels may also be affected if our partner companies are acquired by third parties or if our partner companies issue stock which dilutes our majority ownership. The actions we may need to take to address these issues while maintaining compliance with the 40% Test could adversely affect our ability to create and realize value at our partner companies.

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General Risks Relating to Our Business

Our insurance policies may be inadequate and potentially expose us to unrecoverable risks.

        We have limited director and officer insurance and commercial insurance policies. Any significant insurance claims would have a material adverse effect on our business, financial condition and results of operations. Insurance availability, coverage terms and pricing continue to vary with market conditions. We endeavor to obtain appropriate insurance coverage for insurable risks that we identify, however, we may fail to correctly anticipate or quantify insurable risks, we may not be able to obtain appropriate insurance coverage, and insurers may not respond as we intend to cover insurable events that may occur. We have observed rapidly changing conditions in the insurance markets relating to nearly all areas of traditional corporate insurance. Such conditions have resulted in higher premium costs, higher policy deductibles, and lower coverage limits. For some risks, we may not have or maintain insurance coverage because of cost or availability.

Our product liability insurance, may prove to be inadequate, leaving us vulnerable to future claims we will be unable to satisfy.

        The testing, manufacturing, marketing and sale of laboratory test kits, clinical diagnostic products and medical devices entails an inherent risk of product liability claims, and we cannot assure you that substantial product liability claims will not be asserted against us. Our product liability insurance affords us coverage of $10,000,000 per claim and $10,000,000 in the aggregate, respectively. In the event we are forced to expend significant funds beyond our insurance coverage on defending product liability actions, and in the event those funds come from operating capital, we will be required to reduce our business activities, which could lead to significant losses.

        We cannot assure you that adequate insurance coverage will be available in the future on acceptable terms, if at all, or that, if available, we will be able to maintain any such insurance at sufficient levels of coverage or that any such insurance will provide adequate protection against potential liabilities. Whether or not a product liability insurance policy is obtained or maintained in the future, any product liability claim could harm our business or financial condition.

We presently have members of management, other key employees, consultants and advisory Board members located in various countries, which adds complexities to the operation of our business.

        Presently, we have members of management, other key employees, consultants and advisory Board members located in both Israel and the United States, which adds complexities to the operation of our business as a result of such persons working in different time zones, which makes it more time consuming and expensive to have face-to-face meetings.

We may become a passive foreign investment company which could result in adverse U.S. tax consequences to U.S. Holders.

        Depending upon the value of our shares and the nature of our assets and income over time, we could be classified as a passive foreign investment company (“PFIC”) by the U.S. Internal Revenue Service for U.S. federal income tax purposes. Based on the anticipated value of our outstanding shares during the year and the cash that we anticipate holding and generating during the year, including the cash we raise as a result of this rights offering, we believe that we should not be classified as a PFIC for 2007, and do not expect to become a PFIC in the foreseeable future. However, we may become a PFIC for future taxable years as PFIC status is tested each year and depends on our assets and income in such year.

        If we were classified as a PFIC in any taxable year in which you hold our shares and you are a U.S. Holder (as defined under the section “Taxation — U.S. Federal Income Tax Considerations”), you would generally be taxed at higher ordinary income rates, rather than lower capital gain rates, if you dispose of our shares for a gain in a later year, even if we are not a PFIC in that year. In addition, a portion of the tax imposed on your gain would be increased by an interest charge. Moreover, if we were classified as a PFIC in any taxable year, you

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would not be able to benefit from any preferential tax rate with respect to any dividend distribution that you may receive from us in that year or in any later year. See “Taxation — U.S. Federal Income Tax Considerations —Taxation of U.S. Holders — Passive Foreign Investment Company Rules.”

Risks Relating to Operating in Israel

We conduct our operations in Israel and therefore our results may be adversely affected by political, economic and military instability in Israel.

        Our operations, substantially all of our assets, our network and some of our suppliers are located in Israel. Accordingly, political, economic and military conditions in Israel may directly affect our business. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors. Any hostilities involving Israel or the interruption or curtailment of trade within Israel or between Israel and its trading partners could adversely affect our operations and could make it more difficult for us to raise capital. Since September 2000, terrorist violence in Israel has increased significantly and negotiations between Israel and Palestinian representatives have effectively ceased. The establishment in 2006 of a government in the Palestinian Authority by representatives of the Hamas militant group has created additional unrest and uncertainty in the region. Further, Israel was recently engaged in an armed conflict with Hezbollah, a Lebanese Islamist Shiite militia group, which involved thousands of missile strikes and disrupted most day-to-day civilian activity in northern Israel. Any armed conflicts, terrorist activities or political instability in the region would likely negatively affect business conditions and could harm our results of operations.

Provisions of Israeli law and our license may delay, prevent or impede an acquisition of us, which could prevent a change of control.

        Israeli corporate law regulates mergers, requires tender offers for acquisitions of shares above specified thresholds, requires special approvals for transactions involving directors, officers or significant shareholders and regulates other matters that may be relevant to these types of transactions. For example, a merger may not be completed unless at least 50 days have passed from the date that a merger proposal was filed by each merging company with the Israel Registrar of Companies and at least 30 days from the date that the shareholders of both merging companies approved the merger. In addition, a majority of each class of securities of the target company is required to approve a merger.

        Furthermore, Israeli tax law treats some acquisitions, particularly share-for-share swaps between an Israeli company and a foreign company, less favorably than U.S. tax law. Israeli tax law generally provides that a shareholder who exchanges our shares for shares in a foreign corporation is treated as if the shareholder has sold the shares. In such a case, the shareholder will generally be subject to Israeli taxation on any capital gains from the sale of shares (after two years, with respect to one half of the shares, and after four years, with respect to the balance of the shares, in each case unless the shareholder sells such shares at an earlier date), unless a relevant tax treaty between Israel and the country of the shareholder’s residence exempts the shareholder from Israeli tax.

        These provisions could delay, prevent or impede an acquisition of us, even if such an acquisition would be considered beneficial by some of our shareholders.

It may be difficult to enforce a U.S. judgment against our officers, our directors and us or to assert U.S. securities law claims in Israel.

        We are incorporated in Israel. All of our executive officers and one of our five directors reside outside the United States and all of our assets are located outside the United States. Therefore, it may be difficult to enforce a judgment obtained in the United States, against us or any of these persons, in U.S. or Israeli courts based on the civil liability provisions of the U.S. federal securities laws. Additionally, it may be difficult for you to enforce civil liabilities under U.S. federal securities laws in original actions instituted in Israel. See “Enforceability of Civil Liabilities” for additional discussion on your ability to enforce a civil claim against us, our executive officers or directors.

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The Israeli government grants that we or our predecessor have received and may receive in the future, require us to meet several conditions and may be reduced or eliminated due to government budget cuts, and these grants restrict our ability to develop products and transfer know-how outside of Israel and require us to satisfy specified conditions.

        Our predecessor has received, and we may receive in the future, grants from the government of Israel through the Office of the Chief Scientist of Israel’s Ministry of Industry, Trade and Labor, or the OCS, for the financing of a portion of our research and development expenditures in Israel. We have assumed our predecessor’s contingent obligation to pay royalties out of future revenues to a maximum of $2,434,000. When know-how or products are developed using OCS grants, the terms of these grants restrict the transfer of the know-how or development of the products out of Israel without the prior approval of the OCS. There is no assurance that we will receive the required approvals should we wish to transfer this technology or development out of Israel in the future. In addition, these restrictions may impair our ability to consummate a merger or similar transaction. If approval of the transfer of know-how abroad is granted, it will be subject to various conditions, including payment to the OCS of a percentage of the consideration paid to us or our shareholders in the transaction in which the technology is transferred. Transfer of development abroad is also subject to various conditions, including the payment of increased royalties. In addition, any decrease of the percentage of development performed locally, as originally declared in the application to the OCS, may require us to notify, or to obtain the approval of the OCS, and may result in increased royalty payments to the OCS. These restrictions may impair our ability to sell our technology assets or to outsource or transfer development, and the restrictions continue to apply even after we have repaid the full amount of royalties payable for the grants. We cannot be certain that any approval of the OCS will be obtained on terms that are acceptable to us, or at all. Furthermore, in the event that we undertake a transaction involving the transfer to a non-Israeli entity of technology developed with OCS funding pursuant to a merger or similar transaction, the consideration available to our shareholders may be reduced by the amounts we are required to pay to the OCS. If we fail to comply with the conditions imposed by the OCS, including the payment of royalties with respect to grants received, we may be required to refund any payments previously received, together with interest and penalties.

Our operations may be negatively affected by the obligations of our personnel to perform military service.

        Generally, all non-exempt male adult citizens and permanent residents of Israel under the age of 45 (or older, for citizens with certain occupations), including some of our officers, directors and employees, are obligated to perform military reserve duty annually, and are subject to being called to active duty at any time under emergency circumstances. In the event of severe unrest or other conflict, individuals could be required to serve in the military for extended periods of time. In response to increases in hostilities, there have been periods of significant call-ups of military reservists. Our operations could be disrupted by the absence for a significant period of one or more of our officers, directors or key employees due to military service. Any such disruption could adversely affect our operations.

Your rights and responsibilities as a shareholder will be governed by Israeli law and differ in some respects from the rights and responsibilities of shareholders under U.S. law.

        We are incorporated under Israeli law. The rights and responsibilities of holders of our ordinary shares are governed by our amended and restated articles of association and by Israeli law. These rights and responsibilities differ in some respects from the rights and responsibilities of shareholders in typical U.S. corporations. In particular, a shareholder of an Israeli company has a duty to act in good faith toward the company and other shareholders and to refrain from abusing his, her or its power in the company, including, among other things, in voting at the general meeting of shareholders on certain matters. See “Description of Share Capital” for a further discussion of shareholder rights and responsibilities under Israeli law.

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Risks Relating to the Offering

Since the price you will pay for our ordinary shares and the exercise price of our warrants that you will receive for purchasing our ordinary shares in this offering was not established in a competitive market, the subsequent market prices of these securities could be lower.

        Prior to this offering, there has been no public market for any of our securities. If you exercise your rights in this offering and purchase our ordinary shares, you will pay a price that was not established in a competitive market. The subscription price and the exercise price of our warrants were each determined by our board of directors based on a variety of factors, including the intended use of proceeds of the offering, the amount of proceeds we needed to raise, prevailing market conditions, and an assessment of our management, our prospects and our capital structure. The rights subscription and warrant exercise prices, respectively, may not be indicative of the actual value of our ordinary shares and warrants, and may bear no relationship to the price at which these securities may trade after completion of this offering. As a result, you may be unable to sell your securities at or above the price you paid for them.

If we do not continue to be subject to, or voluntarily comply with, the periodic reporting and other obligations of the securities exchange act, you will be denied access to publicly available information about us and other investor protections and benefits.

        Once we have filed our registration statement in relation to this offering and it has become effective, the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act, requires us, as a foreign private issuer, to comply with the periodic reporting requirements of the Exchange Act for so long as the ordinary shares registered in connection with this offering are held of record by more than 300 persons or so long as the U.S. trading volume of our ordinary shares is in excess of 5% of our worldwide trading volume. The periodic reporting requirements involve the obligation to file annual and other periodic reports with the SEC so that reliable, detailed and current financial and other information about us is available to the investing public.

        However, if there are fewer than 300 record holders of our ordinary shares at the end of any fiscal year subsequent to the fiscal year in which the registration statement in relation to which this prospectus is a part becomes effective, our periodic reporting obligations will be suspended. In addition, if at any time we do not have the requisite number of shareholders or minimum U.S. market trading volume to require us to comply with Section 12(g) of the Exchange Act, and we do not elect to comply voluntarily with the obligations set forth above, you will not be able to access regular publicly available reports about us and you will not be entitled to the same type of disclosure in relation to critical corporate events as if we were subject to the Exchange Act. In addition, if we do not remain current in periodic report filings, our ordinary shares will cease to be eligible for trading on the OTC Bulletin Board and you will not be able to obtain quotes for your shares in that market.

There must be a current state blue sky registration or exemption from such registration for you to exercise your rights.

        We cannot guarantee that we will be able to effect any required blue sky registration or qualification. You will have the right to exercise your rights to purchase our ordinary shares and warrants only if these securities have been qualified for sale under the laws of the state where you reside, or if they fall within an exemption from registration. We will not knowingly issue our ordinary shares and warrants to holders of Medis common stock in jurisdictions in which such issuances are not registered or otherwise qualified for issuance or exempt from registration. However, there is a risk that purchasers may buy our ordinary shares and warrants in the after-market or may move to jurisdictions in which our ordinary shares and warrants underlying the rights in this offering are not registered, qualified or exempt. We cannot guarantee that we will be able to effect any required blue sky registration or qualification.

We are controlled by several shareholders who can significantly influence matters requiring shareholders’ approval.

        Following the completion of this offering Medis, through intermediate subsidiaries, will beneficially own 82.5% of our then outstanding ordinary shares. Robert K. Lifton and Howard Weingrow, each an executive

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officer, director and principal stockholder of Medis, and their respective affiliates will own at least 2.1% and 1.7%, respectively, of our then outstanding ordinary shares and at least 11.9% and 9.6%, respectively, of our publicly traded ordinary shares. Furthermore, Jacob Weiss, also an executive officer and director of Medis, as well as two other Medis directors, will comprise a majority of our board of directors. Accordingly, Medis and its affiliates will have control over all matters requiring stockholder approval, including the election and removal of our directors and the approval of significant corporate transactions, as well as control of our day to day operations and affairs. This concentration of ownership could delay or prevent proxy contests, mergers, tender offers, or other transactions that might otherwise give our shareholders the opportunity to realize a premium over the then-prevailing market price, if any, for our ordinary shares.

An active trading market for our ordinary shares and our warrants may never develop or be sustained following this offering.

        Prior to this offering, there has been no public market for our ordinary shares or our warrants in the United States or elsewhere. An active trading market for our ordinary shares and our warrants may never develop or be sustained following this offering. As a result, the subscription rights price determined by us may not be indicative of future market prices of its component securities. Further, the stock market has from time to time experienced significant price and volume fluctuations. For example, any active trading market that does develop for our ordinary shares may depend, in part, on the research and reports that securities or industry analysts publish about our business or us. If no securities or industry analysts commence coverage of our company, the trading price for our ordinary shares could be negatively affected. In the event we obtain securities or industry analyst coverage, if one or more of the analysts who covers us downgrades our ordinary shares, our share price would likely decline. If one or more of these analysts ceases to cover us or fails to publish regular reports on us, interest in the purchase of our ordinary shares could decrease, which could cause our share price or trading volume to decline. As a result of these factors, after this offering you might be unable to resell your ordinary shares at or above the initial subscription price.

        We believe that, after the rights offering, our ordinary shares and warrants will be eligible to be traded in the over-the-counter market on the OTC Bulletin Board or the Pink Sheets. However, we as an issuer cannot list our securities on the OTC Bulletin Board or Pink Sheets. Only market makers can apply to have securities quoted on the OTC Bulletin Board or can have securities listed on the Pink Sheets. We can contact authorized market makers for sponsorship of securities on the OTC Bulletin Board or the Pink Sheets.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        We have made statements under the captions “Prospectus Summary,” “Risk Factors,” “Operating and Financial Review and Prospects,” “Business” and in other sections of this prospectus that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,”“should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including those factors discussed under the caption entitled “Risk Factors.” You should specifically consider the numerous risks outlined under “Risk Factors.”

        Although we believe the expectations reflected in the forward-looking statements contained in this prospectus are reasonable, we cannot guarantee future results, level of activity, performance or achievements. We assume no duty to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations, except as otherwise required by law.

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THE RIGHTS OFFERING

Purpose of the Rights Offering

        This offering represents the initial public offering of our securities, although unlike a traditional public offering, the securities will be offered only to holders of Medis common stock.

Distribution of Rights

        We will issue to each holder of record of Medis’ common stock on November 12, 2007, at no cost one non-transferable right to purchase one of our ordinary shares for every ten shares of Medis common stock owned by such Medis record date holder as of the record date.

        We will not issue fractional rights and will round down any fractional rights to the next whole number, with such adjustments as necessary to ensure that if all rights are exercised, the gross proceeds to us from the offering will be $1,052,000.

        All subsequent references in this section to “you” or “your” refer solely to Medis record date holders.

Subscription Rights

        Your rights entitle you to basic subscription rights and over-subscription rights.

        Basic Subscription Rights. Each right includes a basic subscription right entitling you to purchase one of our ordinary shares for each right held at a subscription price of $0.30 per share in cash per ordinary share. You are entitled to subscribe for all or any portion of the ordinary shares underlying your basic subscription rights.

        Over-subscription Right. If you elect to purchase all of the ordinary shares which you are entitled to purchase under your basic subscription rights, you will also have an over-subscription right to subscribe for additional ordinary shares, if any, that are not purchased by other holders of rights under their basic subscription rights as of the expiration date. Although you are not limited in the number of ordinary shares you can elect to over-subscribe for, your ability to purchase the number of ordinary shares which you wish to purchase in the exercise of your over-subscription rights will depend on the availability of such ordinary shares. We cannot provide any assurance that sufficient ordinary shares will be available to satisfy your request in whole or in part. If, however, the number of ordinary shares remaining unsold after holders have exercised their basic subscription rights is sufficient to satisfy in full all subscriptions submitted for additional ordinary shares, we will allocate the ordinary shares according to the subscriptions submitted. ordinary shares purchased through your over-subscription rights must be purchased at the subscription price.

        Proration of Over-subscription Rights. If the number of ordinary shares remaining unsold after holders have exercised their basic subscription rights is not sufficient to satisfy in full all subscriptions submitted for additional ordinary shares, we will allocate the available ordinary shares pro rata among all holders who exercise their over-subscription rights, based on the number of shares of Medis common stock they hold as of the record date as a percentage of the aggregate number of shares of common stock of Medis owned by the holders who participate in the additional subscription on such date. That is, we will determine the total number of shares of Medis common stock held by all those who subscribe for additional ordinary shares and we will then calculate, in relation to the subscribers for additional ordinary shares, the proportion of that aggregate number of shares of Medis common stock held by each of them. Each holder who subscribes for additional ordinary shares will be allocated the same proportion of available ordinary shares as the proportion they hold of the Medis common stock. For example, if a person subscribes for additional ordinary shares and is determined to hold 3% of the total number of shares of Medis common stock held by all participants in the additional subscription, that person will be allocated 3% of the ordinary shares available for the exercise of over-subscription rights. We will continue this allocation process until all subscriptions are filled or all the ordinary shares offered in this offering have been sold.

        If the amount of ordinary shares allocated to a holder in accordance with the allocation method described above exceeds the amount subscribed for by that holder through the exercise of its over-subscription rights, we

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will allocate the excess (one or more times as necessary) among those holders whose subscriptions are not fully satisfied on the same principle, until all available ordinary shares have been allocated or all exercises of over-subscription rights satisfied. In the case of rights exercised by a nominee for a beneficial owner, the allocation described above will be based upon the number of shares of Medis common stock held by the beneficial owner as of the record date.

        Full Exercise of Basic Subscription Rights. You may exercise your over-subscription rights only if you exercise your basic subscription rights in full by electing to purchase all of the ordinary shares which you are entitled to purchase under your basic subscription rights. To determine if you have fully exercised your basic subscription rights, we will consider only the basic subscription rights held by you in the same capacity. For example, suppose that you were granted rights for shares of Medis common stock which you own individually and shares of Medis common stock which you own collectively with your spouse. If you wish to exercise your over-subscription right with respect to the rights you own individually, but not with respect to the rights you own collectively with your spouse, you only need to fully exercise your basic subscription rights with respect to your individually owned rights. You do not have to subscribe for any ordinary shares under the basic subscription rights owned collectively with your spouse to exercise your individual over-subscription right.

        When you complete the portion of your subscription certificate to exercise your over-subscription rights, you will be representing and certifying that you have fully exercised your basic subscription rights as to shares of Medis common stock which you hold in that capacity. You must exercise your over-subscription rights at the same time you exercise your basic subscription rights in full.

        If you own shares of Medis common stock through your bank, broker or other nominee holder who will exercise your subscription rights on your behalf, the bank, broker or other nominee holder will be required to certify to us and to the subscription agent the following information:

•	the number of shares of Medis common stock held on your behalf on the record date,
•	the number of rights exercised under your basic subscription rights,
•	that your basic subscription rights held in the same capacity have been exercised in full, and
•	the number of shares subscribed for under your over-subscription right.

        Your bank, broker or other nominee holder may also disclose to us other information received from you.

Warrants

        Purchasers of ordinary shares in this rights offering will receive at no cost four-year warrants, initially exercisable at $0.60 per share, subject to adjustment, to purchase ordinary shares at a rate of one such warrant for each two shares purchased pursuant to the exercise of basic and over-subscription rights. Each warrant will entitle the holder to purchase one ordinary share, subject to adjustment. The exercise period of such warrants commences on the date of issuance and expires four years after such date of issuance.

        The exercise price and number of ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or our recapitalization, reorganization, amalgamation or consolidated. However the warrants will not be adjusted for issuances of ordinary shares at a price below the warrants’ exercise price.

        The warrants will be issued in registered form under a Warrant Agency Agreement between American Stock Transfer and Trust Company, as warrant agent, and us. You are encouraged to read the Warrant Agency Agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part.

Participation in Rights Offering by Robert K. Lifton and Howard Weingrow

        Robert K. Lifton and Howard Weingrow, Medis’ Chief Executive Officer and Chief Operating Officer, respectively, and the holders of approximately 11.9% and 9.6%, respectively, of the outstanding shares of Medis common stock, have advised us of their intention to subscribe for all of the ordinary shares underlying their

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basic subscription rights and to exercise their respective over-subscription rights to subscribe for additional ordinary shares. Messrs. Lifton and Weingrow have also advised us of their intention that, following completion of this offering, they and their respective affiliates will purchase all ordinary shares that are not subscribed for by others. As a result, Messrs. Lifton and Weingrow are expected to acquire at least 415,609 and 335,956, respectively, of our ordinary shares and 207,805 and 167,978, respectively, of our warrants through this offering.

No Fractional Shares

        We will not issue fractional ordinary shares. Any fractional ordinary shares that you would otherwise be entitled to will be rounded down to the next whole ordinary share. In the case of a nominee exercising rights for a beneficial owner, we will calculate the number of ordinary shares received based upon the amount of shares of Medis common stock held by each beneficial holder individually.

Process for the Exercise of Rights

        You may exercise your basic subscription rights and over-subscription rights by delivering the following to the subscription agent at or prior to 5:00 p.m., New York City time, on the expiration date at the address provided under the caption “Subscription Agent” below:

•	your properly completed and executed subscription certificate with any required signature guarantees or other supplemental documentation, and
•	your full subscription price payment for each ordinary share subscribed for under your subscription rights, including ordinary shares subscribed for through the exercise of your over-subscription rights.

        The subscription price must be paid in U.S. dollars for the full number of ordinary shares you are subscribing for by either:

•	a bank certified or cashier’s check payable to the order of the subscription agent, or
•	wire transfer of immediately available funds directly to the account maintained by American Stock Transfer & Trust Company, as subscription agent, for purposes of accepting subscriptions in the rights offering, at JPMorgan Chase Bank, 55 Water Street, New York, New York 10005, ABA #21000021, Account #957-341237.

        The subscription price will be deemed to have been received by the subscription agent only upon (i) receipt by the subscription agent of any bank certified or cashier’s check or (ii) receipt of good funds in the subscription account designated above.

        We do not intend to honor any exercise of rights received by the subscription agent after the expiration date.

        The method of delivery of a subscription certificate and payment of the subscription price will be at your election and risk. If you send the certificates and payments by mail, we recommend that you use registered or certified mail, return receipt requested and properly insured, or via an overnight courier service with delivery confirmation. COMPLETED SUBSCRIPTION CERTIFICATES AND PAYMENTS SHOULD BE MAILED OR DELIVERED TO THE SUBSCRIPTION AGENT AND NOT TO US. QUESTIONS SHOULD BE DIRECTED TO THE SUBSCRIPTION AGENT. SEE “SUBSCRIPTION AGENT” BELOW. PAYMENT OF THE SUBSCRIPTION PRICE BY WIRE TRANSFER AS DESCRIBED ABOVE WILL BE DEEMED TO CONSTITUTE DELIVERY OF THE SUBSCRIPTION PRICE TO THE SUBSCRIPTION AGENT.

        If you acquire ordinary in this offering, certificates representing such ordinary shares and the warrants that you will be entitled to receive by purchasing ordinary shares in the offering will be mailed to you as soon as practicable after all pro rata allocations and adjustments have been completed following the expiration of this offering.

        If you exercised your over-subscription rights and are allocated less than all of the ordinary shares for which you wished to subscribe, your excess payment for ordinary shares that were not allocated to you will be returned by mail without interest or deduction as soon as practicable after the expiration of this offering.

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        Holders who hold shares of Medis common stock for the account of others, such as brokers, trustees or depositories for securities, should provide a copy of this prospectus to the respective beneficial owners of such shares as soon as possible, ascertain such beneficial owners’ intentions and obtain instructions with respect to the rights. If the beneficial owner so instructs, the record holder of such rights should complete the subscription certificate and submit it to the subscription agent with proper payment. A nominee may request any subscription certificate held by it to be split into such smaller denominations as it wishes, provided that the subscription certificate is received by the subscription agent, properly endorsed, no later than the expiration date of this offering.

Signature Guarantee May Be Required

        Your signature on each subscription certificate must be guaranteed by an eligible institution such as a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or from a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

•	Your subscription certificate provides that shares are to be delivered to you as record holder of those rights, or
•	You are an eligible institution.

Instructions for Completing Your Subscription Certificate

        You should read and follow the instructions accompanying the subscription certificates carefully.

        If you want to exercise your rights, you should send your subscription certificate(s) with your subscription price payment to the subscription agent. DO NOT SEND YOUR SUBSCRIPTION CERTIFICATE(S) AND SUBSCRIPTION PRICE PAYMENT TO US.

Subscription Agent

        American Stock Transfer & Trust Company will act as our subscription agent to accept exercises of subscription rights for this offering. All communications to the subscription agent, including the delivery of subscription certificates and (except in the case of wire transfers as described above) payment of the subscription price, should be addressed as follows:

If delivery by mail:	If delivering by hand or courier:

American Stock Transfer & Trust Company	American Stock Transfer & Trust Company
Operations Center	Operations Center
Attn: Reorganization Department	Attn: Reorganization Department
P.O. Box 2042	6201 15th Avenue
New York, New York 10272-2042	Brooklyn, New York 11219

        Your delivery to an address other than the address set forth above will not constitute valid delivery. Delivery by facsimile will not constitute valid delivery.

        Any questions or requests for assistance concerning the method of subscribing for ordinary shares or for additional copies of this prospectus or the instructions as to use of the subscription certificates can be directed to the subscription agent at the address specified above or at telephone number 877-248-6417.

        We will pay the subscription agent a fee of $25,000 plus out-of-pocket expenses and have also agreed to indemnify the subscription agent against certain liabilities which it may incur in connection with this offering.

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Expiration of the Rights Offering

        You may exercise your subscription rights at any time before 5:00 p.m., New York City time, on December 17, 2007, unless otherwise extended to a later date in our sole discretion; provided that such date will not be later than January 16, 2008. We may, in our sole discretion, extend the time for exercising your rights. If you do not exercise your rights before the expiration date, your unexercised rights will be null and void. We may extend the expiration date by giving oral or written notice to the subscription agent on or before the scheduled expiration date and making a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We will not be obligated to honor your exercise of rights if the subscription agent receives the documents relating to your exercise after the rights offering expires, regardless of when you transmitted the documents.

Calculation of Rights Exercised

        If you do not indicate the number of rights being exercised, or do not forward full payment of the total subscription price payment for the number of rights that you indicate are being exercised, then you will be deemed to have exercised your basic subscription rights with respect to the maximum number of rights that may be exercised with the aggregate subscription price payment you delivered to the subscription agent. If your aggregate subscription price payment is greater than the amount you owe for your subscription, you will be deemed to have exercised your over-subscription rights to purchase the maximum number of shares with your overpayment. If we do not apply your full subscription price payment to your purchase of ordinary shares, we will return the excess amount to you by mail without interest or deduction as soon as practicable after the expiration of the rights offering.

Notice to Beneficial Holders

        If you are a broker, a trustee or a depositary for securities who held shares of Medis common stock for the account of others on November 12, 2007, the record date for this offering, you should notify the respective beneficial owners of such shares of the rights offering as soon as possible to find out their intentions with respect to exercising their rights. You should obtain instructions from the beneficial owner with respect to the rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate subscription certificates and submit them to the subscription agent with the proper payment. If you hold shares of Medis common stock for the account(s) of more than one beneficial owner, you may exercise the number of rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of Medis common stock on the record date for this offering, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification” which we will provide to you with your offering materials.

Beneficial Owners

        If you are a beneficial owner of shares of Medis common stock or will receive your rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of this rights offering. If you wish to exercise your rights, you will need to have your broker, custodian bank or other nominee act for you. To indicate your decision with respect to your rights, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owner’s Election Form.” You should receive this form from your broker, custodian bank or other nominee with the other offering materials. If you wish to obtain a separate subscription certificate, you should contact the nominee as soon as possible and request that a separate subscription certificate be issued to you.

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Amendments and Waivers; Termination

        We reserve the right to amend the terms and conditions of this offering, whether the amended terms are more or less favorable to you. If this offering is terminated, we will arrange for the refund, without interest, of all funds received from holders of rights within five business days of the termination date.

        We will decide all questions as to the validity, form and eligibility (including times of receipt, beneficial ownership and compliance with other procedural matters) in our sole discretion, and our determination shall be final and binding. The acceptance of subscription certificates and the subscription price also will be determined by us. Alternative, conditional or contingent subscriptions will not be accepted. We reserve the right to reject any exercise if such exercise is not in accordance with the terms of this offering or not in proper form or if the acceptance thereof or the issuance of our ordinary shares or warrants thereto could be deemed unlawful. We reserve the right to waive any deficiency or irregularity with respect to any subscription certificate.

        We reserve the right, in our sole discretion, at any time prior to delivery of the securities offered hereby, to terminate the rights offering by giving oral or written notice thereof to the subscription agent and making a public announcement thereof. If this offering is terminated, we will promptly arrange for the refund, without interest, of all funds received from holders of rights.

No Revocation

        Once you have exercised your subscription rights, you may not revoke the exercise.

No Transfer of Rights

        All rights received by you in this offering are non-transferable and may only be exercised by a subscribing holder for his or her own account, provided that such rights may be transferred by operation of law in the case of the death, dissolution, liquidation, or bankruptcy of the holder, or in accordance with an order of an appropriate court. The subsequent transfer by Medis record date holders of the Medis common stock to which the subscription rights relate will have no effect on such subscription rights.

Foreign and Other Stockholders of Medis

        The subscription agent will mail subscription certificates to you if you are a stockholder whose address is outside the United States or if you have an APO or an FPO address. To exercise your rights, you must notify the subscription agent on or prior to 5:00 p.m., New York City time, on December 17, 2007 and take all other steps which are necessary to exercise your rights, on or prior to the date on which this offering expires. If the procedures set forth in the preceding sentence are not followed prior to the expiration date, your rights will expire.

Other Matters

        We are not making this offering in any state or other jurisdiction in which it is unlawful to do so, nor are we issuing or accepting any offers to purchase any ordinary from holders of rights who are residents of those states or other jurisdictions. We may delay the commencement of the rights offering in those states or other jurisdictions, or change the terms of this offering, in order to comply with the securities law requirements of those states or other jurisdictions. We may decline to make modifications to the terms of this offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions, you will not be eligible to participate in this offering.

        Our board of directors makes no recommendation to holders of Medis common stock regarding their decision whether to exercise their subscription rights.

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TAXATION

U.S. Federal Income Tax Considerations

General

        In the opinion of Sonnenschein Nath & Rosenthal LLP, our counsel with respect to U.S. federal income tax considerations of this offering, the following summarizes the material U.S. federal income tax consequences to the U.S. Holders (as defined below) of Medis common stock of the receipt, exercise, or lapse of the non-transferable rights to purchase our ordinary shares (“Subscription Rights”) and over-subscription privileges distributed to such holders at no cost pursuant to this offering. The discussion is not a complete analysis of all the potential tax considerations relevant to the offering. This discussion is based on the Code, existing and proposed Treasury regulations, legislative history, judicial decisions, and current administrative rulings and practices, all as in effect on the date hereof. Any of these authorities could be repealed, overruled, or subject to change or differing interpretations, possibly with retroactive effect. We will not seek a ruling from the Internal Revenue Service (the “IRS”) with regard to the U.S. federal income tax treatment relating to an investment in the Subscription Rights or our common shares or warrants and, therefore, there can be no assurance that the IRS will agree with the conclusions set forth below.

        This summary does not consider the effect of any foreign, state, local, gift, estate or other tax laws that may be applicable to a particular holder. This summary does not address the tax consequences that may be relevant to holders in light of their particular circumstances (such as persons subject to the alternative minimum tax) or to holders that may be subject to special treatment under the U.S. federal income tax laws including, for example, insurance companies; regulated investment companies and real estate investment trusts; tax-exempt organizations; dealers in securities or commodities; traders in securities that elect to use a mark-to-market method of accounting for their securities holdings; banks or other financial institutions; persons whose functional currency is not the U.S. dollar; U.S. expatriates; investors that hold the Subscription Rights or our ordinary shares or warrants as part of a hedge, straddle or conversion transaction; partnerships or other pass-through entities or their partners; persons that purchase or otherwise acquire Subscription Rights or our ordinary shares or warrants other than through this offering; or persons that own, directly, indirectly, or constructively 10% or more of our total combined voting stock. This summary is written on the basis that investors will hold the Subscription Rights or our ordinary shares and warrants acquired upon the exercise of the Subscription Rights and over-subscription privileges as “capital assets” (generally, property held for investment) under the Code.

        Each holder of Medis common stock should seek advice from their own independent tax advisor with respect to the U.S. federal, state, local and foreign tax consequences of this offering to them in light of their particular circumstances.

        This discussion only addresses certain U.S. federal income tax consequences to a “U.S. Holder”. An investor is a “U.S. Holder” if it is a beneficial owner of the Subscription Rights, or our ordinary shares and warrants acquired upon the exercise of the Subscription Rights or over-subscription privileges, and is for U.S. federal income tax purposes (1) an individual who is a citizen or resident of the United States; (2) a corporation or other entity taxable as a corporation under U.S. federal income tax laws that is created or organized in or under the laws of the United States or any political subdivision thereof; (3) an estate the income of which is subject to U.S. federal income tax regardless of its source; or (4) a trust which is either subject to the supervision of a court within the United States and the control of one or more U.S. persons, or has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

Federal Income Tax Consequences to Us and Medis

        We believe that the Subscription Rights, representing the right to acquire our ordinary shares, are “property” within the meaning of 317(a) of the Code, even though non-transferable, because in Rev. Rul. 80-292, 1980-2 C.B. 104, the IRS has indicated that, in the case of a distribution by a subsidiary of rights to acquire stock in the subsidiary to the shareholders of the parent corporation, the non-transferable nature of the rights has

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no effect on the conclusion that the rights to acquire subsidiary stock are property. If the IRS contends that the Subscription Rights are not property on the theory that, unlike the situation in Rev. Rul. 80-292, no active “when issued” trading market exists for the Subscription Rights, the issuance of the Subscription Rights would not be a taxable event, in which case a taxable event for U.S. federal income tax purposes would be deemed to occur upon the issuance of our ordinary shares and warrants to those holders of Medis common stock that exercise the Subscription Rights. Although not entirely free from doubt, we intend to take the position that the Subscription Rights are property for U.S. federal income tax purposes such that the direct issuance by us of the Subscription Rights to each holder of Medis common stock will be treated for U.S. federal income tax purposes (i) as a nontaxable distribution of the Subscription Rights by us to our direct owner under Section 305(a) of the Code and thereafter through a chain of corporations (ii) as a deemed dividend distribution of property by Medis to each of its common shareholders as described in the first paragraph under “ — Issuance of the Subscription Rights” below.

        We will not recognize any income, gain, or loss as a result of either the issuance of the Subscription Rights or the exercise of the Subscription Rights and any over-subscription rights by a U.S. Holder. The indirect deemed distribution of the Subscription Rights to Medis through a chain of subsidiaries that are “controlled foreign corporations” may result in gain by such controlled foreign corporation from the disposition of certain property under Section 311(b) of the Code which qualifies as “Subpart F income”. Although such Subpart F income would be includible in Medis’ income to the extent of the controlled foreign corporation’s earnings and profits for the current year of the deemed distribution of the Subscription Rights, Medis expects that its losses for the current year would offset any Subpart F income and not result in U.S. taxation.

Taxation of U.S. Holders

        Issuance of the Subscription Rights

        The issuance of the Subscription Rights to a U.S. Holder that owns Medis common stock as of the record date set forth in the rights offering will be a taxable event for U.S. federal income tax purposes. To the extent of Medis’ current and accumulated earnings and profits for the year of distribution, a U.S. Holder will recognize a dividend upon the receipt of the Subscription Rights in an amount equal to the fair market value of the Subscription Rights on the date of distribution. Certain non-corporate U.S. Holders (including individuals) may qualify for a current maximum U.S. federal income tax rate of 15% for dividends if certain holding period requirements are met. U.S. Holders that are corporations may be entitled to claim a dividends received deduction with respect to the deemed dividend. Medis is not expected to have earnings and profits for the year of distribution of the Subscription Rights and thus Medis does not anticipate that the issuance of the Subscription Rights will result in dividend income to the U.S. Holders for U.S. federal income tax purposes.

        Any amount in excess of the current and accumulated earnings and profits of Medis will be treated first as a nontaxable recovery of a U.S. Holder’s adjusted tax basis in the Medis common shares with respect to which the Subscription Rights are received and thereafter as a capital gain from the sale or exchange of a capital asset. If a U.S. Holder has held its Medis common stock for more than one year, such gain will be treated as a long-term capital gain. Certain non-corporate U.S. Holders (including individuals) may qualify for a maximum 15% rate of U.S. federal income tax, in respect of long-term capital gains, which is scheduled to sunset in the tax year beginning January 1, 2011. A U.S. Holder will have a tax basis in the Subscription Rights received equal to their fair market value as of the date of distribution, and a holding period that begins on the date of distribution of the Subscription Rights.

        As stated above, the taxability of the issuance of the Subscription Rights to U.S. Holders may have minimal impact on the taxable income of such holders if Medis has minimal or no earnings and profits for the year that includes the distribution of the Subscription Rights. Thus, a U.S. Holder may not recognize any income for U.S. federal income tax purposes if such holder has sufficient tax basis in the Medis common stock to fully offset the value of the Subscription Rights received. Because there is no public market for the Subscription Rights, their fair market value is expected to be uncertain on the date of distribution. We cannot provide assurances regarding what the value of the Subscription Rights will be or whether Medis will have any earnings

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and profits for the year of distribution. It therefore remains possible that all or a portion of the Subscription Rights distributed to U.S. Holders could be taxable to them. To the extent required by law, Medis will provide U.S. Holders with an information statement after the close of the year of the distribution indicating the amount of the Subscription Rights, if any, that is required to be treated as ordinary income taxable as a dividend.

        Exercise of the Subscription Rights; Unit Treatment of Common Shares and Warrants

        A U.S. Holder will not recognize any gain or loss upon the exercise of the Subscription Rights and any over-subscription rights. The acquisition of our ordinary shares and warrants upon the exercise of the Subscription Rights and over-subscription rights will be treated as the purchase of an “investment unit” for U.S. federal income tax purposes consisting of two components: one ordinary share and one-half of a warrant to purchase our ordinary shares . The purchase price for each unit will equal the sum of the subscription price paid to exercise the Subscription Rights plus a U.S. Holder’s tax basis, if any, in the Subscription Rights. Such purchase price would be allocated between the investment unit’s two components in proportion to their relative fair market values on the date that the unit is acquired by the U.S. Holder. U.S. Holders that intend to exercise the Subscription Rights and any over-subscription rights are urged to consult their tax advisors regarding the proper allocation of the purchase price of the units between the ordinary shares and the warrants and the specific tax consequences to them of such purchase price allocation.

        This allocation of the purchase price for each unit will establish a U.S. Holder’s initial tax basis in the ordinary shares and the warrant that comprise each unit for U.S. federal income tax purposes. A U.S. Holder’s holding period for the ordinary shares and warrant acquired through the exercise of the Subscription Rights and any over-subscription rights generally will begin on the date the Subscription Rights are exercised.

        Expiration of the Subscription Rights

        A U.S. Holder that allows its Subscription Rights to expire unexercised generally will recognize a loss equal to its tax basis in the Subscription Rights. Any loss recognized on the expiration of the Subscription Rights generally will be a capital loss and generally will be treated as U.S.-source capital loss for purposes of computing any allowable U.S. foreign tax credit. Any capital loss will be short-term capital loss or long-term capital loss, depending on whether the U.S. Holder held the Subscription Rights for more than one year. Deductions for capital losses are subject to limitations under the Code.

        Distributions on Ordinary Shares

        As discussed under “Dividend Policy” below, we have not declared or paid any cash dividends on our ordinary shares to date and do not expect to pay any cash dividends in the foreseeable future. Except as otherwise discussed below under “ — Passive Foreign Investment Company Rules,” in the event that we make distributions on our ordinary shares, such distributions will be treated as dividends for U.S. federal income tax purposes, taxable to a U.S. Holder as ordinary dividend income, to the extent of our current and accumulated earnings and profits for the year of distribution. The amount of a distribution made on our common shares generally will equal the amount of cash and the fair market value of any property distributed and will also include the amount of any Israeli taxes withheld as described below under “Israeli Tax Considerations — Taxation of Dividends Paid on Our Ordinary Shares”. The amount treated as a dividend generally will not be eligible for the dividends received deduction allowable to U.S. corporate shareholders that receive dividends from certain U.S. corporations. In the case of non-corporate U.S. Holders, the U.S. federal income tax rate of 15% applicable to qualified dividends received in taxable years beginning prior to January 1, 2011 may apply if certain conditions are met. However, if we were classified as a passive foreign investment company in any taxable year, you would not be able to benefit from the 15% preferential tax rate with respect to any dividend distribution that you may receive from us in that year or in any later year. See below under “ — Passive Foreign Investment Company Rules”.

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        Distributions in excess of our current and accumulated earnings and profits will reduce a U.S. Holder’s tax basis in our ordinary shares (but not below zero). Any excess over tax basis will be treated as a capital gain from the sale or exchange of a capital asset and will be treated as described below under “ — Disposition of Ordinary Shares or Warrants.”

        Subject to certain limitations, a U.S. Holder who pays (or has had withheld from dividends) any Israeli taxes with respect to the ownership of our common shares may elect to claim a credit for such foreign taxes paid or withheld against its U.S. federal income tax liability. A U.S. Holder who does not make such an election instead may deduct the Israeli tax paid or withheld, but only for the year in which such U.S. Holder elects to do so with respect to all creditable foreign taxes paid by such U.S. Holder. For U.S. foreign tax credit purposes, dividends paid on our common shares generally will be treated as income from sources outside the United States and as “passive income” (or “general income” for certain U.S. Holders). The availability of the foreign tax credit is subject to certain limitations. The rules relating to the U.S. foreign tax credit are complex and each U.S. Holder should consult its own financial advisor, legal counsel or accountant to determine whether and to what extent it would be entitled to a foreign tax credit.

        Distributions Paid in Foreign Currency

        The amount of a distribution paid to a U.S. Holder in foreign currency generally will be equal to the U.S. dollar value of such distribution based on the exchange rate applicable on the date of receipt. A U.S. Holder that does not convert foreign currency received as a distribution into U.S. dollars on the date of receipt generally will have a tax basis in such foreign currency equal to the U.S. dollar value of such foreign currency on the date of receipt. Such U.S. Holder generally will recognize ordinary income or loss on the subsequent sale or other taxable disposition of such foreign currency (including an exchange for U.S. dollars).

        Exercise of Warrants; Expiration or Lapse of Warrants Without Exercise

        A U.S. Holder will not recognize any gain or loss on the exercise of a warrant to purchase our ordinary shares. A U.S. Holder’s initial tax basis in the common stock received on the exercise of a warrant generally will equal the sum of the U.S. Holder’s initial tax basis in the warrant plus the exercise price of the warrant. A U.S. Holder’s holding period for the ordinary shares received upon exercise of the warrant generally will begin on the date the warrant is exercised.

        Upon the lapse or expiration of a warrant, a U.S. Holder will recognize a loss in an amount equal to the U.S. Holder’s tax basis in the warrant. Any such loss generally will be a capital loss and will be treated as described above under the heading “ — Expiration of the Subscription Rights”.

        Disposition of Ordinary Shares or Warrants

        A U.S. Holder generally will recognize U.S. source capital gain or loss on the sale or other taxable disposition of our ordinary shares or warrants acquired upon the exercise of the Subscription Rights and over-subscription privileges in an amount equal to the difference, if any, between (i) the amount of cash plus the fair market value of any property received and (ii) such U.S. Holder’s tax basis in the ordinary shares or warrants sold or otherwise disposed of. Such capital gain or loss will be long-term if the U.S. Holder’s holding period in the ordinary shares or warrants is more than one year at the time of the sale or other taxable disposition and will be subject to a maximum rate of 15% for tax years beginning on or before December 31, 2010, in the case of non-corporate U.S. Holders (including individuals). Normal graduated U.S. federal income tax rates apply to short-term capital gains of a U.S. Holder. The deductibility of capital losses is subject to limitations. Each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the U.S. tax consequences of any disposition of our ordinary shares or warrants.

        Passive Foreign Investment Company Rules

        Special U.S. federal income tax rules apply to a U.S. Holder that holds ordinary shares or warrants in a foreign corporation that is classified as a passive foreign investment company (“PFIC”) for U.S. federal income

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tax purposes. In general, we will be treated as a PFIC with respect to a U.S. Holder if, for any taxable year in which such holder held our ordinary shares or warrants, either (i) at least 75% of our gross income for such taxable year consists of passive income (e.g., dividends, interest, certain rents and royalties (other than rents and royalties derived from the active conduct of a trade or business and not derived from a related person), and gain from the sale or exchange of property that produces passive income); or (ii) at least 50% of the average value of our assets in a taxable year are held for the production of, or produce, passive income. For purposes of applying the tests in the preceding sentence, we will be treated as earning and owning our proportionate share of the income and assets, respectively, of any subsidiary corporation in which we own, directly or indirectly, at least 25% of the value of the subsidiary’s stock.

        If a foreign corporation is considered a publicly traded corporation for its entire taxable year, the 50% asset test is based on the average fair market value of its assets. Stock in a PFIC is considered publicly traded if such stock is regularly traded on a national securities exchange that is registered with the SEC or on NASDAQ, or an exchange or market that the U.S. Secretary of the Treasury determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. The 50% asset test may instead be based on the adjusted tax bases of the foreign corporation’s assets, rather than fair market value, if the foreign corporation is not a publicly traded corporation for a portion of its taxable year and either the foreign corporation is a “controlled foreign corporation” under the Code or elects to use the adjusted bases of its assets for purposes of this test. Although we qualify as a “controlled foreign corporation,” the 50% asset test should apply to us based on the fair market value of our assets. By reference to another Code Section under the PFIC rules and its accompanying Treasury regulations, we believe that our ordinary shares and warrants, which will be eligible to trade in the over-the-counter market on the OTC Bulletin Board maintained by the NASD or the pink sheets maintained by Pink Sheets LLC, should qualify as publicly traded stock for this purpose because it should be treated as “regularly traded” on one or more “qualified exchanges or other markets.” However, we cannot be certain that our common shares and warrants will trade in the over-the-counter market or the pink sheets or that our common shares and warrants will be considered regularly traded for purposes of the 50% asset test under the PFIC rules.

        We believe that we should not be a PFIC for 2007 and do not expect to become a PFIC in the foreseeable future. However, the tests for determining PFIC status depend upon a number of factors, some of which are beyond our control. It is also difficult to make accurate predictions of future income and assets, which are relevant to this determination. Moreover, we intend to invest in early stage Israeli-based medical device companies but, to the extent our investment in any medical device company represents less than a 25% stock interest by value, such investment will be treated as a passive asset under the PFIC rules. If we own at least 25% of the value of the stock of a medical device company, we will be deemed to own our proportionate share of the assets and to have received our proportionate share of the income of such company and other 25%-owned subsidiaries for purposes of the PFIC tests described above. While we expect, for purposes of the PFIC rules, that any medical device company in which we own a 25% or greater stock interest by value will be predominantly engaged in the active conduct of a medical device testing business or, alternatively, that the passive income and assets of our direct and indirect 25%-owned subsidiaries will be de minimis in each year of operations relative to our overall income and assets, there can be no assurance that our expectations are in fact correct or will be correct in the future. Accordingly, there can be no assurance that we will not be a PFIC.

        U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF HOLDING OUR ORDINARY SHARES OR WARRANTS IF WE ARE CONSIDERED A PFIC IN ANY TAXABLE YEAR, INCLUDING THE CONSEQUENCES TO THEM OF MAKING A “QUALIFIED ELECTING FUND” ELECTION OR A MARK-TO-MARKET ELECTION WITH RESPECT TO OUR ORDINARY SHARES IN THE EVENT THAT WE QUALIFY AS A PFIC.

        If we were to become a PFIC, distributions constituting “excess distributions” as defined in Section 1291(b) of the Code and gains realized on the disposition of our ordinary shares or warrants would be subject to special taxation rules under Section 1291 of the Code. Under these special tax rules, the excess distribution or gain will be allocated ratably over a U.S. Holder’s holding period for the ordinary shares or warrants. The

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amount allocated to the current taxable year and any taxable year prior to the first taxable year in which we were a PFIC will be includable in the U.S. Holder’s gross income for the current year as ordinary income. The amount allocated to each other year will be subject to tax at the highest tax rate in effect for that year and an interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year. If we are a PFIC for any taxable year during which a U.S. Holder holds our ordinary shares or warrants, we will continue to be treated as a PFIC with respect to such U.S. Holder for all succeeding years during which such U.S. Holder holds our ordinary shares or warrants, regardless of whether we continue to be a PFIC.

        Alternatively, a U.S. Holder of ordinary shares in a PFIC can in certain circumstances avoid the rules described above by electing to treat us as a “qualified electing fund” under Section 1295 of the Code or by making a mark-to-market election under Section 1296 of the Code. The qualified electing fund election is made on a shareholder-by-shareholder basis and can be revoked only with the consent of the IRS. Under this option, a U.S. Holder must recognize its share of the PFIC’s annual realized ordinary earnings and net capital gain, and may make an annual election, subject to certain limitations, to defer payment of current taxes on its share of such ordinary earnings and capital gain subject, however, to an interest charge. By making the qualified electing fund election, a U.S. Holder generally would treat any gain realized on the disposition of the ordinary shares as a capital gain. U.S. Holders should be aware, however, that if we become a PFIC, we may or may not be able to satisfy record-keeping requirements that are necessary to permit a U.S. Holder to make this qualified electing fund election. A U.S. Holder may not make a qualified electing fund election with respect to its ownership of a warrant (or the shares acquired through exercise of a warrant if the warrant was issued when the foreign corporation was a PFIC, unless such election for the newly acquired shares is combined with a special purging election that creates a deemed sale of such shares at their fair market value that is taxable to a U.S. Holder under the special tax and interest charge rules described above under Section 1291 of the Code).

        U.S. Holders who hold “marketable stock” of a PFIC may annually elect to mark such stock to the market (a “mark-to-market election”). A U.S. Holder that makes a mark-to-market election generally will not be subject to the rules of Section 1291 of the Code discussed above. We believe that our ordinary shares, which will be eligible to trade in the over-the-counter market or the pink sheets, should qualify as marketable stock because it should be treated as “regularly traded” on one or more “qualified exchanges or other markets.” A U.S. Holder that makes a mark-to-market election generally will take into account as ordinary income for each taxable year in which we are a PFIC an amount equal to the excess of the fair market value of the ordinary shares at the end of a year over such U.S. Holder’s adjusted tax basis in the ordinary shares. Subject to certain limitations, such U.S. Holder would also be allowed a deduction if the fair market value of the ordinary shares at the end of a year was less than such U.S. Holder’s adjusted tax basis in the ordinary shares. Any gain on the sale by such U.S. Holder of our ordinary shares would also be treated as ordinary income. Each U.S. Holder should consult its own tax adviser regarding the availability of, and procedure for making, a mark-to-market election.

        Information Reporting and Backup Withholding

        U.S. Holders generally are subject to information reporting requirements with respect to the issuance of the Subscription Rights by Medis. Moreover, U.S. Holders generally are subject to information reporting requirements with respect to dividends paid on our ordinary shares and proceeds paid from the disposition of our ordinary shares or warrants if the dividends or disposition proceeds are paid within the United States or through certain U.S.-related financial intermediaries. Backup withholding at a current rate of 28% would generally apply to U.S. Holders with respect to the issuance of the Subscription Rights by Medis, and with respect to dividends and disposition proceeds relating to our ordinary shares or warrants that are paid within the United States or through certain U.S.-related financial intermediaries, unless the U.S. Holder provides a correct taxpayer identification number, certifies that it is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. Certain persons are exempt from information reporting and backup withholding requirements, including corporations and financial institutions.

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        Backup withholding is not an additional U.S. tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder that result in an overpayment of U.S. taxes generally will be refunded, or credited against such holder’s U.S. federal income tax liability, if any, provided that the required information is timely furnished to the IRS.

Israeli Tax Considerations

        The following is a discussion of material Israeli tax consequences to purchasers of our ordinary shares in this offering. The discussion also contains a description of relevant material provisions of the current Israeli income tax structure applicable to companies in Israel, with special reference to its effect on us. To the extent that the discussion is based on new tax legislation that has not been subject to judicial or administrative interpretation, we cannot assure you that the appropriate tax authorities or the courts will accept the views expressed in this discussion.

        This discussion applies to purchasers that will hold our ordinary shares as capital assets and does not address all of the tax consequences that may be relevant to purchasers of our ordinary shares in light of their particular circumstances or certain types of purchasers of our ordinary shares subject to special tax treatment. Because individual circumstances may differ, you should consult your tax advisor to determine the applicability of the rules discussed below to you and the particular tax effects of the offering, including the application of Israeli or other tax laws. The discussion below is not intended, and should not be construed, as legal or professional tax advice and is not exhaustive of all possible tax considerations.

General

        Generally, Israeli companies are subject to corporate tax at the rate of 29% for the 2007 tax year, 27% for the 2008 tax year, 26% for the 2009 tax year and 25% for the 2010 tax year and thereafter. In addition, they are generally subject to capital gains tax at a rate of 25% on capital gains derived after January 1, 2003, other than capital gains from the sale of listed securities, which are generally subject to corporate tax at the current rate of 29% (unless a company was not subject to the Inflationary Adjustments Law (see below) or certain regulations prior to the time of publication of a certain amendment to the Israeli tax laws (as further explained below) in which case the tax rate is 25%).

Special Provisions Relating to Taxation under Inflationary Conditions

        We are subject to the provisions of the Income Tax Law (Inflationary Adjustments), 1985, referred to as the Inflationary Adjustments Law, which attempts to overcome the problems presented to a traditional tax system by an economy undergoing rapid inflation. The Inflationary Adjustments Law is highly complex. The features that are material to us can be described as follows:

•	When the value of a company’s equity, as calculated under the Inflationary Adjustments Law, exceeds the depreciated cost of its fixed assets (as defined in the Inflationary Adjustments Law), a deduction from taxable income is permitted equal to the product of the excess multiplied by the applicable annual rate of inflation. The maximum deduction permitted in any single tax year is 70% of taxable income, with the unused portion permitted to be carried forward, linked to the increase in the Israeli CPI.
•	If the depreciated cost of a company’s fixed assets exceeds its equity, the product of the excess multiplied by the applicable annual rate of inflation is added to taxable income.
•	Subject to certain limitations, depreciation deductions on fixed assets and losses carried forward are adjusted for inflation based on the increase in the Israeli CPI.

        The Minister of Finance, with the approval of the Finance Committee of the Israeli Parliament, may determine, during a certain fiscal year (or until February 28th of the following year) in which the rate of increase of the Israeli CPI will not exceed (or did not exceed) 3%, that some or all of the provisions of the Inflationary

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Adjustments Law will not apply with respect to such fiscal year, or that the rate of increase of the Israeli CPI relating to such fiscal year will be deemed to be 0%, and to make the adjustments required to be made as a result of such determination.

Capital Gains Tax on Sales of Our Ordinary Shares

        Israeli law generally imposes a capital gains tax on the sale of any capital assets by residents of Israel, as defined for Israeli tax purposes, and on the sale of assets located in Israel, including shares in Israeli resident companies, by non-residents of Israel, unless a specific exemption is available or unless a tax treaty between Israel and the shareholder’s country of residence provides otherwise. In calculating capital gain, the law distinguishes between real gain and inflationary surplus. The inflationary surplus is the portion of the total capital gain equal to the increase in the relevant asset’s value that is attributable to the increase in the Israeli CPI between the date of purchase and the date of sale. The real gain is the excess of the total capital gain over the inflationary surplus. A non-resident that invests in taxable assets with foreign currency, or any individual that holds securities the price of which is stated in foreign currency, may elect to calculate the amount of inflationary surplus in that foreign currency.

Taxation of Israeli Residents

        As of January 1, 2006, pursuant to an amendment of the Tax Ordinance, the tax rate applicable to real capital gains derived from the sale of shares, whether listed on a stock market or not, is 20% for Israeli individuals, unless such shareholder claims a deduction for financing expenses in connection with such shares, in which case the gain will generally be taxed at a rate of 25%. Additionally, if such shareholder is considered to be a significant shareholder at any time during the 12-month period preceding such sale, the tax rate will be 25%. For this purpose, a significant shareholder is one that holds, directly or indirectly, including with others, at least 10% of certain means of control in a company. Israeli companies are generally subject to the corporate tax rate (see above) on capital gains derived from the sale of shares, unless such companies were not subject to the Inflationary Adjustments Law (or certain regulations) at the time of publication of the aforementioned amendment to the Tax Ordinance that came into effect on January 1, 2006, in which case the applicable tax rate is generally 25%.

        The exercise of the warrant to purchase our ordinary shares by a Controlling Stockholder may be subject to Israeli tax for deemed dividend or interest on the profit gained, which profit is calculated as the difference between the exercise price and the fair market value of our shares on the date of exercise. Upon such exercise we may be required to withhold tax under Israeli law. A Controlling Stockholder means a stockholder who holds, directly or indirectly through one of our affiliates, at least 5% of our issued share capital or voting power or the right to appoint an officer).

Taxation of Non-Israeli Residents

        Under the Convention between the Government of the United States of America and the Government of Israel with respect to Taxes on Income, as amended, referred to as the U.S.-Israel tax treaty, the sale of our ordinary shares by a shareholder who qualifies as a resident of the United States within the meaning of the U.S.-Israel tax treaty and who is entitled to claim the benefits afforded to such person by the U.S.-Israel tax treaty, referred to as a treaty U.S. resident, and who holds its ordinary shares as a capital asset is also exempt from Israeli capital gains tax unless either (i) the treaty U.S. resident holds, directly or indirectly, shares representing 10% or more of our voting power during any part of the 12-month period preceding such sale or (ii) the capital gains arising from such sale are attributable to a permanent establishment of the treaty U.S. resident that is located in Israel. However, under the U.S.-Israel tax treaty, a treaty U.S. resident would be permitted to claim a credit for taxes paid in Israel against the U.S. federal income tax imposed on the sale, subject to the limitations in U.S. laws applicable to foreign tax credits. The U.S.-Israel tax treaty does not relate to U.S. state or local taxes. All tax rates, which apply to Israeli Residents, apply to individuals and companies who are not Israeli residents, if such individuals and companies are required to pay capital gains tax in Israel according to the preceding paragraph.

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Taxation of Dividends Paid on Our Ordinary Shares

•	Taxation of Israeli Residents

Israeli resident individuals are generally subject to Israeli income tax on the receipt of dividends paid on our ordinary shares at the rate of 20%, unless the recipient is a significant shareholder (as defined above) in which case the applicable tax rate will be 25%. The company distributing the dividend is required to withhold tax at the source at the rate of 20%. Israeli resident companies are generally exempt from income tax on the receipt of dividends from another Israeli company, unless the source of such dividends is located outside of Israel in which case tax will generally apply at a rate of 25%.

•	Taxation of Non-Israeli Residents

        Non-residents of Israel are generally subject to Israeli income tax on the receipt of dividends paid on our ordinary shares at the rate of 20% unless the recipient is a significant shareholder in which case the applicable tax rate will be 25%. The company distributing the dividend is required to withhold tax at the source at the rate of 20%.

        Under the U.S.-Israel tax treaty, the maximum rate of tax withheld in Israel on dividends paid to a holder of our ordinary shares who is a treaty U.S. resident is 25%. Furthermore, the maximum rate of withholding tax on dividends that are paid in certain circumstances to a U.S. corporation holding 10% or more of our outstanding voting power throughout the tax year in which the dividend is distributed as well as the previous tax year, is 12.5%.

        A non-resident of Israel who has dividend income derived from or accrued in Israel, from which tax was withheld at source, is generally exempt from the duty to file tax returns in Israel in respect of such income, provided such income was not derived from a business conducted in Israel by such non-Israeli resident.

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USE OF PROCEEDS

        Assuming full exercise of the rights, we anticipate that the cash proceeds from the sale of ordinary shares offered in the rights offering will be approximately $1,052,000, before payment of offering fees and expenses, estimated to be approximately $450,000.

        We expect that approximately 65% of the anticipated net proceeds of this offering will be used for CKChip and related research and development and on development of complementary software; approximately 17% of such proceeds will be used for our medical device incubator business, specifically related to our first partner company Scorpion Surgical Technologies, Ltd. (“Scorpion”), which represents remaining payments amounting to $100,000 for the completion of the acquisition of a 20% aggregate interest in Scorpion and the balance of the proceeds (approximately 18%) will be used for marketing, particularly our campaign for our CKChip laboratory diagnostic consumables, general and administrative expenses not otherwise defrayed by Medis and capital purposes. Dr. Asaf Ben-Arye, our President and Chief Executive Officer, is a director and co-founder of Scorpion.

        In addition to the net proceeds from the sale of ordinary shares in the rights offering, Medis has agreed to provide to us a capital contribution of up to $1,500,000 over an 18 month period on an as needed basis commencing upon the completion of this offering.

DIVIDEND POLICY

        We have not declared or paid any cash dividends on our ordinary shares since our inception and do not expect to pay any cash dividends for the foreseeable future. We currently intend to retain future earnings, if any, to finance the expansion of our business.

DETERMINATION OF SUBSCRIPTION PRICE

        Our board of directors determined the subscription price of our ordinary shares and the exercise price of the warrants based on various factors, including the intended use of proceeds of the offering, the amount of proceeds we needed to raise, prevailing market conditions, an assessment of our management, our prospects, our capital structure and other factors as were deemed relevant. The board of directors did not obtain an independent valuation in determining the rights subscription and warrant exercise prices. The subscription and warrant prices do not indicate that our ordinary shares have a value of that amount or could be resold at that price.

TRADING MARKET FOR OUR SECURITIES

        Our ordinary shares are currently not listed or traded on any national exchange. We believe that, after the rights offering, our ordinary shares and warrants will be eligible to be traded in the over-the-counter market on the OTC Bulletin Board maintained by the NASD or the Pink Sheets maintained by Pink Sheets LLC. However, we as an issuer cannot list our securities on the OTC Bulletin Board or Pink Sheets. Only market makers can apply to have securities quoted on the OTC Bulletin Board or can have securities listed on the Pink Sheets. We can contact authorized market makers for sponsorship of securities on the OTC Bulletin Board or the Pink Sheets.

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CAPITALIZATION

        The following table sets forth our capitalization, as of June 30, 2007:

•	on an actual basis after giving pro-forma effect to a cash capital contribution of up to $1,500,000 that Medis has agreed to provide to us over an 18 month period on an as needed basis commencing upon the completion of this offering, an increase in the number of our authorized ordinary shares to 30,000,000 on July 23, 2007 and to our issuance of 15,500,000 ordinary shares to Medis El in exchange for its transfer to us of its CellScan and Cell Carrier related business, including its intellectual property rights relating to the CellScan and its CKChip technology.
•	on an as adjusted basis to give effect to the sale of 3,505,337 ordinary shares in this offering and the receipt and application of the proceeds from this offering of approximately $1,052,000, less estimated offering expenses of $450,000.

        This table should be read in conjunction with “Operating and Financial Review and Prospects” and our carve-out financial statements and notes thereto appearing elsewhere in this prospectus.

	As of June 30, 2007

	Actual	As Adjusted

Stockholders’ Equity:
Ordinary shares, $.01 NIS par value, 30,000,000 shares
unauthorized; 16,500,000 shares issued and outstanding
actual, 20,005,337 shares issued and outstanding,
as adjusted	$39,000	$47,000
Additional Paid-in Capital	63,102,000	63,696,000
Accumulated Deficit	(59,392,000)	(59,392,000)

Total Stockholders’ Equity	$3,749,000	$4,351,000

Total capitalization	$3,749,000	$4,351,000

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DILUTION

        The difference between the offering price per ordinary share in the rights offering, assuming no value is attributed to the warrants that will be issued to purchasers of ordinary shares, and the pro forma net tangible book value per ordinary share after this offering constitutes the dilution to investors in this offering. Net tangible book value per share is determined by dividing our net tangible book value, which is our total tangible assets less total liabilities, by the number of our outstanding ordinary shares.

        At June 30, 2007, our net tangible book value, after giving pro-forma effect to a capital contribution of up to $1,500,000 that Medis has agreed to provide to us over an 18 month period on an as needed basis commencing upon the completion of this offering and to our issuance of 15,500,000 ordinary shares to Medis El in exchange for its transfer to us of its CellScan and Cell Carrier related business, including its intellectual property rights relating to the CellScan and its Cell Carrier technology in connection with an asset purchase agreement dated July 26, 2007, was $1,537,000, or approximately $.09 per ordinary share. After giving effect to the proceeds of approximately $1,052,000 from sale of 3,505,337 ordinary shares, less estimated expenses of this offering of approximately $450,000, our pro forma net tangible book value at June 30, 2007, would have been $2,139,000, or $.11 per ordinary share, representing an immediate increase in net tangible book value of $.02 per ordinary share to the existing stockholder and an immediate dilution of $.19 per ordinary share or approximately 63% to new investors exercising their subscription rights.

        The following table illustrates the dilution to the new investors on a per-share basis, assuming no value is attributed to the warrants included in the units:

Subscription price	$.30

Net tangible book value before this offering	.09
Increase attributable to new investors	.02

Pro forma net tangible book value after this offering	.11

Dilution to new investors	$.19

        The following table sets forth information with respect to our existing stockholder and the new investors:

	Ordinary Shares Purchased			Total Consideration			Average Price Per Share

	Number		Percentage	Amount		Percentage

Medis El	16,500,000	(1)	82.5%	$39,000	(2)(3)	3.6%	$.002	(3)(4)
New investors	3,505,337		17.5%	$1,052,000		96.4%	$.300

Total	20,005,337		100.0%	$1,091,000		100.00%	$.055

(1)	Ordinary Shares Purchased by Medis El includes the pro-forma effect of our issuance of 15,500,000 ordinary shares to Medis El in July 2007 in exchange for its transfer to us of its CellScan and Cell Carrier related business, including its intellectual property rights relating to the CellScan and its CKChip technology.
(2)	Total Consideration paid by Medis El represents the par value of .01 NIS times an aggregate of 16,500,000 ordinary shares, divided by the exchange rate of the New Israeli Shekel (“NIS”) to the U.S. Dollar.
(3)	Does not reflect capital contributions from Medis and its affiliates from the inception of our operations in May 2006 through June 2007 aggregating approximately $939,000 nor does it reflect an additional capital contribution of up to $1,500,000 that Medis has agreed to provide to us.
(4)	Average Price Per Share paid by Medis El represents the U.S. Dollar equivalent of the par value of Cell Kinetics ordinary shares of .01 NIS per share.

        These computations do not give effect to either of the following:

•	330,000 ordinary shares issuable upon exercise of outstanding stock options at an exercise price of .01 NIS per share and 506,750 ordinary shares issuable upon exercise of outstanding stock options at an exercise price of $.30 per share; and
•	563,250 ordinary shares reserved for issuance under our 2007 equity incentive plan.

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        The following table sets forth information with respect to our existing stockholder and the new investors, on a pro forma basis to give effect to an aggregate of 330,000 ordinary shares issuable upon exercise of outstanding stock options at an exercise price of .01 NIS per share and 506,750 ordinary shares issuable upon exercise of outstanding stock options at an exercise price of $.30 per share:

	Ordinary Shares Purchased			Total Consideration			Average Price Per Share

	Number		Percentage	Amount		Percentage

Medis El	16,500,000	(1)	79.2%	$39,000	(2)(3)	3.1%	$.002	(3)
Outstanding stock options	836,750		4.0%	$153,000	(5)	12.3%	$.183	(4)
New investors	3,505,337		16.8%	$1,052,000		84.6%	$.300

Total	20,842,087		100.0%	$1,244,000		100.00%	$.060

(1)	Ordinary Shares Purchased by Medis El includes the pro-forma effect of our issuance of 15,500,000 ordinary shares to Medis El in July 2007 in exchange for its transfer to us of its CellScan and Cell Carrier related business, including its intellectual property rights relating to the CellScan and its CKChip technology.
(2)	Represents the par value of .01 NIS times the number of ordinary shares purchased, divided by the exchange rate of the NIS to the U.S. Dollar.
(3)	Does not reflect capital contributions from Medis and its affiliates from the inception of our operations in May 2006 through June 2007 aggregating approximately $939,000 nor does it reflect an additional capital contribution of up to $1,500,000 that Medis has agreed to provide to us.
(4)	Represents the weighted average exercise price of all outstanding stock options, which is calculated based on the U.S. dollar equivalent of the par value of Cell Kinetics’ ordinary shares of .01 NIS per share for 330,000 shares and 506,750 ordinary shares exercisable at $.30 per share.
(5)	Represents the weighted average exercise price of all outstanding stock options, times the total number of outstanding stock options.

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SELECTED FINANCIAL DATA

        This selected financial data has been derived from our carve-out financial statements, which reflect our operations as if we had been a separate legal entity from the inception of Medis El in July 1992. Our carve-out financial statements have been derived from the historical results of operations and historical bases of assets and liabilities of Medis El and Medis and our accounts from the inception of our operations in May 2006. This selected financial data may not be indicative of future performance. You are encouraged to read the selected financial data set forth below in conjunction with our carve-out financial statements and related notes and the section entitled “Operating and Financial Review and Prospects,” all of which are included in this prospectus.

Statement of Operations Data:

	For the Year Ended December 31,					Six Months Ended June 30,

	2002	2003	2004	2005	2006	2006	2007

	Unaudited	Unaudited				Unaudited
Operating expenses:
Research and development
costs, net	$1,267,000	$987,000	$944,000	$826,000	$1,079,000	$563,000	$566,000
General and administrative
expenses	962,000	664,000	1,272,000	922,000	698,000	293,000	384,000
Amortization of intangible
assets	2,633,000	825,000	—	—	—	—	—

Total operating expenses	4,862,000	2,476,000	2,216,000	1,748,000	1,777,000	856,000	950,000

Interest expense (income)	6,000	8,000	14,000	23,000	33,000	24,000	(13,000)

Net loss	$(4,868,000)	$(2,484,000)	$(2,230,000)	$(1,771,000)	$(1,810,000)	$(880,000)	$(937,000)

Basic and diluted net loss
per share(1)	$(.30)	$(.15)	$(.14)	$(.11)	$(.11)	$(.05)	$(.06)

Weighted average number of
ordinary shares used in
computing basic and diluted
net loss per share(1)	16,500,000	16,500,000	16,500,000	16,500,000	16,500,000	16,500,000	16,500,000

Pro-forma basic and diluted
net loss per share(2)	$(.29)	$(.15)	$(.13)	$(.11)	$(.11)	$(.05)	$(.06)

Pro-forma weighted average
number of ordinary shares
used in computing basic and
diluted net loss per share(2)	16,722,973	16,722,973	16,722,973	16,722,973	16,722,973	16,722,973	16,722,973

Balance Sheet Data:

	As of December 31,					As of June 30, 2007

	2002	2003	2004	2005	2006

	Unaudited	Unaudited				Unaudited
Working capital(3)	$(216,000)	$(127,000)	$(189,000)	$(362,000)	$(251,000)	$(105,000)
Total assets	2,532,000	2,515,000	2,774,000	2,692,000	2,706,000	2,796,000
Accumulated deficit	(50,160,000)	(52,644,000)	(54,874,000)	(56,645,000)	(58,455,000)	(59,392,000)
Total stockholders’ equity	1,998,000	2,084,000	2,133,000	1,994,000	2,083,000	2,249,000

(1)	Basic and diluted net loss per share and weighted-average number of shares used in computing basic and diluted net loss per share have been adjust to give retroactive effect to the issuance of 15,500,000 of our ordinary shares to Medis El in connection with a July 2007 asset purchase agreement.
(2)	Pro-forma basic and diluted net loss per share and pro-forma weighted-average number of shares used in computing basic and diluted net loss per share have been adjusted to give retroactive effect to the issuance of 15,500,000 of the our ordinary shares to Medis El in connection with a July 2007 asset purchase agreement. Additionally, such amounts have been further adjusted to give retroactive effect to the amount of shares that would be issued to stockholders as a bonus element in our contemplated rights offering, which is described in this prospectus.
(3)	Cash and cash equivalents balances have not been carved-out from Medis and Medis El financial statements. As such, working capital includes only those cash and cash equivalents balances held by us after commencement of our operations in May 2006.

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OPERATING AND FINANCIAL REVIEW AND PROSPECTS

        The following operating and financial review and prospects should be read in conjunction with “Selected Financial Data” and our carve-out financial statements and accompanying notes appearing elsewhere in this prospectus.

        This discussion contains forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many important factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Introduction

        We commenced operations in May 2006 to further refine and commercialize Medis’ CellScan and related technology, as a successor to Medis El Ltd. We are seeking to exploit commercially an improved Cell Carrier which is considered to be “the heart” of CellScan system. This unique CKChip can accommodate up to 10,000 cells, each in individual wells, for measuring reactions of living cells while the cells are in a static state for a considerably long period of time. Our CKChip is a platform static cytometry technology that enables the simultaneous examination of many individual live cells using simple imaging methods such as fluorescence microscopy. Whereas until now cells were fixed and stained for microscopic examination, broken down for examination of their contents, or held alive in groups on micro-plates, the CKChip will enable the dispersion of whole living cells, each into its own micro-well for individual scrutiny over prolonged periods of time of as much as 96 hours. We believe that our proprietary CKChip platform will address the need for cell-based assays that are simple to use, providing continuous recording of cellular activities with high sensitivity, reliability and medium to high throughput screening.

        We also intend to source, vet and invest in early stage Israeli-based medical device companies. We will seek to build value for our shareholders through building value in our partner companies, i.e., those companies in which we will invest, by assembling and making available to our partner companies at no cost to them an array of strategic, operational, financial and managerial resources to enable them to primarily focus their efforts upon technological innovation, product development and timely attainment of predetermined milestones for committed follow-on financing rather than having to devote limited personnel and resources to addressing managerial burdens and repeatedly pursuing diverse funding sources. Our first partner company is Scorpion Surgical Technologies, Ltd., a start-up company in the field of orthopedic surgical instrumentation, with particular emphasis upon spinal stabilization systems. Scorpion’s technology is intended to enhance implant stability, increase implant strength as well as resistance to pull-out, and improve bone implant interaction.

        As a successor to the CellScan related operations of Medis El, our results of operations, liquidity and capital resources and financial position include the CellScan related operations of Medis El, as well as allocations of general and administrative expenses from Medis El Ltd. and Medis, as if we had been a public company from the inception of Medis El in July 1992.

        Medis El was formed in July 1992 and completed an initial public offering in December 1993. In June 2000, Medis completed an exchange of its commons stock for the shares of Medis El that it did not already own. Upon completion of this exchange, Medis effectuated the listing of its common stock on what is now the Nasdaq Global Market and Medis El ceased to be a publicly traded company. Subsequent to Medis El’s December 1993 IPO, Medis El’s operations were principally funded though investor equity financing. Subsequent to the June 2000 exchange, Medis El and we have been financed by funds from Medis and we expect to continue to be dependent on funding from Medis for a period of at least one year after the completion of the offering and/or other sources of equity or debt financing until such time as we are able to successfully commercialize our CKChip products and/or earn revenues from possible future investments in early stage Israeli-based medical device companies, of which we can give no assurance.

        Our historical financial information included in our results of operations and liquidity and capital resources have been taken from our carve-financial statements, which are included elsewhere in this prospectus. Our carve-out financial statements are intended to reflect our operations as if we had been a separate legal entity from the

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inception of Medis El in July 1992 and have been derived from the historical results of operations and historical bases of assets and liabilities of Medis El and Medis and our own accounts after our commencement of operations in May 2006. We believe that the assumptions made and methodology used in preparing our carve-out financial statements are reasonable. Our carve-out financial statements may not be indicative of future performance.

Results Of Operations

        From the inception of Medis El in July 1992 through June 30, 2007, we have generated an accumulated deficit of approximately $59,392,000, including the CellScan related operations of our predecessor – Medis El. We expect to incur additional operating losses during the remainder of 2007 and possibly thereafter, principally as a result of our continuing anticipated research and development costs and general and administrative expenses related to further development and commercialization of our CKChip products and costs related to investments in early stage Israeli-based medical device companies.

Six months ended June 30, 2007 compared to months ended June 30, 2006

        We sustained net losses of $937,000 during the six months ended June 30, 2007, compared to $880,000 during the six months ended June 30, 2006. The increase in the net loss can primarily be attributed to an increase in general and administrative expenses, partially offset by a decrease in interest expense.

        Our research and development costs increased slightly from $563,000 for the six months ended June 30, 2007 to $566,000 for the six months ended June 30, 2006. However, during the six months ended June 30, 2007 compared to the same period in 2006, our labor and related costs increased by approximately $158,000 principally due to our hiring of additional personnel and our material costs decreased by approximately $156,000 caused principally by costs of materials incurred during 2006 for refinement and assembly of the desktop CellScan systems. Costs incurred during the six months ended June 30, 2007 principally related to improvement and modifications of our Cell Carrier design to enable its use with standard fluorescence microscopes, as well as development of specific applications to be used with the Cell Carrier in order to enhance introduction and commercialization of our Cell Carrier product. Costs incurred during the six months ended June 30, 2006 related to further refinement and assembly of the desktop CellScan system and various research activities.

        General and administrative expenses during the six months ended June 30, 2007, amounted to approximately $384,000, compared to approximately $293,000 during the six months ended June 30, 2006. The increase of $91,000 for the six months ended June 30, 2007, is primarily attributable to an increase in non-cash charges relating to the issuance of stock options of approximately $110,000, resulting principally from Medis’ and Medis El’s adoption of SFAS 123(R) on January 1, 2006, partially offset by a decrease in labor and related costs of approximately $30,000 (principally due to lower general management costs in 2007, partially offset by an increase in labor and related costs allocated to Cell Kinetics by Medis El), and net increases in various other SG&A cost categories of approximately $11,000.

Year ended December 31, 2006 compared to year ended December 31, 2005

        We sustained net losses of $1,810,000 during the year ended December 31, 2006, compared to $1,771,000 during the year ended December 31, 2005. The increase in the net loss can primarily be attributed to an increase in research and development costs, substantially offset by a decrease in general and administrative expenses.

        Our research and development costs have increased from $826,000 for the year ended December 31, 2005 to $1,079,000 for the year ended December 31, 2006. During the year ended December 31, 2006 research and development costs were incurred related to the further refinement and assembly of the desktop CellScan, on various research activities (including modifying the Cell Carrier design to enable its use with standard fluorescence microscopes and cell carrier coating development) and in obtaining the CE mark and moving forward with our ISO application, as well as clarifying other regulatory requirements needed for further commercialization of our products. During the year ended December 31, 2005 costs were incurred related to

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further refinement of the desktop CellScan system and on various research activities. The increases in our research and development costs during the year ended December 31, 2006 can be primarily attributed to increases in materials costs for the assembly of additional desktop CellScans, labor and related costs – including hiring additional personnel for cell carrier design costs and cell carrier coating development among other activities — and other expenses, partially offset by a decrease in costs of subcontractors and consultants. We expect our research and development costs to increase further in 2007 as we devote more resources to the further development and commercialization of our Cell Carrier products and as a result of costs related to investments in early stage Israeli-based medical device companies.

        General and administrative expenses during the year ended December 31, 2006, amounted to approximately $698,000, compared to approximately $922,000 during the year ended December 31, 2005. The decrease of $224,000 for the year ended December 31, 2006, is primarily attributable to a decrease in labor and related costs of approximately $494,000 (principally due to higher general management costs in 2005 including severance costs incurred upon the voluntary termination of our predecessor’s general manager), partially offset by increases in non-cash charges relating to the issuance of stock options of approximately $176,000, resulting principally from Medis’, Medis El’s and our adoption of SFAS 123(R) on January 1, 2006, increases in costs for maintenance of patents of approximately $68,000, and net increases in various other SG&A cost categories of approximately $26,000.

        Effective January 1, 2006, we adopted FASB Statement No. 123 (revised 2004), “Share-Based Payment” and related SEC rules included in Staff Accounting Bulletin No. 107, on a modified prospective basis. As a result of adopting SFAS 123(R), our net loss for the year ended December 31, 2006, is approximately $181,000 greater than if we had continued to account for share-based compensation under Accounting Principles Board Opinion No. 25.

Year ended December 31, 2005 compared to year ended December 31, 2004

        We sustained net losses of $1,771,000 during the year ended December 31, 2005, compared to $2,230,000 during the year ended December 31, 2004. The decrease in the net loss can primarily be attributed to a decrease in research and development costs and a decrease in general and administrative expenses

        Our research and development costs have decreased from $944,000 for the year ended December 31, 2004 to $826,000 for the year ended December 31, 2005. During the year ended December 31, 2005, we incurred research and development costs relating to the further refinement of the desktop CellScan system and on various research activities. During the year ended December 31, 2004, we incurred research and development costs related to various research activities and refinement and assembly of the desktop CellScan. The decrease in research and development costs from 2004 to 2005 can be attributed to decreases in material, labor, and other costs, partially offset by an increase in costs of subcontractors and consultants and depreciation.

        General and administrative expenses during the year ended December 31, 2005 amounted to $922,000, compared to $1,272,000 during the year ended December 31, 2004. The decrease of $350,000 for the year ended December 31, 2005 is primarily attributable to a decrease in non-cash charges relating to stock options of approximately $489,000 and a decrease of $74,000 resulting from a relative decrease in the proportion of Medis and Medis El expenses allocated to us in 2005 compared to 2004, partially offset by an increase in labor costs of approximately $189,000 and a net increase in various other G&A cost categories of approximately $24,000.

Liquidity And Capital Resources

        We have historically financed our operations primarily through the proceeds of Medis El’s investor equity financing and more recently through financing from Medis. We expect to continue to be dependent on funding from Medis for a period of at least one year after the closing of the rights offering and/or other sources of equity or debt financing until such time as we are able to successfully commercialize our CKChip products and/or earn revenues from possible future investments in early stage Israeli-based medical device companies, of which we can give no assurance.

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        Our working capital and capital requirements at any given time depend upon numerous factors, including, but not limited to:

•	the progress of CKChip research and development programs,
•	the status of our CKChip technology and products,
•	the degree of collaborative arrangements with third parties pertaining to our CKChip technology,
•	the level of resources that we devote to the development of our Cell Carrier technologies, patents, marketing and sales capabilities,
•	The extent of investments in early stage Israeli-based medical device companies,
•	the level of our G&A expenses, incurred through third parties and charged to us by Medis El and Medis after the period of at least 18 months from the completion of the rights offering, during which time such costs will be treated as having been contributed to our capital, and
•	During the years ended December 31, 2005 and 2006 we recorded capital contributions on our balance sheet for funding from Medis El and Medis of approximately $1,530,000 and $1,716,000, respectively. For 2006, such capital contributions include funds provided to us by Medis, as well as amounts allocated to our operations by Medis El and Medis. For 2005, such capital contributions represent amounts allocated and charged to our operations by Medis El and Medis. During the six months ended June 30, 2006 and 2007, we recorded capital contributions on our balance sheet for funding from Medis El and Medis of approximately $958,000 and $969,000, respectively. Such capital contributions include funds provided to us by Medis, as well as amounts allocated to our operations by Medis El and Medis.

Years Ended December 31, 2005 and 2006

        During the year ended December 31, 2006, net cash used in operating activities was $1,683,000 compared to $1,493,000 for the year ended December 31, 2005. The increase of $190,000 was primarily attributable to an increase in research and development costs, as described more fully above.

        During the year ended December 31, 2006, cash used in investing activities was $16,000, compared to $37,000 during the year ended December 31, 2005. In both years the amounts represented capital expenditures for property and equipment.

        For the year ended December 31, 2006, cash aggregating $1,718,000 was provided by financing activities, compared to $1,530,000 for the year ended December 31, 2005. The cash provided by financing activities for the year ended December 31, 2006 was comprised of funds provided to us by Medis and amounts allocated to our operations by Medis El and Medis aggregating $1,716,000 and proceeds of $2,000 from issuance of our ordinary shares to Medis El. The cash provided by financing activities for the year ended December 31, 2005 of $1,530,000 represented amounts allocated and charged to our operations by Medis El and Medis.

Six months ended June 30, 2006 and 2007

        During the six months ended June 30, 2007 net cash used in operating activities was $936,000 compared to $946,000 for the six months ended June 30, 2006. See our discussion of research and development costs and general and administrative expenses, above.

        During the six months ended June 30, 2007, cash used in investing activities was $38,000, compared to $12,000 during the six months ended June 30, 2006. In both periods the amounts represented capital expenditures for property and equipment.

        For the six months ended June 30, 2007, cash aggregating $969,000 was provided by financing activities, compared to $958,000 for the six months ended June 30, 2006. The cash provided by financing activities for the both periods represented funds provided to us by Medis, as well as amounts allocated to our operations by Medis.

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        We expect our research and development costs to increase further in 2007 as we devote more resources to the further development and commercialization of our Cell Carrier.

        We have historically financed our operations primarily through the proceeds of Medis El’s investor equity financing and more recently through financing from Medis. We expect to continue to be dependent on funding from Medis for a period of at least one year after the closing of the offering, including the capital contribution of up to $1.5 million that Medis has agreed to provide to us, and/or other sources of equity or debt financing until such time as we are able to successfully commercialize our CKChip products and/or earn revenues from investments in early stage Israeli-based medical device companies, of which we can give no assurance.

        Our failure to successfully commercialize or sell our CKChip products or earn revenues from possible future investments in early stage Israeli-based medical device companies may materially adversely affect our ability to raise funds as needed. In any event, it is not possible to make any reliable estimate of the funds required to complete the development of our Cell Carrier products or market and produce our CKChip products.

Commitments and Contingencies

        The following table sets forth our contractual obligations at June 30, 2007:

	Payment Due By Period

Contractual Obligations(1)	Total	2007	2008	2009	2010	2011 and thereafter

Purchase Obligations	$244,000	$244,000	$—	$—	$—	$—
Other Long-Term Liabilities
(Note 2)	22,000	2,000	2,000	2,000	2,000	14,000

Total	$266,000	$246,000	$2,000	$2,000	$2,000	$14,000

Note 1:	Contractual obligations represent contractual obligations to which we are a party as of June 30, 2007 and, accordingly, do not include any carve-out basis obligations of Medis El or Medis.
Note 2:	Other Long-Term Liabilities represents our accrued severance pay as of December 31, 2006. Since we do not expect a high level of employee turnover giving rise to the payment of significant amounts of severance obligations, we have included approximately 10% of the total liability in each of the years 2007 through 2010 and the remainder in 2011 and thereafter.

Tax Matters

        As of December 31, 2006, we had net operating losses, for Israeli tax purposes, aggregating approximately $135,000, which, pursuant to Israeli tax law, may be carried forward and offset against taxable income in the future for indefinite period. Since our inception, we have not had any taxable income.

Grants Obtained From The State Of Israel

        Medis El, our predecessor received approximately $1,629,000 in research and development grants from the Office of the Chief Scientist of the Ministry of Commerce and Industry of the State of Israel from its inception to 1997 related to the CellScan technology. This is based upon a policy of the government of Israel to provide grants of between 50% and 66% of qualifying approved research and development expenditures to promote research and development by Israeli companies. Medis El received 50% of qualifying approved research and development expenditures. Pursuant to the grant arrangement, we as the deligee of Medis El’s contingent obligation in connection with our acquisition of its CellScan and Cell Carrier related business, including its intellectual property rights relating to the CellScan and its Cell Carrier technology, are required to pay 3% of our sales of CellScan related products developed with the grant funds until the grant amounts are paid in full. There is no requirement to repay the grants if the products developed with the grant funds are not sold. If we wish to sell the underlying technology prior to repaying the grant funds, we must first seek permission from the Israeli government for such sale. Prior to Medis El receiving grant funds in 1992, Medis El assumed from Israel Aerospace Industries Ltd. (formerly known as Israel Aerospace Industries Ltd.), its largest stockholder, its obligation relating to the repayment of grants out of future royalties, if any, of approximately $805,000, which contingent obligation we also assumed in connection with our acquisition of Medis El’s CellScan and Cell Carrier related business. As of June 30, 2007, our total contingent obligation for the repayment of grants, which includes the $805,000, is $2,434,000. We do not presently receive any grants from the State of Israel.

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Critical Accounting Policies and Estimates

        Our discussion and analysis of our financial condition and results of operations is based on our carve-out financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of our carve-out financial statements requires us to make estimates, judgments and allocations that affect the reported amounts of assets, liabilities and expenses, and related disclosure of contingent liabilities. On an on-going basis, we evaluate past judgments and our estimates, including those related to goodwill, stock options and deferred income taxes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

        We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our carve-out financial statements.

Basis of Presentation

        Our carve-out financial statements reflect our operations as if we had been a separate legal entity from the inception of Medis El in July 1992 and have been derived from the historical results of operations and historical bases of assets and liabilities of Medis El and Medis and our accounts after our commencement of operations in May 2006. As such, in preparing our carve-out financial statements, we have made numerous allocations of statement of operations and balance sheet items from Medis El and, to a lesser degree, Medis. Such allocations, by necessity, require the use of considerable judgment and estimates. Since allocations are such an important part of the preparation of our carve-financial statements, unreasonable judgment and estimates in designing the methodology of allocation and/ or in applying such methodology would likely have a material impact on our carve-out financial statements.

Goodwill

        We consider accounting policies related to our goodwill to be critical due to the estimation processes involved and the materiality to our financial statements. As of December 31, 2006, the net book values of our goodwill was $2,212,000. Our goodwill arose primarily as a result of two purchase accounting transactions: our acquisition of the minority interest in Medis Inc. in 1997 and our exchange of our shares for the minority interest in Medis El in 2000. In including our Goodwill in our carve-out financial statements, we apply Staff Accounting Bulletin No. 54, which generally requires that the push down basis of accounting be applied in the separate financial statements of a subsidiary that is substantially wholly-owned by the parent company. In amortizing our goodwill through December 31, 2001, we made estimates and assumptions regarding the useful lives of such assets. If our estimates and assumptions had changed, the useful lives and resulting charges to operations for amortization of such assets would have also changed.

        Additionally, with respect to our goodwill, as of January 1, 2002, we adopted SFAS No. 142, “Goodwill and Other Intangible Assets,” which was issued by the Financial Accounting Standards Board in June 2001. SFAS No. 142 requires enterprises, effective January 1, 2002, to discontinue amortizing goodwill, and instead requires that goodwill be subject to at least an annual assessment for impairment. As part of our initial evaluation of our goodwill and intangible assets for any possible impairment, as of January 1, 2002, we (through Medis) were required to use estimates and assumptions with respect to markets for our products, future cash flows, discount rates and timing of commercialization of our technologies in determining the fair value of our reporting units. We (through Medis) have also performed annual tests for impairment of our goodwill for each of the years from 2002, through 2006. The estimates we used assume that our products will be accepted and that we will gain market share in the future and will experience growth in such market share. If we fail to deliver products or to achieve our assumed revenue growth rates or assumed gross margins, if the products fail to gain expected market acceptance, or if our estimates and/or other assumptions change or other circumstances change with respect to future cash flows, discount rates and timing of commercialization of our technologies, we may, in the future, be required to record charges to operations for impairment of our goodwill and/or our intangible assets.

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Stock Options

        We also consider accounting policies related to stock options and warrants to be critical due to the estimation process involved. We view stock options as an important part of our compensation program. Accounting for stock options can results in significant non-cash charges to our operations. There are assumptions and estimates involved in determining the value of such stock options and the timing of related charges to our operations. These estimates and assumptions include the expected term of the option, volatility of our stock price and interest rates. The market price of Medis’ stock has also had a significant impact on charges we incur related to stock options in our carve-out financial statements. If these estimates and assumptions change or if Medis’ stock price changes or if the value of our stock changes, the charges to operations and/or accumulated loss could also change significantly.

        Effective January 1, 2006, we adopted FASB Statement No. 123 (revised 2004), “Share-Based Payment”(“SFAS 123(R)”), and related Securities and Exchange Commission rules included in Staff Accounting Bulletin No. 107, on a modified prospective basis. Under this method, (compensation cost recognized beginning January 1, 2006 include costs related to 1) all share-based payments (stock options and restricted stock awards) granted prior to but not yet vested as of January 1, 2006, based on the grant-date fair value estimated in accordance with the original provisions of FAS 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), and 2) all share-based payments granted subsequent to December 31, 2005 based on the grant-date fair value estimated in accordance with the provisions of SFAS 123(R). Compensation costs for stock options are generally recognized ratably over the vesting period.

Deferred Income Taxes

       We record a valuation allowance to reduce our deferred tax assets to zero. In the event that we were to determine that we are likely to be able to realize all or part of our deferred tax assets in the future, an adjustment to the deferred tax assets would be credited to operations in the period such determination was made.

Recent Accounting Pronouncements

        In September 2006, the FASB issued FASB Statement No. 157, “Fair Value Measurements.” (“SFAS 157”) This Standard defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. We are currently evaluating the effect that the adoption of SFAS 157 will have on its carve-out financial statements.

        In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS No. 159). SFAS No. 159 permits companies to choose to measure certain financial instruments and certain other items at fair value. The standard requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings. SFAS No. 159 is effective for the company beginning in the first quarter of fiscal year 2008, although earlier adoption is permitted. We are currently evaluating the impact that SFAS No. 159 will have on its carve-out financial statements.

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BUSINESS

CKChip

   Introduction

        Advances in cell biology and medical research are driving the growing need for technologies that enable the examination of dynamic molecular and physiological processes in individual living cells over extended periods of time.

        In order to reach optimum understanding of biological processes and to carry out tests on such processes, it is necessary to integrate separate functions into one complex module. The smallest living unit, the cell, plays a central role as a functional system model for such tests. Detailed quantitative understanding of single cell functions and integration of various aspects of cellular events become important tools for cell function analysis.

        Typically, cell-based assays do not aim at differentiating the various heterogeneous cell populations and cellular events. In principal, results are represented by the summation of such events and cellular responses because of the lack of ability to monitor the heterogeneous cell populations and other tested parameters separately. This is because contemporary technologies do not enable sufficient sensitivity to identify sub-populations within a mass of cells. In addition, monitoring very small live cell populations or rare events, and identification of such events by flow cytometry is almost impossible since they require repeated scoring of small numbers of live cells at high resolution.

        Consequently, we believe there exists an ever-growing need to study individual live cells as well as rare cells and rare cell events. This includes the ability to study small as well as large numbers of individual cells simultaneously and repeatedly and the ability to identify rare cells and to define cell sub-populations. Live-cell-based assays offer an authentic representation of cell behavior as compared with fixed and stained cell chemical assays. They also offer the possibility of conducting dynamic experiments through monitoring the behavior of the live cells over time.

   Analysis of Live Cells

        Live cell analysis is a growing field in life sciences and clinical medicine. This is due to rapid advances in imaging microscopy and corresponding software now enabling easier and more efficient live cell imaging procedures. New technologies are expected to open up new possibilities in cell biology, drug discovery, immunology, cancer, and stem cell research, expanding the current markets and leading to new markets.

        Emerging markets which require live cell analysis include cancer research, immunology, mammalian cell cloning, gene expression, drug discovery and toxicity screening, and stem cell research.

        The following live cell investigations are becoming increasingly important. We believe that in many instances, the tools currently available for these investigations are inadequate for the task.

•	Rare Cells

        Include embryonic or adult stem cells which are found primarily in the bone marrow and have the ability to differentiate into various types of tissues, such as bone, cartilage, tendon, fat and muscle. These stem cells can be used for tissue repair. Other rare cells are used in the production and characterization of genetically engineered antibody molecules; using the standard techniques of genetic engineering and gene transfection, drug-resistant cells are identified and selected to permit the efficient isolation of the rare cells that express transfected DNA.

•	Dynamic Imaging in Living Cells

        Imaging cells without killing them makes it possible to watch biology in action. Among the real-time processes that can be recorded are the congregating of protein complexes, microvilli responding to changes in osmotic pressure and viruses preparing to infect a cell. Recently, observation and tracking of individual proteins tagged with green fluorescent protein (GFP) in live cells has opened new important possibilities for studying

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events occurring in living cells at the level of single molecules, providing powerful means to investigate the localization, movement, assembly, and activation that signaling molecules undergo as the result of an external stimulus.

•	Assessing Responses of Individual Cells

        Assessing single cells within a population of cells has become an invaluable measure for evaluating immune response or suppression in many disease settings. For example, production of various cytokines by immune cells (both intracellular and secreted) helps define the nature of immune response in auto-immune disease and in transplant and cancer patients.

•	Cancer Stem Cells

        Cancer stem cells represent a new area of research that involves the identification of rare cells at the root of some, and possibly all, cancers. Evidence continues to mount that these cells alone have the capacity to produce new tumor cells, often drug-resistant, and spread the malignancy. These cells have been found in the blood – non-adherent cells – and in solid tumors – adherent cells. Work is focusing on identifying such cells, which often survive targeted anti-cancer therapy, in order to develop ways of destroying them.

•	Gene Expression and Genetic Engineering

        A key goal of biology is to relate the expression of specific genes to a particular cellular phenotype. However, current assays for gene expression destroy the structural context.

        We believe that our proprietary CKChip platform will address the need for cell-based assays that are simple to use, providing continuous recording of cellular activities with high sensitivity, reliability and medium to high throughput screening.

Current Means of Cell Analysis

        Two major techniques are currently used for examining live cells:

•	Microscopy, in which cells are held on a glass slide or in small wells in nutrient medium. Often groups of cells are held in a well in which they are free to move around in the microscopic field so that monitored cellular events reflect the average response of the group, rather than that of individual cells which may deviate far from the average.
•	Microscopy relies heavily on software tools that enable the imaging and follow-up of specific cells. These software packages are limited in their ability to identify and follow up on targets containing a variety of cells, especially non adherent cells that tend to move about the microscopic field. It is also difficult to follow a large number of cells simultaneously and over extensive periods of time.
•	Flow cytometry is a technique for counting and sorting microscopic particles, such as cells, suspended in a stream of fluid. It allows simultaneous multi-parametric analysis of the physical and/or molecular characteristics of cells as they flow through an optical and/or electronic detection apparatus. Flow cytometry has been widely used for over 30 years but it lacks a number of capabilities and features needed in today’s life science and medical diagnostics research. Cell sorting using flow cytometry remains a fairly difficult and unreliable task, especially in populations made up of small numbers of cells.
•	Flow cytometry has distinct limitations:
•	Flow methods are limited to analyzing cells in fluids and the recorded cells are often discarded after measurement,
•	Cell-based assays requiring time resolution, such as enzyme kinetics or drug uptake and/or action, make no sense by flow methods as cells cannot be re-analyzed,

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•	Flow cytometry cannot determine sub-cellular localization of fluorochromes employed to study intracellular events,
•	Flow cytometry is impractical for small cell numbers, and
•	Flow cytometry equipment is a high-priced tool ($50,000 — $500,000) and it is not readily available to the researcher or to the clinical laboratory.

Our CKChip Technology

        Our CKChip is a platform static cytometry technology that enables the simultaneous examination of many individual live cells using simple imaging methods such as fluorescence microscopy. Whereas until now cells were fixed and stained for microscopic examination, broken down for examination of their contents, or held alive in groups on micro-plates, the CKChip will enable the dispersion of whole living cells, each into its own micro-well for individual scrutiny over prolonged periods of time of as much as 96 hours. Both small and large numbers of cells can be simultaneously monitored in up to 10,000 micro-wells. This proprietary system enables:

•	Imaging adherent as well as non-adherent live cells,
•	Revisiting and monitoring specific cells at designated “addresses”,
•	Sequential manipulation of individual live cells,
•	Retrieval of specific cells, and
•	Simultaneous monitoring of kinetic data of multiple individual cells.

        The Cell Carrier, which we intend to market under the “CKChip” tradename, is a 4 sq mm, grid with between 2,500 and 10,000 conical micro-wells. Cells are loaded onto the CKChip and distributed across the microwells. Each cell is drawn/siphoned into a microwell by creating a small negative pressure in the chamber. Cells become trapped in their individual microwells and are held there by adhesion/cohesion forces during their analysis, treatment or rinsing with multiple reagents. The location, or “address”, of each microwell is registered, so that cells identified for special attention during monitoring can be revisited and potentially retrieved for further treatment and investigation.

        Monitoring of cells held on the CKChip is performed by means of fluorescence emission detected microscopically, using virtually any upright or inverted microscope, in conjunction with common imaging software. As fluorescence imaging microscopes are common in most life science and medical laboratories, anyone interested in using the CKChip may be able to do so without having to invest in purchasing a monitoring device.

        We believe the CKChip has the following distinct advantages over other cytometric technologies:

•	Ability to capture and register living cells at specific addresses,
•	Ability to monitor identifiable individual cells and rare events,
•	Ability to repeatedly monitor cells for up to 96 hours for acquisition of kinetic data,
•	Simultaneous and sequential monitoring of up to 10,000 cells by conventional imaging microscopy,
•	Enables characterization of specific cells within a heterogeneous cell population,
•	Manipulation and analysis of adherent and non adherent living cells,
•	Adding and rinsing reagents from living cells under observation,
•	Acquisition of kinetic and cell functions, and
•	Savings in the cost of reagents.

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Potential Applications

        We believe that there are numerous potential applications for our CKChip technology, such as

•	Clinical diagnostic / in vitro diagnostic market

        Clinical diagnostic / in vitro diagnostic tests are essential to the practice of health care worldwide: an estimated 60 — 70% of medical decisions involve a diagnostic test. In clinical diagnostics, a biological sample is taken from the patient and sent to a hospital-based or private medical laboratory for analysis using reagents and instrument developed by the in vitro diagnostic (IVD) industry. A wide range of increasingly sophisticated diagnostic tests exist, and are used:

•	for systematic screening of certain populations,
•	to establish or confirm a diagnosis for a person presenting with clinical symptoms, and
•	to determine appropriate treatment and monitor its efficacy.

        Diagnostic tests are used for monitoring patient status and to follow the course of treatment in cancer, chronic diseases and others.

•	Enzyme Kinetics

        Enzyme kinetics is the study of the rates of chemical reactions that are catalyzed by enzymes. These studies provide insights into the catalytic mechanism of enzymes, their role in metabolism, how their activities are controlled within cells and how drugs and poisons can inhibit their activities. These studies are important because they help to explain how enzymes work and may predict how enzymes behave in living organisms.

•	Cytokines

        Cytokines are extracellular signaling proteins or peptides that act as a local mediator in cell to cell communication. The communication involves regulating proliferation (division) and differentiation of cells. When these “social controls” on cell division fail, cancer and other diseases result and damage occurs to body tissues and organs. The study of cytokine reactions in cells plays an important role in understanding diseases and developing new drugs to combat them.

•	Chemosensitivity

        We have conducted a clinical pilot study designed to glean more about the potential of the CellScan and the Cell Carrier as applied in the treatment of cancer patients, by enhancing individualized chemotherapy. We investigated the potential contribution of our CellScan in the complex decision process done by doctors while attempting to match the suitable chemotherapy treatment, in particular for advanced cancer stages. Based on the results of the pilot study, we may in the future extend the laboratory research work in order to better understand and define the potential of performing chemosensitivity testing using our CKChip cell carrier. This may be part of our efforts to identify cell based clinical diagnostic applications performed with our CKChip technology.

        In addition, we have taken initial steps to explore the efficiency of our Cell Carrier technology for the diagnosis and precise grading of prostate cancer. This test could include a component of chemosensitivity testing together with other patient profiling means.

•	Immunology

        Immunology research on medical problems is becoming increasingly complex, focusing on the regulation and control of immune responses that involve cytokines, receptors, signaling and other biochemical processes. Vaccines developed as a result of this research need to be tested in vivo but studies in mice and other laboratory animals often cannot be directly extrapolated to humans because of biological differences.

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Our Products

        Our current products, as well as products in varied states of development, are summarized below:

•	Generation I (CCI) — for fluorescence microscopy applications enabling repeated multi-live single cell monitoring for extended periods of time. In addition, it will allow multiple rinsing of reagents. We expect that this product will be ready for sale in the middle of 2008 at an initial estimated price of $20 per unit and subsequently at a higher volume at an estimated price of $15 per unit.
•	Generation II (CCT) — a transparent Cell Carrier that in addition to the features described above for the CCI, is also suitable for light microscopy, reagent, chemical, and biological coating options. We expect that this product, which is in a preliminary development and design stage, will be introduced for sale in the first quarter of 2009. Our current price estimate is $15 per unit.
•	Generation III (CCM) — We expect the CCM will be offered with special kits to enable clinical diagnostic applications based on research currently in progress. We expect to select our first clinical diagnostic application for the CCM by the second quarter of 2008, with development over a two year period thereafter. We are unable to quantify our anticipated unit sales price at this time.
•	Software Support Package — We intend to provide each of our CKChip customers with a dedicated software package with each of our CKChip products to simplify and enhance imaging and data analysis.

        We also currently offer our SC-Generation a built-to-order laser scanner that meets specified European Union health and safety requirements. First developed by Medis El, it allows the measurement of fluorescence intensity as well as changes in the degree of fluorescence polarization emitted from cells under investigation.

        We are also exploring on a preliminary basis the development of a Cell Retrieval Micro-Manipulator (CRM) to consist of a moving stage for CKChip placement, registration software connected to an image analyzer, and a cell-retrieval micro-pipette. Cells of interest will be retrieved from their wells on the CKChip for further monitoring or manipulation and analysis.

Our Marketing Strategy

        We will also target scientists and researchers as they intend to be early adopters of new technologies.

        We intend to form research collaborations with academic and other research institutions throughout the world. We believe that academic institutions researchers exhibit a number of characteristics that can impact on the success of novel technologies for cell analysis, such as:

•	The academic community tends to operate in networks in which word of mouth supports the spread of a chosen technology,
•	Academic researchers are considered relatively early adopters of new technology allowing them to expand their research capabilities, and
•	There is strong scientific focus on cell-based applications.

        We are hopeful that the CKChip’s exposure to academic institutions and researchers will facilitate our demonstration of the CKChip’s capabilities in comparison to other technologies and thereby enhance our efforts to position the CKChip as a unique platform for cutting edge research in diverse fields.

        We also intend to present our CKChip technology at appropriate professional meetings, lectures and seminars. We expect that papers published by researchers in leading professional journals will generate publicity and will boost awareness of the CKChip technology. We have made preliminary approaches to researchers at Boston University, MIT, Northeastern University, NYU School of Medicine, Harvard Medical School, Memorial Sloan Kettering Cancer Center and the NIH. A CellScan has been placed in the laboratory of Prof. Yoram Reiter at the Technion-Israel Institute of Technology in Haifa, Israel.

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Manufacturing and Sales

        We do not presently have either an internal manufacturing or a meaningful internal sales capacity. We will seek to establish strategic alliances and joint ventures with third parties possessing these capabilities until we can raise sufficient funds to perform these functions with our own personnel.

        In order to maintain market awareness and overall control, we intend to be highly involved in directing the sales force of our strategic partners and will seek to manage their sales efforts with vigorous, focused marketing activities.

        We intend to build direct communication and channels with our target customers to obtain market feedback, enhance product quality, and facilitate product improvement and new product development.

Medical Device Incubator

Introduction

        The State of Israel is particularly known as a generator of new and innovative ideas and technologies. It is the home for many high technology start-up companies, the numbers of which are disproportionately higher than would be expected, given the size of Israel’s population and gross domestic product. The Israeli government actively supports entrepreneurship and private business innovation by providing grants, loans and tax benefits through its Office of Chief Scientist.

        Israel’s Ministry of Health, which regulates medical device testing, has adopted protocols that correspond, generally, to those of the U. S. Food and Drug Administration, making it comparatively easy for studies conducted in Israel to satisfy FDA requirements, thereby enabling medical technologies and products developed and subjected to clinical trials in Israel to reach U. S. and European Union commercial markets in an expedited fashion. Many members of Israel’s medical community have earned international prestige in their chosen fields of expertise and routinely collaborate, teach and lecture at leading medical centers throughout the world. Israel also has free trade agreements with the U. S. and the European Union.

Our Strategy

        We intend to source, vet and invest in early stage Israeli-based medical device companies. We will seek to build value for our shareholders through building value in our partner companies, i.e., those companies in which we will invest, by assembling and making available to our partner companies at no cost to them an array of strategic, operational, financial and managerial resources to enable them to primarily focus their efforts upon technological innovation, product development and timely attainment of predetermined milestones for committed follow-on financing rather than having to devote limited personnel and resources to addressing managerial burdens and repeatedly pursuing diverse funding sources.

        Our preferred partner companies will be:

•	very early stage concept companies,
•	operating in growing markets of between $50.0 million to $150.0 million,
•	that possess patented or other proprietary technology and intellectual property,
•	with a compelling growth strategy,
•	that is capable of developing a prototype medical device within 18 months of initial funding of no greater than $500,000, and
•	which will require no greater than a simple clinical testing authorization procedure.

        Our initial sourcing efforts will be limited to the State of Israel and will focus on entrepreneurs who need strategic guidance and capital support.

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        We expect that in most instances our equity investment in a partner company will range from 20% to 50%, although there may be circumstances, particularly in prospective partner companies with no prior external financing, under which we seek to acquire up to an 80% equity interest. As Medis has granted us a five year right of first refusal on all medical device company opportunities sourced by, or brought to Medis, we may establish our own partner companies, either alone or in conjunction with other persons that are not affiliated with either Medis or ourselves. We intend to seek significant involvement in and over the operating activities of our partner companies through a combination of equity ownership, board representation and contractual rights to participate in and, in some instances, approve material decisions.

Helping our Partner Companies Build Value

        We will offer operational and management support to each of our partner companies by affording them at no cost access to our executive officers and directors, and to certain of Medis El’s employees who possess expertise in the areas of business and technology strategy, sales and marketing, operations, finance, and transactional support. We believe that our strengths will include:

•	supporting our partner companies’ introduction of new products,
•	leveraging our business contacts and relationships to generate additional growth opportunities, and
•	accessing sources for additional financing.

        We will seek to play an active role in determining or, in those instances in which we do not own in excess of 50% of a partner company’s equity, influencing their strategic direction, including:

•	defining short- and long-term goals,
•	identifying, planning for and addressing the challenges and operational improvements required to achieve such goals, and
•	providing capital and/or sourcing additional capital opportunities.

        We anticipate that our executive officers and directors, particularly Dr. Asaf Ben-Arye and Jacob Weiss, will provide mentoring, advice and guidance to develop the management of our partner companies. In some instances, our executive officers, directors and members of our Advisory Board will serve as directors of our partner companies and will work with them to develop and implement strategic and operating plans. We will measure and monitor achievement of these plans on an on-going basis through operational and financial performance metrics. We believe that our services will provide our partner companies with a significant competitive advantage.

Realizing Value

        We anticipate that we will retain our equity investment in a partner company as long as we believe that such investment can be maximized by our continued ownership and involvement. To the extent that we believe that a partner company’s further growth and development can best be supported by a different ownership structure or if we otherwise believe it is in our shareholders’ best interests, we may sell some or all of our interest in a partner company. These sales may take the form of privately negotiated sales of securities or assets, public offerings of the partner company’s securities and, in the case of any of our partner companies whose securities may be publicly traded, open market sales of their securities. We may also consider taking partner companies public through rights offerings and other direct share subscription programs if we believe such actions would maximize shareholder value. We expect to use the proceeds from any such sales to further the interests of other partner companies, to source and acquire additional partner companies and for working capital purposes.

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Our First Partner Company

        Our first partner company is Scorpion Surgical Technologies, Ltd., a start-up company in the field of orthopedic surgical instrumentation, with particular emphasis upon spinal stabilization systems. Scorpion’s technology is intended to enhance implant stability, increase implant strength as well as resistance to pull-out, and improve bone implant interaction.

        Scorpion’s first product, presently in the development stage, is a vertebral attachment system, indented to offer a solution superior to pedicle screws. It is targeted in particular, to the growing market of posterior dynamic stabilization.

        Scorpion recently received approval for a $250,000 loan, contingently repayable from future royalty revenues only, from the Israeli Office of Chief Scientist, to further its research and product development efforts.

        In July 2007, we entered into an agreement with Scorpion pursuant to which we have agreed to acquire a 20% equity interest in Scorpion for $150,000. Under the agreement, we will acquire 20,000 shares of Scorpion ratably based upon our payment of three equal installments of $50,000 each. The first payment was made in July 2007. The other two payments are subject to the performance of milestones that provide for our completion of an equity fund raising of at least $1,500,000 and Scorpion’s signing an agreement with a medical research center for the performance of clinical trials, as well as the fulfillment of several administrative conditions. We also have been given the right to appoint a director to Scorpion’s board of directors. After completion of the second milestone payment, subject to the terms of the agreement and for a period to end not later than March 31, 2009, the director that we appoint will have a veto right with respect to the following matters: issuance of securities, adoption or stock option plans, approval or modification of annual budgets, related party transactions and other material transactions outside the ordinary course of business. Additionally, we have been granted a right of first refusal with respect to Scorpion’s next round of financing, for a period of 24 months from the date of the agreement. Such right of first refusal would allow us to acquire up to 75% of the securities offered based upon the lower of a pre-money valuation set forth in a bona fide offer made to Scorpion by a third party or a valuation of $3,500,000. We have also received information rights, providing us with consolidated balance sheets, statements of income, statements of cash flow and statements of shareholders equity of Scorpion. Dr. Ben-Arye, who is a director and co-founder of Scorpion, did not participate in the negotiation of the terms of our investment in Scorpion. Additionally, Dr. Ben Arye has not and will not receive any portion of the payments that we have made and will make to Scorpion in consideration of our acquisition of the 20% equity interest.

Competition

Live Cell Array Device

        The life sciences research and clinical diagnostics markets are characterized by intense competition. We believe that we directly compete with Molecular Cytomics Inc., a privately-held company registered in Cyprus with operating facilities in Israel and in Boston, Massachusetts, which offers a microscope slide-based device that contains 8,000 micron-sized wells. Its technology enables high content analysis of non-adherent primary cells such as human blood, bone marrow and stem cells for research, drug discovery and clinical diagnostics. We are also aware of an academic collaboration at the Berkeley campus of the University of California, which has developed a dynamic single cell culture array that, if commercialized, would directly compete with our intended CKChip applications and products.

        We also compete indirectly with a number of companies, both domestic and foreign, that engage in more traditional methods for carrying out single cell analyses, by means of microscope slides and culture microplates of various types. These companies include CompuCyte Corporation, Cellomics, a business unit within the Biosciences group of Thermo Fisher Scientific Inc., IBIDI and Chipman Technologies Ltd.

        We will seek to effectively compete based upon the unique features and capabilities of our CKChip technology, the diversity of its applications and what we believe to be costly and comparatively inefficient means of cell analysis currently in use in our targeted markets.

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Medical Device Incubator

        We expect to face intense competition from other companies that acquire, or provide capital to, medical device businesses. Competitors will include technology incubators affiliated with major Israeli academic centers such as the Technion-Israel Institute of Technology and the University of Tel-Aviv, publicly traded incubators such as Maayan Ventures and numerous venture capital and private equity investors, as well as companies seeking to make strategic acquisitions. Many providers of growth capital also offer strategic guidance networking access for recruiting and general advice. Virtually all of the present and potential competitors of our partner companies may have greater financial, technical, marketing and other resources than those of our partner companies. This may place our partner companies at a disadvantage in responding to the offerings of their competitors, technological changes or changes in customer client requirements. Also, our partner companies may be at a competitive disadvantage because many of their competitors have greater name recognition, more extensive client bases and a broader range of product offerings. In addition, our partner companies may compete against one another.

        We believe that we will be able to effectively compete based upon our selection of a niche market of very early development stage companies in potential markets of between $50.0 million to US$150.0 million, which many of our competitors view as limiting their potential financial return, and the visibility, reputation and experience of our executive officers and directors, particularly Dr. Asaf Ben-Arye and Jacob Weiss.

Intellectual Property

        We hold one U.S. patent on our Cell Carrier technology, which expires in June 2021 and only provides us with patent protection in the United States. The claims of this patent are directed to a cell carrier grid which is capable of holding a large number of individual living cells in an array of holes. Because each hole can be assigned a particular address, the cell carrier grid enables the repeated observation of individual living cells over a period of time, for example using a microscope equipped to detect fluorescence. The claims also cover the configuration of such a cell carrier grid in which the grid is coated with a biologically active material, as well as such a grid mounted on a holder. The holder enables the application of solutions, such as solutions containing nutrients, to the cells residing in the holes, as well as the removal of such solutions from contact with the cells. The biologically active coating on the grid, and/or the solution, can thus be used to stimulate the cells, and the reaction of individual cells to the stimuli can thus be observed. The claims are also directed to configurations in which individual cells can be recovered by a recovery device, thus allowing individual cells of interest to be retrieved, for example for cultivation or further investigation.

        Medis El transferred another patent application currently at national phase in Europe and Japan. We have filed an application under the Patent Cooperation Treaty to seek proprietary protection for that technology in Europe.

        Three additional provisional patents applications covering unique features related to the Cell Carrier technology have been submitted, thereby affording us up to an additional 12 months from the submission date to apply for patent protection in the United States.

        We do not believe that Bar Ilan’s patent rights with respect to the CellScan, which have been assigned to us by Medis El, will be of material value to us in our future efforts to commercialize and project our CellScan and our Cell Carrier technology as the underlying patents and attendant proprietary rights have either expired or will shortly expire by their respective terms.

Government Regulation

CKChip

        In November 2006, we certified that the CellScan was in compliance with the CE Mark, which is a mandatory European marking which indicates conformity with specified health and safety requirements set by directives of the European Union.

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        While we believe that the marketing of both our Generation series Cell Carriers and our laboratory consumables for research applications only requires perfunctory regulatory filings, we may become subject to laws, regulations and recommendations relating to safe working conditions, laboratory and manufacturing practices, and the use and disposal of hazardous or potentially hazardous substances used in connection with our research and development work. In addition, the sale by us of any commercially viable product will or may be subject to government regulation from several standpoints, including manufacturing, advertising and promoting, selling and marketing, labeling, and distributing.

Medical Device Incubator

        Failure to comply with applicable requirements of the Israeli Ministry of Health, the FDA or comparable regulation in other countries may result in fines, recall or seizure of products, total or partial suspension of production, withdrawal of existing product approvals or clearances, refusal to approve or clear new applications or notices and criminal prosecution. Manufacturers of medical diagnostic devices are subject to strict regulation regarding validation and the quality of manufacturing and laboratory facilities. Failure to comply with these quality regulation systems requirements could result in civil or criminal penalties or enforcement proceedings, including the recall of a product or a “cease distribution” order.

Facilities

        Medis currently provides us with office and laboratory facilities at 2 Yodfat Street, Lod, Israel. We intend to occupy these facilities, which we believe to be adequate for projected needs, through at least December 2007. Medis El charges us for these facilities at its cost as a contribution to our capital and has agreed to do so for a period of at least 18 months following the completion of this offering.

Employees

        As of July 27, 2007, we had ten full-time employees, including our chief executive officer.

        Israeli labor laws govern the length of the workday, minimum wages for employees, procedures for hiring and dismissing employees, determination of severance pay, annual leave, sick days and other conditions of employment. Israeli law generally requires severance pay upon the retirement or death of an employee or termination of employment. Furthermore, we and our employees are required to make payments to the National Insurance Institute, which is similar to the U.S. Social Security Administration. Such amounts also include payments by the employee for health insurance. The total payments to the National Insurance Institute are equal to approximately 17.7% of an employee’s wages (up to a specified amount), of which the employee contributes approximately 12% and the employer contributes approximately 5.7%.

        Our employees are not represented by any labor union. Since our inception, we have not experienced labor-related work stoppages and believe that our relations with our employees are good.

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MANAGEMENT

Directors and Executive Officers

        The names of our directors and executive officers and their respective ages and positions are as follows:

Name	Age	Position
Jacob Weiss	54	Chairman of the Board of Directors
Dr. Asaf Ben-Arye	45	President and Chief Executive Officer
Israel Fisher	59	Chief Financial Officer
Mitchell H. Freeman	57	Director
Andrew A. Levy	61	Director
Daniel A. Luchansky	47	Director
Dr. Leonard Makowka	53	Director

        Jacob Weiss has been the President of Medis since April 2006 and a Director since its inception. He was Medis’ Senior Vice President — Business Development from August 2000 until April 2006 and was a consultant to More Energy Ltd., a subsidiary of Medis. Mr. Weiss served as the Corporate Vice President and General Counsel to Israel Aircraft from 1996 to 2000. Prior to that, he was Deputy General Counsel — International Division of Israel Aircraft. Previously Mr. Weiss was the Chief Executive Officer of ImageSat International, a company established by Israel Aircraft to commercialize its remote sensing satellite technology.

        Dr. Ben-Arye has been our President and Chief Executive Officer since May 2006. Dr. Ben-Arye’s broad business experience includes the position of Country Manager for General Electric Ultrasound Israel; Desk Manager Elbit Medical Services which involved establishing and operating diagnostic medical centers; and being a Medical Application Specialist with Elscint, Nuclear Medicine Division. He co-founded and served as chief executive officer of Expandis, a start-up company dealing in minimally invasive orthopedic surgical devices until May 2006, and continues to serve as a director. Dr. Ben-Arye, received his Medical Degree in 1992 from the Technion Israel Institute of Technology, a leading Israeli University. In 1997, Dr. Ben-Arye also received an MBA degree from the Technion.

        Mr. Fisher has been the Senior Vice President of Medis since February 2004, and was its Vice President-Finance from June 2000 until February 204. Mr. Fisher has been Vice President-Finance and Secretary of Medis El since its inception in 1992. From 1990 to 1992, he served as the Deputy Manager of Israel Aerospace for financial planning and credit management. From 1987 to 1990, he served as the Deputy Finance Manager of the Tamam Plant of the Electronics Division of Israel Aerospace. He has a MBA from the University of Tel Aviv and two BA degrees from Bar-Ilan University; one in accounting and the other in Economics and Business Administration.

        Mitchell M. Freeman is a consultant and private investor focused on strategic financial advisory activities, business development and capital raising opportunities. From January 2003 to September 2005, he was Chief Executive Officer of Freeman Meyer and Associates, LLC, a financial advisory and consulting firm specializing in business development, turnarounds, strategic financial advisory assignments and capital investment projects. In February 1994, Mr. Freeman founded Interactive Ventures Incorporated, a value added reseller of interactive voice response systems to the regional shopping center industry, and served as its Chief Executive Officer until the sale of the business in February 2001. He was also a founding director and shareholder of a major central station alarm company providing high level security to commercial businesses in New York City, a business that was sold in 1997. Mr. Freeman has served in other senior level investment banking and management positions, primarily in investment banking and real estate, at Fuji-Wolfensohn Inc., a joint venture between James D. Wolfensohn, Inc., an international investment banking firm, and Fuji Bank; Corporate Property Investors; Lazard Realty Inc. (a subsidiary of Lazard Freres & Co. LLC); and J.P. Morgan Investment Management Inc. Mr. Freeman is a founding member and Chairman of the Board of Replications Inc., a not-for-profit education organization committed to replicating successful public schools in new environments.

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He received a Masters degree in Business Administration from Columbia University and holds a B.A. from George Washington University. Mr. Freeman is currently Chairman of our audit committee and a member of our compensation committee.

        Andrew A. Levy has been Chief Executive Officer of Redstone Capital Corporation and its predecessors since 1978. Redstone is an investment banking firm involved in advising on acquisitions, mergers and restructurings in manufacturing and military industries, project financings in the oil and gas and cogeneration fields, and leverage buyouts. Mr. Levy, who holds a B.S. (Engineering) from Yale University, and a J.D. from Harvard Law School, is Chairman of TechPrecision Management, LLC, a manager of four precision manufacturing companies in the defense and aerospace industries.

        Daniel A. Luchansky has been President and chief executive officer of DCL Holdings LLC, a privately held alternative energy start-up focusing on the solar power and renewable energy industries, since 2006. Mr. Luchansky has spent the past twenty-five years as an investment professional involved in all aspects of asset management including credit and equity analysis, as well as trading and portfolio management in a broad range of asset classes. From 1986 to 2006, Mr. Luchansky served in various capacities with Merrill Lynch Investment Managers and its successor, BlackRock, Inc., most recently as a Director in charge of convertible investing for the Americas Fixed Income Division. In this capacity, Mr. Luchansky was responsible for making primary and secondary market investments in both public and private companies issuing convertible securities, with holdings in excess of $650 million. Concurrently, Mr. Luchansky served as the senior analyst covering the Oil and Gas and Alternative Energy sectors, with holdings in excess of $750 million. Previously, Mr. Luchansky was Senior Portfolio Manager for the Merrill Lynch Convertible Fund, ML Convertible Holdings, the Global Convertible Fund, and the offshore Convertible Securities Portfolio. He also served as co-manager of the Merrill Lynch World Income Fund. He was responsible for initiating the first convertible arbitrage program in several public mutual funds within the Merrill Lynch Investment Managers complex in the early 1990’s. Also during this period, Mr. Luchansky was instrumental in representing and protecting stakeholders interests in several highly visible negotiations notably with Emmis Communications, Wyndham International, Energy Corporation of America, Benton Oil & Gas, and Alliant Computer. Mr. Luchansky was instrumental in the financing which founded Allied Waste Industries, a leading pollution control company in 1993. Prior to joining Merrill Lynch, Mr. Luchansky was an Investment Officer, equity analyst and credit analyst for First Fidelity Bank, a predecessor of Wachovia Bank, including acting as co-manager of The Value Fund, a private equity fund affiliated with First Fidelity Bank. Mr. Luchansky received his MBA from Monmouth University and his B.S. from Kean University. Mr. Luchansky has been President and chief executive officer of DCL Holdings LLC, a privately held alternative energy start-up focusing on the solar power and renewable energy industries, since 2006. Mr. Luchansky has spent the past twenty-five years as an investment professional involved in all aspects of asset management including credit and equity analysis, as well as trading and portfolio management in a broad range of asset classes. From 1986 to 2006, Mr. Luchansky served in various capacities with Merrill Lynch Investment Managers and its successor, BlackRock, Inc., most recently as a Director in charge of convertible investing for the Americas Fixed Income Division. In this capacity, Mr. Luchansky was responsible for making primary and secondary market investments in both public and private companies issuing convertible securities, with holdings in excess of $650 million. Concurrently, Mr. Luchansky served as the senior analyst covering the Oil and Gas and Alternative Energy sectors, with holdings in excess of $750 million. Previously, Mr. Luchansky was Senior Portfolio Manager for the Merrill Lynch Convertible Fund, ML Convertible Holdings, the Global Convertible Fund, and the offshore Convertible Securities Portfolio. He also served as co-manager of the Merrill Lynch World Income Fund. He was responsible for initiating the first convertible arbitrage program in several public mutual funds within the Merrill Lynch Investment Managers complex in the early 1990’s. Also during this period, Mr. Luchansky was instrumental in representing and protecting stakeholders interests in several highly visible negotiations notably with Emmis Communications, Wyndham International, Energy Corporation of America, Benton Oil & Gas, and Alliant Computer. Mr. Luchansky was instrumental in the financing which founded Allied Waste Industries, a leading pollution control company in 1993. Prior to joining Merrill Lynch, Mr. Luchansky was an Investment Officer, equity analyst and credit analyst for First Fidelity Bank, a predecessor of Wachovia Bank, including acting as co-manager of The Value Fund, a private equity fund affiliated with First Fidelity Bank. Mr. Luchansky received his MBA from Monmouth University and his B.S. from Kean University.

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        Dr. Leonard Makowka, M.D., PH.D., FRCS(C), FACS, received his M.D. degree from the University of Toronto Medical School in 1977, and Ph.D. from the University of Toronto’s Department of Pathology in 1982. He has published over 400 articles and chapters in both clinical and basic scientific research and has lectured worldwide. Dr. Makowka is a distinguished clinical and transplantation surgeon and medical researcher. Between 1989 and 1995, Dr. Makowka was the Chairman of the Department of Surgery and Director of Transplantation Services at Cedars-Sinai Medical Center in Los Angeles, California. He was also Professor of Surgery at the UCLA School of Medicine. Dr. Makowka has retired from the active practice of medicine to pursue investment strategies and business development in healthcare, life sciences, finance and other industry sectors. Dr. Makowka was a Founding Partner in the syndicated radio company After MidNite Entertainment, Inc., which was purchased by Premiere Radio Networks in 1997 and now resides within the Clear Channel portfolio of companies. He was a shareholder in MetroCapital, Inc., a Canadian based company with significant real estate holdings in the Toronto area. Dr. Makowka was a Managing Director of Innovative Technology Partners LLC, a late stage technology venture fund. In 1999, Dr. Makowka founded Drive Thru Technology, a national provider of wireless and surveillance equipment for the restaurant and hospitality industries. He is currently a Managing Director of ITF Global Partners, an international financial advisory, strategic and a capital investment company. Dr. Makowka is actively involved as an advisor to or member of the Board of Directors of several companies. He has been a Corporate Member of Blue Shield of California since 1995. He served from 1998 until June 2003, on the Board of Directors of Hollis Eden Pharmaceuticals NASDAQ: HEPH). He is a member of the Board of Directors of Kinemed, Inc., a biotech company. He is the Chief Scientific Advisor for Universal Detection Systems, a publicly traded company developing environmental monitoring technologies for bio-terrorism, and a consultant for Ivivi Technologies, Inc., an early-stage medical technology company focusing on designing, developing and commercializing proprietary electrotherapeutic technologies. Most recently, Dr. Makowka is a member of the Advisory Board for the UCLA School of Public Affairs.

Key Employees

        Asaf Halamish, our Vice President — Research and Development, has extensive management experience in the development of new products and was the chief executive officer and co-owner of a medical devices start-up. Previously he was director and manager of engineering for one of Israel’s largest R&D companies. He has many years of experience in managing research and development projects in Israel and abroad and has served as a business development consultant to several Israeli high-tech companies. Mr. Halamish has special expertise in plastic products for medical applications. Mr. Halamish holds a degree in mechanical engineering from the Technion – Israel Institute of Technology (Haifa) and an MBA from ISEMI, Swinburne, Australia.

        Yael Schiffenbauer, Ph.D., our Laboratory Research Manager, has been employed at Medis El since 2000. During that time, she was deeply involved in the development of the CellScan and Cell Carrier. She supervised a number of projects and developed expertise in fluorescence and analytical cytometry, immunology, autoimmune diseases, drug allergy, and cancer research. She earned her M.Sc. in Chemistry and her Ph.D. in Life Sciences from the Weizmann Institute of Science, specializing in the area of magnetic resonance in biological systems. Her main areas of study were in drug metabolism, hormonal effects, tumor implantation and angiogenesis.

Chief Scientific Consultant

        Professor Gideon Berke is a Professor of Immunology at the Department of Immunology and Cancer Research, Weizmann Institute of Science. Professor Berke has wide expertise not only in immunology, but also in cardiology, where he has investigated the mechanisms underlying certain heart diseases resulting from an assault of lymphocytes on the heart muscle cells, and oncology, collaborating in the development of a new drug sensitivity test that evaluates the efficacy of an anti-cancer drug on certain types of cancer prior to use with the aim of excluding drugs from the treatment protocol if they are likely to be ineffective. He has experience in fluorescence, molecular biology, transplantation, tumor immunology and in autoimmunity. Professor Berke was one of the first researchers to generate “killer lymphocytes” (cytolytic T lymphocytes) and to determine their mechanisms of action at both the cellular and molecular levels. He is a renowned expert in cell biology and immunology and has published more than 160 articles as well as a book, Killer Lymphocytes, co-authored by W. R. Clark (Springer, 2005).

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        Between 1990 and 1993, Professor Berke served as Head of the Department of Cell Biology, at the Weizmann Institute of Science. In addition to being one of the Weizmann Institute’s leading scientists, Professor Berke was recently a visiting professor at the Howard Hughes Medical Institute, Stanford University Medical Center (2005); UCLA, Los Angeles, California (1978); the NCI-NIH, Bethesda, Maryland (1988); the Mitsubishi Casei Institute, Japan (1992); IARC, Lyon, France (2002), as well as several other positions as a visiting scientist at leading institutions of higher learning all over the world. Professor Berke is a graduate of Tel-Aviv University, Microbiology/Biochemistry (cum laude), and of the Weizmann Institute of Science, where he was awarded the John F. Kennedy Prize for Excellence in Studies from the Institute’s Feinberg Graduate School. At the Weizmann Institute, Professor Berke is the incumbent of the Isaac and Elsa Bourla Professorial Chair in Cancer Research.

Executive Officer and Director Compensation

        Dr. Asaf Ben-Arye is employed by us as our chief executive officer pursuant to an employment agreement which provides for an annual base salary of $114,000 increasing to $142,000 upon the completion of our financing in excess of $4 million. This salary may be increased at our discretion. Subject to certain ceilings pursuant to Israeli tax ordinances, we will also pay (i) an amount equal to 5% of such salary for insurance and/or a pension fund, (ii) an amount equal to 8-1/3% of such salary towards a fund for severance compensation, (iii) an amount equal to 1% of such salary towards disability insurance, and (iv) an amount equal to 7-1/2% of such salary to maintain a Keren Hishtalmut (Education) Fund. Pursuant to the employment agreement, we also provide Dr. Ben-Arye with an automobile and the payment of related expenses. The employment agreement provides for the grant to Dr. Ben-Arye of options to purchase 2% of the issued shares (i.e., 330,000 shares) at an exercise price of 0.01 NIS per share, with vesting dates between December 31, 2006 and December 31, 2008 and an expiration date not later than seven years after the options have vested. The employment agreement may be terminated by either Dr. Ben-Arye or us at any time by giving the other party 120 days prior written notice of such termination.

        We pay no cash compensation to our officers and directors who are affiliated with Medis for their services as such. Messrs. Freeman, Levy and Luchansky and Dr. Makowka, our independent directors, will each receive a fee of $500 for each board meeting attended. Our external directors, whom we are required to appoint by Israeli law upon becoming a publicly traded company and whom we have not as yet selected, will receive a fee in accordance with applicable Israeli law and regulations promulgated thereunder.

        We also intend to use equity-based awards as a means of compensating our executive officers and directors.

        Professor Berke, our chief scientific consultant, will be paid an annual fee of $40,000, for which he has agreed to devote approximately 40% of his working hours to us.

2007 Share Incentive Plan

        On July 29, 2007, our board of directors approved an equity incentive plan for our employees, directors, consultants and advisors. The plan has an initial pool of 1,400,000 options or restricted shares, or restricted share units (RSUs) and is intended to qualify for capital gains tax treatment under Section 102 of the Israeli Income Tax Ordinance.

        Under Israeli law, there is no requirement to seek approval of our shareholders before any increase in the number of shares that are reserved for issuance under the plan (assuming we have sufficient registered but unallocated share capital). A resolution by the board of directors is sufficient. However, if we elect to issue options meeting the requirements of other jurisdictions (e.g., issuing incentive stock options in the United States) shareholder approval may be required.

        Under the plan, our board of directors (or, subject to applicable law, a designated committee to which such authority may be delegated by our board of directors) is authorized to determine the terms of the awards, including the identity of grantees, the number of options or RSUs granted, the vesting schedule and the exercise price.

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        Under the plan, unvested options/restricted shares/RSUs terminate immediately upon termination of employment or service. The plan defines events whereby the vesting of options/RSUs granted may be accelerated, including a merger, a sale of all or substantially all of our assets. The plan terminates at such time after the tenth anniversary of the date of its adoption by our board of directors no awards granted thereunder remain outstanding.

Options Grants

        The employment agreement of Dr. Asaf Ben-Arye provides for the grant to Dr. Ben-Arye of options to purchase 330,000 ordinary shares at an exercise price of 0.01 NIS per share, with vesting dates between December 31, 2006 and December 31, 2008 and an expiration date not later than seven years after the options have vested.

        In October 2007, we granted options to purchase an aggregate of 506,750 of our ordinary shares to employees, officers, directors and to a non-employee consultant. Such options are exercisable at $.30 per share and expire seven years from the date of the grant. Of such options granted, 381,750 granted to employees, officers and to a non-employee consultant vest in equal installments on each of the first three anniversaries of the grant date. The remaining 125,000 options granted to directors vest quarterly in equal installments in December 31, 2007, March 2008, June 2008 and September 2008.

Corporate Governance

        We are incorporated in Israel and therefore are subject to various corporate governance requirements under the Israeli Companies Law, 1999, or the Companies Law, and regulations promulgated thereunder, relating to such matters as external directors, the audit committee and the internal auditor. These matters are in addition to the requirements of the Sarbanes-Oxley Act of 2002 and other relevant provisions of U.S. securities laws. Relevant provisions of the Companies Law are summarized in this prospectus.

        As discussed in greater detail below, under the Companies Law, we are required to appoint at least two external directors, and this appointment must be ratified by our shareholders no later than three months after the closing of this offering. We currently have four independent directors as defined by the Marketplace Rules of the NASDAQ Stock Market. The Companies Law does not require that a majority of our directors be independent.

        In addition, under the Companies Law, our board of directors must determine the minimum number of directors having financial and accounting expertise, as defined in the regulations, that our board of directors should have. In determining the number of directors required to have such expertise, the board of directors must consider, among other things, the type and size of the company and the scope and complexity of its operations. Our board of directors has determined that we require at least one director with the requisite financial and accounting expertise and that Mr. Freeman has such expertise.

Board of Directors and Officers

        Our board of directors consists of five persons. All of our current directors were appointed by Medis. Our articles of association provide that our directors, apart from external directors, are elected by a majority of the voting power represented at a meeting of our shareholders and voting on the matter. Our articles of association provide that we must have at least two directors.

        Each director (other than external directors) will hold office until the next annual general meeting of our shareholders following his or her election and until his or her successor shall be elected and qualified. The approval of at least a majority of the voting rights represented at a general meeting and voting on the matter is generally required to remove any of our directors from office (other than external directors), provided that directors appointed by the board of directors may also be removed by the board of directors. A majority of our shareholders at a general meeting may elect directors or fill any vacancy, however created, in our Board of Directors (other than external directors). In addition, directors, other than an external director, may be appointed by a vote of a majority of the directors then in office.

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        Our articles of association provide, as allowed by Israeli law, that any director may, by written notice to us, appoint another person who is not a director to serve as an alternate director and may cancel such appointment. The term of appointment of an alternate director is unlimited in time and scope unless otherwise specified in the appointment notice, or until notice is given of the termination of the appointment. No director currently has appointed any other person as an alternate director. The Companies Law stipulates that a person who serves as a director may not serve as an alternate director except under very limited circumstances. An alternate director has the same responsibility as a director.

        Each of our executive officers serves at the discretion of our Board of Directors and holds office until his or her successor is elected or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

External Directors

•	Qualifications of external directors

        Under the Companies Law, companies incorporated under the laws of the State of Israel with shares listed on a stock exchange must appoint at least two external directors. The appointment of our external directors must be confirmed by a general meeting of our shareholders no later than three months following the completion of this offering, and we intend to hold a meeting of our shareholders within three months of the completion of this offering to seek approval for the appointment of our external directors. The Companies Law provides that a person may not be appointed as an external director if the person, or the person’s relative, partner, employer or any entity under the person’s control, has or had during the two years preceding the date of appointment an employment relationship or any affiliation with the company or any entity controlling, controlled by or under common control with the company. The term affiliation includes:

•	an employment relationship;
•	a business or professional relationship maintained on a regular basis;
•	control; and
•	service as an office holder, excluding service as a director in a private company prior to the first offering of its shares to the public if such director was appointed as a director of the private company in order to serve as an external director following the public offering.

        “Relative” is defined as spouses, siblings, parents, grandparents, descendants, spouse’s descendants and the spouses of each of these persons.

        “Office holder” is defined as a director, general manager, chief business manager, deputy general manager, vice general manager, executive vice president, vice president, other manager directly subordinate to the general manager or any other person assuming the responsibilities of any of the foregoing positions, without regard to such person’s title. Each person listed under “ — Executive Officers” and “ — Board of Directors” is an office holder.

        No person can serve as an external director if his or her position or other business interests create, or may create, a conflict of interest with his or her responsibilities as an external director or may otherwise interfere with his or her ability to serve as an external director. If all members of the board of directors are of the same gender at the time the external directors are appointed by a general meeting of our shareholders, then at least one of the external directors must be of the other gender.

        Our external directors are required to possess professional qualifications as set forth in the regulations promulgated under the Companies Law. In addition, our board of directors is required to determine how many of our directors must have financial and accounting expertise. In determining such number, the board of directors must consider, among other things, the type and size of the company and the scope and complexity of its operations.

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        Until the lapse of two years from his or her termination of his or her office, we may not engage an external director to serve as an office holder and cannot employ or receive services from that person, either directly or indirectly, including through a corporation controlled by that person.

Election of External Directors

        External directors are elected by a majority vote at a shareholders’ meeting, provided that either:

•	at least one-third of the shares of non-controlling shareholders voted at the meeting are voted in favor of the election of the external director (disregarding shares abstaining); or
•	the total number of shares of non-controlling shareholders voted against the election of the external director does not exceed one percent of the aggregate voting rights in the company.

        The initial term of an external director is three years, and he or she may be reelected to one additional term of three years by a majority vote at a shareholders’ meeting. An external director may be removed only by the same percentage of shareholders as is required for his or her election, or by a court, and then only if he or she ceases to meet the statutory requirements for his or her appointment or if he or she violates the duty of loyalty to the company. If an external directorship becomes vacant and as a result we will then have fewer than two external directors, our board of directors is required under the Companies Law to call a shareholders’meeting promptly to appoint a new external director.

        Each committee of our board of directors that has the right to exercise powers delegated by the board is required to include at least one external director and our audit committee is required to include all of the external directors. Our external directors are entitled to compensation as provided in regulations adopted under the Companies Law and are otherwise prohibited from receiving any other compensation, directly or indirectly, from us.

Board Committees

        Our Board of Directors will establish an audit committee and an option committee.

•	Audit Committee

        Under the Companies Law, the board of directors of a public company must establish an audit committee. The audit committee must consist of at least three directors and must include all of the company’s external directors. The audit committee may not include the chairman of the board, any director employed by the company or providing services to the company on an ongoing basis, a controlling shareholder or any of a controlling shareholder’s relatives. The rules of the SEC also require that we disclose in our annual reports whether at least one member of the audit committee is an “audit committee financial expert.”

        Our audit committee will provide assistance to our board of directors in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting and internal control functions by pre-approving the services performed by our independent accountants and reviewing their reports regarding our accounting practices and systems of internal control over financial reporting. The audit committee will also oversee the audit efforts of our independent accountants and take those actions as it deems necessary to satisfy itself that the accountants are independent of management. Under the Companies Law, the audit committee is required to identify deficiencies in the management of the company, including by consulting with the internal auditor or the independent accountants, and recommending remedial actions to the board of directors, and is responsible for reviewing and approving certain related party transactions, as described below. The audit committee may not approve such a related party transaction unless at the time of approval the two external directors were serving as members of the audit committee and at least one of them was present at the meeting at which the approval was granted.

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•	Option Committee

        Our option committee will administer the issuance of options under our 2007 shares incentive plan to our employees who are not office holders, as well as any actions and decisions necessary for the ongoing management of the plan.

Internal Auditor

        Under the Companies Law, the board of directors of a public company must appoint an internal auditor nominated by the audit committee. The role of the internal auditor is to examine whether a company’s actions comply with applicable law and orderly business procedure. Under the Companies Law, the internal auditor may not be an interested party or an office holder, or a relative of any of the foregoing, nor may the internal auditor be the company’s independent accountant or its representative. An interested party is generally defined in the Companies Law as a 5% or greater shareholder, any person or entity who has the right to designate one director or more or the chief executive officer of the company or any person who serves as a director or as the chief executive officer.

Fiduciary duties of office holders

        The Companies Law imposes a duty of care and a duty of loyalty on all office holders of a company. The duty of care requires an office holder to act with the degree of care with which a reasonable office holder in the same position would have acted under the same circumstances. The duty of care includes a duty to use reasonable means, in light of the circumstances, to obtain:

•	information on the appropriateness of a given action brought for his or her approval or performed by virtue of his or her position; and
•	all other important information pertaining to these actions.

        The duty of loyalty of an office holder includes a duty to act in good faith and for the best interests of the company, including to:

•	refrain from any conflict of interest between the performance of his or her duties in the company and his or her other duties or personal affairs;
•	refrain from any activity that is competitive with the company;
•	refrain from exploiting any business opportunity of the company to receive a personal gain for himself or herself or others; and
•	disclose to the company any information or documents relating to the company’s affairs which the office holder received as a result of his or her position as an office holder.

Disclosure of Personal interests of an office holder

        The Companies Law requires that an office holder disclose any personal interest that he or she may have and all related material information known to him or her relating to any existing or proposed transaction by the company promptly and in any event no later than the first meeting of the board of directors at which such transaction is considered. If the transaction is an extraordinary transaction, the office holder must also disclose any personal interest held by the office holder’s spouse, siblings, parents, grandparents, descendants, spouse’s descendants and the spouses of any of these people.

        Under the Companies Law, an extraordinary transaction is a transaction:

•	other than in the ordinary course of business;
•	that is not on market terms; or
•	that is likely to have a material impact on the company’s profitability, assets or liabilities.

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        Under the Companies Law, once an office holder complies with the above disclosure requirement, the transaction can be approved, provided that it is not adverse to the company’s interest. A director who has a personal interest in a matter which is considered at a meeting of the board of directors or the audit committee will generally not be present at this meeting or vote on this matter unless a majority of the directors or members of the audit committee have a personal interest in the matter. If a majority of the directors have a personal interest in the matter, the matter also requires approval of the shareholders of the company. Under the Companies Law, unless the articles of association provide otherwise, a transaction with an office holder, or a transaction with a third party in which the office holder has a personal interest, requires approval by the board of directors. If it is an extraordinary transaction or an undertaking to indemnify or insure an office holder who is not a director, audit committee approval is required, as well. Arrangements regarding the compensation, indemnification or insurance of a director require the approval of the audit committee, board of directors and shareholders, in that order. Our articles of association provide that a non-extraordinary transaction with an office holder, or with a third party in which an office holder has a personal interest, may be approved by our board of directors or by our audit committee.

Personal interests of a controlling shareholder

        Under the Companies Law, the disclosure requirements that apply to an office holder also apply to a controlling shareholder of a public company. A controlling shareholder is a shareholder who has the ability to direct the activities of a company, including a shareholder that owns 25% or more of the voting rights if no other shareholder owns more than 50% of the voting rights, but excluding a shareholder whose power derives solely from his or her position on the board of directors or any other position with the company. Accordingly, Medis, and entities and persons that directly or indirectly control Medis, are considered to be our controlling shareholders. Extraordinary transactions with a controlling shareholder or in which a controlling shareholder has a personal interest, and the terms of compensation of a controlling shareholder or his or her relative, who is an employee or director, require the approval of the audit committee, the board of directors and a majority of the shareholders of the company. In addition, the shareholder approval must fulfill one of the following requirements:

•	at least one-third of the shareholders who have no personal interest in the transaction and who vote on the matter must vote in favor of the transaction; or
•	the shareholders who have no personal interest in the transaction who vote against the transaction may not represent more than 1% of the voting rights in the company.

Duties of shareholders

        Under the Companies Law, a shareholder has a duty to refrain from abusing his or her power in the company and to act in good faith in exercising its rights in, and performing its obligations to the company and other shareholders, including, among other things, voting at general meetings of shareholders on the following matters:

•	an amendment to the articles of association;
•	an increase in the company’s authorized share capital;
•	a merger; and
•	approval of related party transactions that require shareholder approval.

        In addition, any controlling shareholder, any shareholder who knows that its vote can determine the outcome of a shareholders’ vote and any shareholder who, under the company’s articles of association, can appoint or prevent the appointment of an office holder or holds any other right in respect of the company, is required to act with fairness towards the company. The Companies Law does not describe the substance of this duty except to state that the remedies generally available upon a breach of contract will also apply in the event of a breach of the duty to act with fairness.

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Exculpation, Insurance and Indemnification of Directors and Officers

        The Companies Law allows us to indemnify or insure our office holders against the following liabilities incurred for acts performed as an office holder:

•	a breach of duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;
•	a breach of duty of care to the company or to a third party; and
•	subject to certain limitation as set forth below, a financial liability imposed on or incurred by the office holder in favor of a third party.

        We cannot, however, indemnify, exculpate or insure our office holders against any of the following:

•	a breach of duty of loyalty, except for indemnification or insurance of office holders to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;
•	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;
•	an act or omission committed with intent to derive illegal personal benefit; or
•	a fine levied against the office holder.

        An Israeli company may not exculpate an office holder from liability for a breach of the duty of loyalty of the office holder. The company may, however, approve an office holder’s act performed in breach of the duty of loyalty, provided that the office holder acted in good faith, the act or its approval does not harm the company and the office holder discloses the nature of his or her personal interest in the act and all material facts and documents a reasonable time before discussion of the approval. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for a breach of duty of care, but only if a provision authorizing such exculpation is inserted in its articles of association. Our amended and restated articles of association, which will become effective upon the consummation of this offering, include such a provision. An Israeli company may not exculpate a director for liability arising out of a prohibited dividend or distribution to shareholders.

        Pursuant to the Companies Law, we may indemnify an office holder only for judgments, settlements or arbitrators’ awards approved by a court that were rendered in connection with events that the board of directors deemed foreseeable based on the company’s actual activities at the time of the approval by the board of the indemnification, provided that the indemnification is limited to an amount or criteria determined by the board of directors as reasonable under the circumstances and that the indemnification undertaking states the foreseeable activities and the amount or criteria. In addition, we may indemnify an office holder against the following liabilities incurred for acts performed as an office holder:

•	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding and (ii) either (A) no financial liability was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or (B) if the financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and
•	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf or by a third party or in connection with criminal proceedings in which the office holder was acquitted or in which the office holder was convicted of an offense that does not require proof of criminal intent.

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        Under the Companies Law, exculpation, indemnification and insurance of office holders must be approved by our audit committee and our board of directors and, in respect of our directors, by our shareholders.

        Our amended and restated articles of association allow us to indemnify and insure our office holders to the fullest extent permitted by the Companies Law. We are not aware of any pending or threatened litigation or proceeding involving any of our directors or officers in which indemnification is sought.

        The limitation of liability and indemnification provisions in our amended and restated articles of association, which will become effective upon the consummation of this offering, may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our shareholders. A shareholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

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CERTAIN RELATIONSHIP AND RELATED PARTY TRANSACTIONS

        As of May 1, 2006, we entered into a license and service agreement with Medis El, pursuant to which Medis El provides personnel, administrative services, equipment and facilities to us and also granted us a license to us to use certain of its CellScan related intellectual property and certain other assets in connection with the carrying-out of our business. Medis El charges us for such rights granted and services provided at cost, as a contribution to our capital. This agreement was terminated on July 27, 2007.

        As of July 27, 2007, we entered into a service agreement with Medis El and Medis pursuant to which they will provide us with administrative services, equipment usage and facilities for a period of 18 months from the completion of this offering. This agreement provides that Medis El and Medis will charge us for such services at their cost, as a contribution to our capital.

        In furtherance of Medis’ plan to commercialize the CKChip technology, Medis transferred its CellScan and Cell Carrier related business, including its intellectual property rights relating to the CellScan and its Cell Carrier technology, to us pursuant to an asset purchase agreement dated July 26, 1007 in consideration of our issuance to Medis El of 15,500,000 of our ordinary shares. Medis has also granted us a right of first refusal upon all further medical diagnostic opportunities that are sourced by, or presented to Medis. In addition, Medis has agreed to provide to us a cash capital contribution of up to $1,500,000 over an 18 month period on an as needed basis commencing on the completion of this offering. Medis has also agreed that, following the completion of the offering, it will provide us with such office and laboratory facilities as we may reasonably require to further the commercialization of the CKChip and to launch and operate our proposed medical device incubator and will provide us with administrative and professional services, at cost as a contribution to our capital, for a period of 18 months thereafter. Medis has also committed to provide us with additional financing to carry-out our operations for at least one year, if our other resources are insufficient for such period of time.

        After the successful completion of the rights offering, Medis will hold 87.5% of our ordinary shares.

        Jacob Weiss, an executive officer and director of Medis, together with Mitchell H. Freeman and Daniel A. Luchansky, directors of Medis, will constitute a majority of our Board of Directors following the rights offering.

        Dr. Ben-Arye, our chief executive officer, is a director and co-founder of Scorpion, our first early stage Israeli-based medical device partner company. We have agreed to acquire up to 20% equity interest in Scorpion for $150,000.

        Our amended and restated articles of association provide that we may indemnify our directors and officers to the fullest extent permitted by Israeli law.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
DIRECTORS AND MANAGEMENT

        Prior to this offering, the only shares of our capital stock outstanding were the 16,500,000 ordinary shares held by Medis. The following table sets forth, (i) the beneficial ownership of our ordinary shares before the offering, and (ii) the estimated beneficial ownership of our ordinary shares immediately following the completion of the rights offering, by: each of our executive officers and directors; all of our executive officers and directors as a group; and each anticipated beneficial owner of more than 5% of our ordinary shares immediately following completion of the offering.

        The estimated number of shares beneficially owned and the percentage of ownership each assume the sale of 3,505,337 of our ordinary shares in the rights offering; that all holders of rights elect to exercise in full their basic subscription rights to purchase units, including Robert K. Lifton and Howard Weingrow and their respective affiliates; and that no over-subscription rights are exercised.

	Ordinary Shares Beneficially Owned Before the Offering(1)			Estimated Ordinary Shares Beneficially Owned After Offering(1)
Name or Group	Number		Percentage(2)	Number		Percentage
Medis El Ltd.(2)	16,500,000		100.0%	16,500,000		82.5%
Jacob Weiss	6,250	(3)	*	8,250	(4)	*
Dr. Asaf Ben-Arye	214,500	(3)	1.3%	214,500	(3)	1.1%
Israel Fisher	—		—	6,250	(3)	—
Mitchell H. Freeman	6,250	(3)	*	6,250	(3)	*
Andrew A. Levy	6,250	(3)	*	6,250	(3)	*
Daniel A. Luchansky	6,250	(3)	*	6,250	(3)	*
Dr. Leonard Makowka	6,250	(3)	*	6,250	(3)	*
All of our executive officers and directors
as a group (seven persons)	245,750		1.5%	247,750		1.2%

*	Less than one percent (1%).
(1)	“Beneficial Ownership” means the sole or shared power to direct the voting or investment of a security, including securities subject to options, warrants or other common stock equivalents which are exercisable or will be exercisable within 60 days of the date of this prospectus.
(2)	Medis El Ltd. is a wholly owned subsidiary of Medis.
(3)	Represents options to acquire our ordinary shares.
(4)	Includes 6,250 options to acquire our ordinary shares.

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DESCRIPTION OF SHARE CAPITAL

        The following description of our share capital and provisions of our articles of association are summaries and are qualified by reference to the articles of association that will become effective upon closing of this offering, which have been filed with the SEC as an exhibit to our registration statement, of which this prospectus forms a part.

Ordinary Shares

        Our authorized share capital consists of 30,000,000 million ordinary shares, par value NIS 0.01 per share, of which 16,500,000 are issued and outstanding.

        All of our issued and outstanding ordinary shares are duly authorized, validly issued, fully paid and non-assessable. Our ordinary shares are not redeemable and following the closing of this offering will not have preemptive rights.

Transfer of Shares

        Fully paid ordinary shares are issued in registered form and may be freely transferred unless the transfer is restricted or prohibited by our articles of association, applicable law, the rules of the SEC or the rules of a stock exchange on which the shares are traded. The ownership or voting of ordinary shares by non-residents of Israel is not restricted in any way by our articles of association or the laws of the State of Israel, except for ownership by nationals of some countries that are, or have been, in a state of war with Israel.

        Holders of our ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of shareholders at a shareholder meeting. Shareholders may vote at shareholder meetings either in person, by proxy or by written ballot. Shareholder voting rights may be affected by the grant of special voting rights to the holders of a class of shares with preferential rights that may be authorized in the future. The Companies Law provides that a shareholder, in exercising his or her rights and performing his or her obligations toward the company and its other shareholders, must act in good faith and in a customary manner, and avoid abusing his or her power. This is required when voting at general meetings on matters such as changes to the articles of association, increasing the company’s registered capital, mergers and approval of related party transactions. A shareholder also has a general duty to refrain from depriving any other shareholder of their rights as a shareholder. In addition, any controlling shareholder, any shareholder who knows that its vote can determine the outcome of a shareholder vote and any shareholder who, under the company’s articles of association, can appoint or prevent the appointment of an office holder, is required to act with fairness towards the company. The Companies Law does not describe the substance of this duty, except to state that the remedies generally available upon a breach of contract will apply also in the event of a breach of the duty to act with fairness, and, to the best of our knowledge, there is no binding case law that addresses this subject directly.

Election of Directors

        Our ordinary shares do not have cumulative voting rights for the election of directors. Rather, under our articles of association our directors (other than external directors and directors appointed by Israeli citizens and residents from among our founding shareholders) are elected at a shareholders meeting by a simple majority of our ordinary shares. As a result, the holders of our ordinary shares that represent more than 50% of the voting power represented at a shareholder meeting have the power to elect any or all of our directors whose positions are being filled at that meeting, subject to the special approval requirements for external directors described under “Qualifications of External Directors”.

Dividend and Liquidation Rights

        Our board of directors may declare a dividend to be paid to the holders of ordinary shares on a pro rata basis. Dividends may only be paid out of our profits, as defined in the Companies Law, as of our most recent financial statement or as accrued over the past two years, whichever is higher, or, in the absence of such profits,

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with court approval. In any event, a dividend is permitted only if there is no reasonable concern that the payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due. In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of ordinary shares on a pro rata basis. This right may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Shareholder Meetings

        We are required to convene an annual general meeting of our shareholders once every calendar year within a period of not more than 15 months following the preceding annual general meeting. Our board of directors is required to convene a special general meeting of our shareholders at the request of two directors or one quarter of the members of our Board of Directors or at the request of one or more holders of 5% or more of our share capital and 1% of our voting power or the holder or holders of 5% or more of our voting power. All shareholder meetings require prior notice of at least 21 days, or up to 35 days if required by applicable law or regulation. The chairperson of our Board of Directors presides over our general meetings. Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which may be between four and 40 days prior to the date of the meeting.

Quorum

        Our articles of association provide that the quorum required for any meeting of shareholders shall consist of at least two shareholders present, in person or by proxy or written ballot, who hold or represent between them a majority of the voting power of our issued share capital. A meeting adjourned for lack of a quorum generally is adjourned to the same day in the following week at the same time and place or, if not set forth in the notice to shareholders, to a time and place set by the chairman of the meeting with the consent of the holders of a majority of the voting power represented at the meeting and voting on the question of adjournment. At the reconvened meeting, the required quorum consists of at least two shareholders present, in person or by proxy or written ballot, unless the meeting was called pursuant to a request by our shareholders in which case the quorum required is the number of shareholders required to call the meeting as described under “ — Shareholder Meetings.”

Objects and Purposes

        Our registration number with the Israeli registrar of companies is 51-323862-6. Our object is to engage, directly or indirectly, in any lawful undertaking or business whatsoever as determined by our Board of Directors, including, without limitation, as stipulated in our articles of association.

Resolutions

        An ordinary resolution at a shareholders meeting requires approval by a simple majority of the voting rights represented at the meeting, in person, by proxy or written ballot, and voting on the resolution. Under the Companies Law, unless otherwise provided in the articles of association or applicable law, all resolutions of the shareholders require a simple majority. A resolution for the voluntary winding up of the company requires the approval by holders of 75% of the voting rights represented at the meeting, in person or by proxy or written ballot, and voting on the resolution.

Modification of Class Rights

        The rights attached to any class, such as voting, liquidation and dividend rights, may be amended by written consent of holders of a majority of the issued shares of that class, or by adoption of a resolution by a simple majority of the shares of that class represented at a separate class meeting.

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Mergers and Acquisitions under Israeli Law

        The Companies Law includes provisions that allow a merger transaction and requires that each company that is a party to a merger have the transaction approved by its board of directors and a vote of the majority of its shares at a shareholders meeting. For purposes of the shareholder vote, unless a court rules otherwise, the merger will not be deemed approved if a majority of the shares represented at the shareholders meeting that are held by parties other than the other party to the merger, or by any person who holds 25% or more of the shares or the right to appoint 25% or more of the directors of the other party, vote against the merger. Upon the request of a creditor of either party of the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that as a result of the merger, the surviving company will be unable to satisfy the obligations of any of the parties to the merger. In addition, a merger may not be completed unless at least (i) 50 days have passed from the time that the requisite proposal for the merger has been filed by each party with the Israeli Registrar of Companies and (ii) 30 days have passed since the merger was approved by the shareholders of each party.

        The Companies Law also provides that an acquisition of shares of a public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a 25% or greater shareholder of the company and there is no existing 25% or greater shareholder in the company. An acquisition of shares of a public company must also be made by means of a tender offer if as a result of the acquisition the purchaser would become a 45% or greater shareholder of the company and there is no existing 45% or greater shareholder in the company. These requirements do not apply if the acquisition (i) occurs in the context of a private placement by the company that received shareholder approval, (ii) was from a 25% shareholder of the company and resulted in the acquirer becoming a 25% shareholder of the company or (iii) was from a 45% shareholder of the company and resulted in the acquirer becoming a 45% shareholder of the company. The special tender offer must be extended to all shareholders but the offeror is not required to purchase shares representing more than 5% of the voting power attached to the company’s outstanding shares, regardless of how many shares are tendered by shareholders. The special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer.

        If, as a result of an acquisition of shares, the acquirer will hold more than 90% of a company’s outstanding shares, the acquisition must be made by means of a tender offer for all of the outstanding shares. If less than 5% of the outstanding shares are not tendered in the tender offer, all the shares that the acquirer offered to purchase will be transferred to it. The law provides for appraisal rights if any shareholder files a request in court within three months following the consummation of a full tender offer. If more than 5% of the outstanding shares are not tendered in the tender offer, then the acquirer may not acquire shares in the tender offer that will cause his shareholding to exceed 90% of the outstanding shares.

        Furthermore, Israeli tax law treats some acquisitions, particularly share-for-share swaps between an Israeli company and a foreign company, less favorably than U.S. tax law. Israeli tax law generally provides that a shareholder who exchanges our shares for shares in a foreign corporation is treated as if the shareholder has sold the shares. In such a case, the shareholder will generally be subject to Israeli taxation on any capital gains from the sale of shares (after two years, with respect to one half of the shares, and after four years, with respect to the balance of the shares, in each case unless the shareholder sells such shares at an earlier date), unless a relevant tax treaty between Israel and the country of the shareholder’s residence exempts the shareholder from Israeli tax.

Anti-Takeover Measures under Israeli Law

        The Companies Law allows us to create and issue shares having rights different from those attached to our ordinary shares, including shares providing certain preferred or additional rights to voting, distributions or other matters and shares having preemptive rights. Following the completion of this offering, we will not have any authorized or issued shares other than ordinary shares. In the future, if we do create and issue a class of shares other than ordinary shares, such class of shares, depending on the specific rights that may be attached to them, may delay or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over

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the market value of their ordinary shares. The authorization of a new class of shares will require an amendment to our articles of association and to our memorandum, which requires the prior approval of a simple majority of our shares represented and voting at a shareholders meeting.

        Our articles of association provide that our board of directors may, at any time in its sole discretion, adopt protective measures to prevent or delay a coercive takeover of us, including, without limitation, the adoption of a shareholder rights plan.

Transfer Agent and Registrar

        The transfer agent and registrar for our ordinary shares will be American Stock Transfer and Trust Company, New York, New York.

SHARES ELIGIBLE FOR FUTURE SALE

        Upon completion of this offering, we will have 20,005,337 ordinary shares outstanding. All of the ordinary shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, except any shares purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act. Shares purchased by our affiliates may generally only be sold in compliance with the limitations of Rule 144 described below. Substantial future sales of our ordinary shares in the public market after the offering may adversely affect our stock price. Ordinary shares acquired by Robert K. Lifton and Howard Weingrow and their affiliates through the exercise of their respective rights in the offering will constitute shares held by “affiliates.”

        In general, under Rule 144 as currently in effect, an affiliate is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of one percent of the then outstanding ordinary shares 20,005,337 ordinary shares immediately after the rights offering, assuming all rights are exercised) or the average weekly trading volume in the ordinary shares on an exchange in the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain limitations on manner of sale, notice requirements, and availability of current public information about us.

LEGAL MATTERS

        The validity of the securities offered hereby will be passed upon for us by Meitar Liquornik Geva & Leshem Brandwein, Ramat Gan, Israel.

EXPERTS

        The carve-out financial statements of Cell Kinetics Ltd. at December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006, included in this Prospectus and Registration Statement have been audited by Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES

        We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, all of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because all of our assets and all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

        We have been informed by our legal counsel in Israel, Meitar Liquornik Geva & Leshem Brandwein, that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that

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Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel addressing these matters.

        Subject to specified time limitations and legal procedures, under the rules of private international law currently prevailing in Israel, Israeli courts may enforce a final U.S. judgment in a civil matter, including judgments based upon the civil liability provisions of the U.S. securities laws and including a monetary or compensatory judgment in a non-civil matter, provided that:

•	the judgment is enforceable in the state in which it was given;
•	adequate service of process has been effected and the defendant has had a reasonable opportunity to present his arguments and evidence;
•	the judgment and the enforcement of the judgment are not contrary to the law, public policy, security or sovereignty of the State of Israel;
•	the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties; and
•	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court.

        As a result of the factors listed in this section, an investor may find it difficult to enforce in an Israeli court a U.S. judgment based upon the civil liability provisions of the U.S. Federal securities laws.

        We have irrevocably appointed United Corporate Services, Inc. as our agent to receive service of process in any action against us in any federal court or court of the State of New York arising out of this offering.

        If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli CPI plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rate fluctuations.

WHERE YOU CAN FIND MORE INFORMATION

        We filed with the SEC a registration statement on Form F-1 under the Securities Act with respect to the rights, the units and the ordinary shares and warrants to be issued upon exercise of the rights hereby. For further information about us, the rights and our ordinary shares, you should refer to our registration statement and its exhibits. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any document referred to are not necessarily complete and in each instance, if such document is filed as an exhibit, reference is made to the copy of such document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. A copy of the registration statement, including the exhibits and schedules thereto, may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is http://www.sec.gov.

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        As a result of the offering, we will be subject to the information reporting requirements of the Securities and Exchange Act of 1934, as amended, referred to as the Exchange Act, applicable to foreign private issuers. As a foreign private issuer, we are exempt from certain rules and regulations under the Exchange Act prescribing the content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recover provisions contained in Section 16 of the Exchange Act, with respect to their purchase and sale of our ordinary shares. In addition, we are not required to file reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we will file with the SEC an annual report on Form 20-F containing financial statements audited by an independent accounting firm. We also intend to furnish reports on Form 6-K containing unaudited financial information for the first three quarters of each fiscal year and with respect to other material information relating to us.

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INDEX

Page

Cell Kinetics Ltd. Carve-out Financial Statements

Report of Independent Registered Public Accounting Firm	F-2

Financial Statements

Carve-out Balance Sheets as of December 31, 2005 and 2006
and June 30, 2007 (unaudited)	F-3

Carve-out Statements of Operations for the years ended
December 31, 2004, 2005 and 2006 and for the six months
ended June 30, 2006 (unaudited) and 2007 (unaudited)	F-4

Carve-out Statements of Stockholders’ Equity for the years
ended December 31, 2004, 2005 and 2006 and for the
six months ended June 30, 2007 (unaudited)	F-5

Carve-out Statements of Cash Flows for the years ended
December 31, 2004, 2005 and 2006 and for the six months
ended June 30, 2006 (unaudited) and 2007 (unaudited)	F-6

Notes to Carve-out Financial Statements	F-7

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Cell Kinetics Ltd.

        We have audited the accompanying carve-out balance sheets of Cell Kinetics Ltd. (the “Company”) as of December 31, 2005 and 2006 and the related carve-out statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the carve-out financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the carve-out financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall carve-out financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the carve-out financial statements referred to above present fairly, in all material respects, the carve-out financial position of the Company as of December 31, 2005 and 2006, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

        As discussed in Note B-8 to the carve-out financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment”, effective January 1, 2006.

/s/ KOST FORER GABBAY & KASIERER
Tel Aviv, Israel	KOST FORER GABBAY & KASIERER
July 30, 2007	A MEMBER OF ERNST & YOUNG GLOBAL

F-2

Cell Kinetics Ltd.

Carve-out Balance Sheets
(in U.S. dollars)

	December 31,
	2005	2006	June 30, 2007
			(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$—	$19,000	$14,000
Other accounts receivable and prepaid expenses	34,000	63,000	194,000

Total current assets	34,000	82,000	208,000
Property and equipment, net (Note C)	278,000	230,000	231,000
Goodwill	2,212,000	2,212,000	2,212,000
Severance pay fund	168,000	182,000	145,000

Total assets	$2,692,000	$2,706,000	$2,796,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$20,000	$61,000	$15,000
Accrued expenses and other current liabilities
(Note D)	376,000	272,000	298,000

Total current liabilities	396,000	333,000	313,000
Leasehold incentive obligations, net	95,000	71,000	59,000
Accrued severance pay	207,000	219,000	175,000

Total Liabilities	698,000	623,000	547,000

Commitments and contingent liabilities (Note F)

Stockholders’ equity (Note E)
Ordinary shares, .01 NIS par value; 30,000,000
shares authorized at December 31, 2005
and 2006 and June 30, 2007 (unaudited);
16,500,000 shares issued and outstanding,
at December 31, 2005 and 2006 and
June 30, 2007 (unaudited)	2,000	2,000	2,000
Receivables in respect of shares issued	(2,000)	—	—
Receipts on account of shares	37,000	37,000	37,000
Additional paid-in capital	58,602,000	60,499,000	61,602,000
Accumulated deficit	(56,645,000)	(58,455,000)	(59,392,000)

Total stockholders’ equity	1,994,000	2,083,000	2,249,000

Total liabilities and stockholders’ equity	$2,692,000	$2,706,000	$2,796,000

The accompanying notes are an integral part of these carve-out financial statements.

F-3

Cell Kinetics Ltd.

Carve-out Statements of Operations
(in U.S. dollars)

	Year ended December 31,			Six Months Ended June 30,
	2004	2005	2006	2006	2007
				(unaudited)

Operating expenses:
Research and development costs	$944,000	$826,000	$1,079,000	$563,000	$566,000
General and administrative expenses	1,272,000	922,000	698,000	293,000	384,000

Total operating expenses	2,216,000	1,748,000	1,777,000	856,000	950,000

Interest expense (income)	14,000	23,000	33,000	24,000	(13,000)

Net Loss	2,230,000	1,771,000	1,810,000	880,000	937,000

Basic and diluted net loss per share	$(.14)	$(.11)	$(.11)	$(.05)	$(.06)

Weighted-average number of ordinary shares used in computing basic and diluted net loss per share	16,500,000	16,500,000	16,500,000	16,500,000	16,500,000

Pro forma basic and diluted net loss per share	$(.13)	$(.11)	$(.11)	$(.05)	$(.06)

Pro forma weighted-average number of ordinary shares used in computing basic and diluted net loss per share	16,722,973	16,722,973	16,722,973	16,722,973	16,722,973

The accompanying notes are an integral part of these carve-out financial statements.

F-4

Cell Kinetics Ltd.

Carve-out Statements of Stockholders’ Equity
(in U.S. dollars)

			Receipts on account of shares	Receivables in respect of shares issued	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders' Equity
	Ordinary Shares
	Shares	Amount
Balance at January 1, 2004	16,500,000	$2,000	$37,000	$(2,000)	$54,691,000	$(52,644,000)	$2,084,000
Net loss	—	—	—	—	—	(2,230,000)	(2,230,000)
Funds from parent company	—	—	—	—	1,751,000	—	1,751,000
Stock options granted to directors	—	—	—	—	14,000	—	14,000
Stock options granted to non-employees	—	—	—	—	37,000	—	37,000
Extension of options granted to employees, directors and non-employees	—	—	—	—	477,000	—	477,000

Balance at December 31, 2004	16,500,000	2,000	37,000	(2,000)	56,970,000	(54,874,000)	2,133,000
Net loss	—	—	—	—	—	(1,771,000)	(1,771,000)
Funds from parent company	—	—	—	—	1,530,000	—	1,530,000
Stock options granted to directors	—	—	—	—	(2,000)	—	(2,000)
Stock options granted to non-employees	—	—	—	—	104,000	—	104,000

Balance at December 31, 2005	16,500,000	2,000	37,000	(2,000)	58,602,000	(56,645,000)	1,994,000
Proceeds in respect of shares issued	—	—	—	2,000	—	—	2,000
Net loss	—	—	—	—	—	(1,810,000)	(1,810,000)
Funds from parent company	—	—	—	—	1,716,000	—	1,716,000
Stock-based payments to employees	—	—	—	—	181,000	—	181,000

Balance at December 31, 2006	16,500,000	2,000	37,000	—	60,499,000	(58,455,000)	2,083,000

Net loss (unaudited)	—	—	—	—	—	(937,000)	(937,000)
Funds from parent company (unaudited)	—	—	—	—	969,000	—	969,000
Stock-based payments to employees (unaudited)	—	—	—	—	134,000	—	134,000

Balance at June 30, 2007 (unaudited)	16,500,000	$2,000	$37,000	$—	$61,602,000	$(59,392,000)	$2,249,000

The accompanying notes are an integral part of these carve-out financial statements.

F-5

Cell Kinetics Ltd.

Carve-out Statements of Cash Flows
(in U.S. dollars)

	Year ended December 31,			Six Months Ended June 30
	2004	2005	2006	2006	2007
				(unaudited)
Cash flows from operating activities
Net loss	$(2,230,000)	$(1,771,000)	$(1,810,000)	$(880,000)	$(937,000)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization of property and equipment	62,000	65,000	64,000	34,000	37,000
Non-cash stock based compensation expense	528,000	102,000	181,000	15,000	134,000
Changes in operating assets and liabilities
Other accounts receivable and prepaid expenses	(37,000)	35,000	(29,000)	(22,000)	28,000
Accounts payable	36,000	(28,000)	41,000	35,000	(46,000)
Accrued expenses and other current liabilities	68,000	103,000	(104,000)	(115,000)	(133,000)
Leasehold incentive obligations, net	119,000	(24,000)	(24,000)	(12,000)	(12,000)
Accrued severance pay, net	(29,000)	25,000	(2,000)	(1,000)	(7,000)

Net cash used in operating activities	(1,483,000)	(1,493,000)	(1,683,000)	(946,000)	(936,000)

Cash flows from investing activities
Capital expenditures	(268,000)	(37,000)	(16,000)	(12,000)	(38,000)

Net cash used in investing activities	(268,000)	(37,000)	(16,000)	(12,000)	(38,000)

Cash flows from financing activities
Proceeds in respect of shares issued	—	—	2,000	—	—
Funds from the parent company	1,751,000	1,530,000	1,716,000	958,000	969,000

Net cash provided by financing activities	1,751,000	1,530,000	1,718,000	958,000	969,000

Net increase (decrease) in cash and cash equivalents	—	—	19,000	—	(5,000)
Cash and cash equivalents at beginning of the period	—	—	—	—	19,000

Cash and cash equivalents at end of the period	$—	$—	$19,000	$—	$14,000

Supplemental disclosures of cash flow information:
Accrued offering costs included in other accounts receivable and prepaid expenses	$—	$—	$—	$—	$159,000

The accompanying notes are an integral part of these carve-out financial statements.

F-6

Cell Kinetics Ltd.
Notes to Carve-Out Financial Statements

NOTE A — GENERAL MATTERS

1. Nature of Business

        Cell Kinetics Ltd. (“CKL” or the “Company”), an Israeli corporation, is a wholly-owned subsidiary of Medis Technologies Ltd (“MTL”) (NASDAQ global market: MDTL). CKL was formed in May 2002 and commenced operations in May 2006 to further refine and commercialize MTL’s CellScan and related technology, as a successor to Medis El Ltd (“Medis El”), which is also a wholly owned subsidiary of MTL. CKL is seeking to exploit commercially an improved Cell Carrier which is considered to be the nucleus of the CellScan system. This unique cell carrier can accommodate large quantities of cells, each in individual wells, for measuring reactions of living cells while the cells are in a static state for a considerably long period of time.

        Since the inception of Medis El in July 1992, the Company has recorded revenues aggregating approximately $1,500,000 from the sale of its products, has incurred operating losses and has used cash in its operations. Accordingly, the Company has relied on financing from Medis El and MTL to fund its research and development activities and other operating expenses. Management believes this dependence will continue unless it is able to successfully develop and market its products.

        In furtherance of MTL’s plan to commercialize the Cell Carrier technology, Medis El assigned all of its intellectual property rights to the CellScan, including the Cell Carrier, to the Company on July 26, 2007. MTL has also granted the Company a right of first refusal upon all further medical device company opportunities that are sourced by, or presented to MTL. In addition, MTL has agreed to provide to CKL, over an 18 month period starting with the completion of the currently contemplated rights offering, a capital contribution of up to $1,500,000 on an as needed basis. Furthermore, in the event that such capital contribution of up to $1,500,000 along with other available funds will be insufficient for CKL to carry-out its operations for at least one year from the completion of the currently contemplated rights offering, MTL has agreed to provide CKL with additional financing from time to time to ensure that CKL will have sufficient funds to carry out its operations for at least one year from the completion of the currently contemplated rights offering. See note E-1 for a discussion of CKL’s contemplated rights offering. See notes F-1 and F-2 for a discussion of the asset purchase agreement and the license and service agreement for the period prior to the transfer of the CellScan intellectual property rights.

        All CKL’s operating and long lived assets are located in Israel.

2. Basis of presentation

        These carve-out financial statements reflect the operations of CKL as if it had been a separate legal entity from the inception of Medis El in July 1992 and have been derived from the historical results of operations and historical basis of assets and liabilities of Medis El and MTL and the accounts of CKL after its commencement of operations in May 2006. These carve-out financial statements reflect the financial positions, results of operations, changes in stockholders’ equity and cash flows of CKL. The method and basis of allocations used in preparing these carve-out financial statements are described below. Management believes the assumptions made and methodology used in preparing these carve-out financial statements are reasonable and that all of the CKL’s costs of doing business, comprised of those costs that are clearly applicable to CKL as well those that are reasonably allocable due to expenses incurred by Medis El and MTL on CKL’s behalf, have been reflected in these carve-out financial statements and, as such, management does not believe that CKL’s costs of doing business would have been materially different had it operated as a privately held company on a stand alone basis. These carve-out financial statements may not be indicative of future performance.

        In preparing these carve-out financial statements, cost items and balance sheet items that have been identified as specifically related to CellScan operations have been allocated to CKL on a 100% basis, while costs items that do not have such a direct relationship have been allocated on proportional basis. Accordingly,

F-7

Cell Kinetics Ltd.
Notes to Carve-Out Financial Statements

NOTE A — GENERAL MATTERS (Continued)

CellScan related research and development costs (excluding occupancy, information technology and depreciation and amortization), patent costs and certain management costs have been allocated to CKL on a 100% basis. Costs related to shared services and corporate services, such as management and administration, stock based compensation, occupancy, accounting, legal, information technology, foreign currency translation adjustments and the like have been allocated to CKL on a proportional basis using an allocation base that would be expected to reasonably reflect the proportion of CKL’s incurrence of such costs. Costs categories included in research and development (other than those allocated on a 100% basis) have been allocated as follows: (i) occupancy and depreciation and amortization have been allocated based on relative square footage, and (ii) information technology costs have been allocated based on relative headcount. General and administrative expenses (“G&A”) have been allocated based on relative costs. Management believes that the allocation method described above provides a reasonable allocation of costs.

        Individual balance sheets accounts have been allocated in a manner that is consistent with their corresponding statement of operation accounts, with the exception of the following items:

        Goodwill — Goodwill has been allocated to CKL based on MTL’s allocation of goodwill to its reporting units that was performed in connection with its January 1, 2002 implementation of SFAS 142 “Goodwill and Other Intangible Assets.” (“SFAS 142”). See Note B-6 for a discussion of the push down of goodwill to CKL.

        Cash and Cash Equivalents — CKL’s cash resources have been provided by MTL, which uses a centralized approach to cash management. As such, these carve-out financial statements include only those cash balances held by CKL after the commencement of its operations in May 2006 and there has been no allocation to CKL of cash held by MTL or its subsidiaries (excluding CKL).

3. Unaudited Information

        The carve-out financial statements include the unaudited carve-out balance sheet at June 30, 2007, the related unaudited carve-out statements of operations for the six-month periods ended June 30, 2006 and 2007, the unaudited carve-out statements of cash flows for the six-month periods ended June 30, 2006 and 2007 and the unaudited carve-out statement of changes in stockholders’ equity for the six-month period ended June 30, 2007, presented in accordance with accounting principles generally accepted for interim financial reporting. This unaudited carve-out information has been prepared by the Company on the same basis as the audited annual carve-out financial statements and, in management’s opinion, reflects all adjustments necessary for a fair presentation of the carve-out financial information, for the periods presented. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for audited carve-out financial statements. Results for interim periods are not necessarily indicative of the results expected for the entire year.

NOTE B — SIGNIFICANT ACCOUNTING POLICIES

        The Company’s financial statements are prepared in accordance with U.S. generally accepted accounting principles. The significant accounting policies followed in the preparation of the Carve-out financial statements, applied on a consistent basis, are as follows:

1. Cash and Cash Equivalents

        Cash and cash equivalents consist of cash and highly liquid investments with a maturity of three months or less when purchased.

F-8

Cell Kinetics Ltd.
Notes to Carve-Out Financial Statements

NOTE B — SIGNIFICANT ACCOUNTING POLICIES (Continued)

2. Use of Estimates

        In preparing the Company’s financial statements in conformity with U.S. generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the carve-out financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

3. Fair Value of Financial Instruments

        The carrying value of all financial instruments potentially subject to valuation risk (principally consisting of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses and other current liabilities) approximates their fair value due to the short term maturities of such instruments.

4. Translation of Foreign Currencies

        The financial statements of the company have been prepared in U.S. dollars, as the dollar is its functional currency. Since the Company’s operations are funded in U.S. dollars and a substantial portion of its costs is incurred in U.S. dollars, management believes that the dollar is the primary currency of the economic environment in which the company operates. Thus, the functional and reporting currency of the Company is the U.S. dollar.

        Accordingly, monetary accounts maintained in currencies other than the dollar are remeasured into U.S. dollars in accordance with SFAS No. 52 “Foreign Currency Translation”. All transaction gains and losses from remeasurement of monetary balance sheet items are reflected in the statement of operations as financial income or expense, as appropriate.

5. Property and Equipment, net

        Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation is provided on property and equipment on the straight-line basis over the estimated useful lives of such assets. The useful lives of property and equipment are as follows:

Useful Lives In Years
Machinery and equipment	7
Computers	3
Furniture and office equipment	15
Leasehold improvements	Over the shorter of the term of the lease or the life of the asset

6. Goodwill

        The Company applies Staff Accounting Bulletin No. 54, which generally requires that the push down basis of accounting be applied in the separate financial statements of a subsidiary that is substantially wholly-owned by the parent company. Accordingly, goodwill has been recorded in the Company’s carve-out financial statements to reflect the allocated portion of the difference between the purchase price and the value of net assets acquired by MTL in connection with MTL’s acquisitions of minority interests. In accordance with SFAS 142, goodwill is not amortized, but rather is subject to a test for impairment at lease annually. Goodwill is tested for

F-9

Cell Kinetics Ltd.
Notes to Carve-Out Financial Statements

NOTE B — SIGNIFICANT ACCOUNTING POLICIES (Continued)

impairment at the reporting unit level by a comparison of the fair value of a reporting unit with its carrying amount, including Goodwill. During the years ended December 31, 2004, 2005 and 2006, no impairment losses were identified. See note A for a discussion of the allocation on goodwill to the Company.

7. Long-Lived Assets

        The Company’s long-lived assets are reviewed for impairment in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,”whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the asset. During 2004, 2005 and 2006, no impairment losses have been identified.

8. Stock-based Compensation

        Effective January 1, 2006, the Company adopted FASB Statement No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123(R)”), and related Securities and Exchange Commission rules included in Staff Accounting Bulletin No. 107, on a modified prospective basis. Under this method, compensation cost recognized beginning January 1, 2006 will include costs related to 1) all share-based payments (stock options and restricted stock awards) granted prior to but not yet vested as of January 1, 2006, based on the grant-date fair value estimated in accordance with the original provisions of FAS 123, “Accounting for Stock-Based Compensation” (“SFAS 123“), and 2) all share-based payments granted subsequent to December 31, 2005 based on the grant-date fair value estimated in accordance with the provisions of SFAS 123(R). Compensation cost for stock options is generally recognized ratably over the vesting period.

        The Company applies SFAS No. 123(R) and Emerging Issues Task Force No. 96-18 “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”(“EITF 96-18”), with respect to options issued to non-employees. SFAS No. 123(R) and EITF 96-18 require the use of option valuation models to measure the fair value of the options at the measurement date.

        Prior to the adoption of SFAS 123(R), the Company applied SFAS 123, amended by SFAS 148, “Accounting for Stock-Based Compensation — Transition and Disclosure,” which allowed companies to apply the existing accounting rules under APB 25, “Accounting for Stock Issued to Employees,” and related Interpretations. In general, as the exercise price of options granted under these plans was equal to the market price of the underlying common stock on the grant date, no stock-based employee compensation cost was recognized in the net loss attributed to common stockholders for periods prior to the adoption of SFAS 123(R).

9. Research and Development Costs

        Research and development costs, which are charged to operations as incurred, consist primarily of labor, materials, subcontractors and consultants, and occupancy costs, as well as depreciation and amortization of property and equipment.

10. Net Loss Per Share

        The Company computes net loss per share in accordance with SFAS No. 128, “Earnings Per Share” (“SFAS No. 128”). Under the provisions of SFAS No. 128, basic net loss per share is computed by dividing the net loss for the period by the weighted average number of ordinary shares outstanding during the period.

F-10

Cell Kinetics Ltd.
Notes to Carve-Out Financial Statements

NOTE B — SIGNIFICANT ACCOUNTING POLICIES (Continued)

Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of ordinary shares plus dilutive potential ordinary shares considered outstanding during the period. See Note E-1 for a discussion of loss per share retroactive adjustment included in these carve-out financial statements.

11. Severance Pay

        The liability of the Company in Israel for severance pay, which comprises the Company’s entire severance pay obligation, is calculated pursuant to Israeli severance pay law based on the most recent salary of the employees multiplied by the number of years of employment, as of the balance sheet date. Employees are entitled to one month’s salary for each year of employment or a portion thereof. The liability for all of its employees in Israel is fully provided by an accrual and by monthly deposits with insurance companies and other financial institutions. The deposited funds include profits accumulated up to the balance sheet date. The deposited funds may be withdrawn only upon the fulfillment of the obligation pursuant to Israeli severance pay law or labor agreements. The value of these deposited funds is recorded as an asset in the Company’s carve-out balance sheets. Severance expenses for the years ended December 31, 2004, 2005 and 2006 amounted to approximately $54,000, $249,000 and $40,000, respectively.

12. Income Taxes

        The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS No. 109”). SFAS No. 109 prescribes the use of the liability method whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company provides a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value.

        In July 2006, the FASB issued FASB Interpretation 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). FIN 48 defines the threshold for recognizing the benefits of tax return positions in the financial statements as “more-likely-than-not” to be sustained by the taxing authority. The recently issued literature also provides guidance on derecognition, measurement and classification of income tax uncertainties, along with any related interest and penalties. FIN 48 also includes guidance concerning accounting for income tax uncertainties in interim periods and increases the level of disclosures associated with any income tax uncertainties. Pursuant to the provisions of FIN 48, the differences between the amounts recognized in the statements of financial position prior to the adoption of FIN 48 and the amounts reported after adoption would be accounted for as a cumulative-effect adjustment recorded to the beginning balance of retained earnings. FIN 48 is effective for fiscal years beginning after December 15, 2006.

        Effective January 1, 2007, the Company adopted the provisions of FIN 48. The Company files Israeli income tax returns and may be subject to examination by the Israeli tax authorities for the year 2006.

        The adoption of FIN 48 did not have a material impact on the Company’s carve-out financial statements and no accruals for tax contingencies were recorded.

13. Concentration of Credit Risk

        Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company’s cash and cash equivalents are invested in banks. Management believes that the Company’s cash and cash equivalents are financially sound and, accordingly, minimal credit risk exists with respect to these investments.

F-11

Cell Kinetics Ltd.
Notes to Carve-Out Financial Statements

NOTE B — SIGNIFICANT ACCOUNTING POLICIES (Continued)

14. Recently Issued Accounting Pronouncements in the United States

        In September 2006, the FASB issued FASB Statement No. 157, “Fair Value Measurements.” (“SFAS 157“) This Standard defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Company is currently evaluating the effect that the adoption of SFAS 157 will have on its carve-out financial statements.

        In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS No. 159). SFAS No. 159 permits companies to choose to measure certain financial instruments and certain other items at fair value. The standard requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings. SFAS No. 159 is effective for the company beginning in the first quarter of fiscal year 2008, although earlier adoption is permitted. The Company is currently evaluating the impact that SFAS No. 159 will have on its carve-out financial statements.

NOTE C — PROPERTY AND EQUIPMENT, NET

        Property and equipment consists of the following:

	December 31,
	2005	2006	June 30, 2007
			(unaudited)
Machinery and equipment	$603,000	$604,000	$630,000
Computers	62,000	68,000	78,000
Furniture and office equipment	37,000	37,000	37,000
Leasehold improvements	253,000	262,000	264,000

	955,000	971,000	1,009,000
Less accumulated depreciation and amortization	677,000	741,000	778,000

Property and equipment, net	$278,000	$230,000	$231,000

        Depreciation and amortization expense on property and equipment for the years ended December 31, 2004, 2005 and 2006 amounted to $62,000, $65,000 and $64,000, respectively, and for the six-months periods ended June 30, 2006 and 2007, amounted to $34,000 (unaudited) and $37,000 (unaudited), respectively.

NOTE D — ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

        Accrued expenses and other current liabilities consist of the following:

	December 31,
	2005	2006	June 30, 2007
			(unaudited)
Employees and related liabilities	$322,000	$185,000	$81,000
Subcontractors and consultants	14,000	30,000	36,000
Professional services	7,000	46,000	163,000
Others	33,000	11,000	18,000

	$376,000	$272,000	$298,000

F-12

Cell Kinetics Ltd.
Notes to Carve-Out Financial Statements

NOTE E — STOCKHOLDERS’ EQUITY

1. Share Capital

        The Company has 10,000,000 authorized shares of .01 New Israeli Shekel (“NIS”) par value ordinary shares, of which 1,000,000 shares were issued and outstanding as of December 31, 2006. All such shares were issued to Medis El in May 2002 for aggregate proceeds of approximately $2,000, which was paid in September 2006.

        In July 2007, subsequent to the balance sheet date, the Company increased its authorized ordinary shares to 30,000,000 shares.

        In July 2007, subsequent to the balance sheet date, the Company issued 15,500,000 ordinary shares at their par value of .01 NIS per share to Medis El in connection with the transfer of Medis El’s CellScan and Cell Carrier related business, including its intellectual property rights, to the Company, pursuant to the terms of an asset purchase agreement (See note F-2 for a discussion of the asset purchase agreement). Since Medis El owned 100% of the outstanding shares of the Company both before and after the issuance of the 15,500,000 shares at their par value described above and since these carve-out financial statements reflect Medis El’s CellScan and Cell Carrier operations from the inception of Medis El in July 1992, in accordance with Accounting Research Bulletin No. 43 “Restatement and Revision of Accounting Research Bulletins”Chapter 7: Capital Accounts (“ARB 43”), the issuance of such shares has been accounted for as a stock split-up effected in the form of a dividend. In accordance with SEC Staff Accounting Topic 4.C and SFAS No. 128 outstanding shares, basic and diluted net loss per share, weighted-average number of common shares used in computing basic and diluted net loss per share, pro forma basic and diluted net loss per share and pro forma weighed-average number of common shares used in computing basic and diluted net loss per share included in these carve-out financial statements have been retroactively adjusted for all periods presented to reflect this issuance of 15,500,000 shares of ordinary shares pursuant to the stock split-up effected in the form of a dividend.

        The Company is contemplating a rights offering subsequent to the balance sheet date whereby it would issue at no cost to holders on the record date of MTL’s common stock one non-transferable subscription right for each ten shares of MTL common stock owned. Each subscription right would entitle the holder to acquire one of the Company’s ordinary shares at a subscription price of $.30 per share, until the expiration of the subscription right. Additionally, subscribers will receive at no cost a four year warrants to purchase the Company’s ordinary shares at an exercise price of $0.60 per share at a rate of one such warrant for every two shares of the Company’s ordinary shares acquired pursuant to the exercise of subscription rights. Pursuant to the contemplated rights offering, the Company would issue an aggregate of approximately 3,505,000 subscription rights and, if all such subscription rights are subscribed, a like number of shares and 1,753,000 warrants would be issued. Pro forma basic and diluted net loss per share and pro forma weighted-average number of shares used in computing basic and diluted net loss per share have been retroactively adjusted for all periods presented in the carve-out statements of operations to give effect to shares that would be issued to stockholders as a bonus element in the rights offering

2. Stock Options

        Medis Technologies Stock Options

        Historically, Company personnel have participated in the MTL 1999 Stock Option Plan (the ”Plan”). In July 2007, MTL adopted its 2007 Equity Incentive Plan. Costs related to the issuance of stock options granted to Company personnel under the Plan are included in these financial statements, as more fully described below.

F-13

Cell Kinetics Ltd.
Notes to Carve-Out Financial Statements

NOTE E — STOCKHOLDERS’ EQUITY (Continued)

        During the year ended December 31, 2004, MTL issued options to purchase an aggregate of 734,000 shares of common stock under the Plan. Such amount includes 38,000 options which were granted to Company personnel (including 5,000 options that were granted to Company’s consultants). The following table presents the terms of MTL’s 2004 grants:

Exercise price	$10.88 - $14.69
Vesting period	0.83 year - 1 year
Expiration period	2.83 years - 4 years

        During August 2004, MTL extended through December 31, 2006 the expiration dates of its outstanding options that were scheduled to expire on December 31, 2004 and January 31, 2005. MTL accounted for those options issued to employees, officers and directors in accordance with APB No. 25 and FIN 44 and those issued to consultants in accordance with SFAS No. 123 and EITF No. 96-18 using the Black Scholes option pricing model to estimate their fair value. MTL calculated the incremental intrinsic value related to the extension of options issued to employees, officers and directors to be approximately $784,000, of which approximately $477,000 was included in these carve-out financial statements.

        Compensation costs charged to statements of operations for the year ended December 31, 2004, for options granted to employees and directors at exercise prices below the fair value at the date of grant and for options granted to consultants, including the value of the extensions of the expiration dates in 2004 of employees and directors’ options, amounted $528,000, of which $480,000 related to options that were granted to Company’s personnel and $48,000 that were allocated to the Company based on the methodology detailed in Note A.

        During the year ended December 31, 2005, MTL issued options to purchase an aggregate of 526,000 shares of common stock under its Plan. Such amount includes 25,500 options which were granted to Company personnel (including 5,000 options that were granted to consultants of the Company). The following table presents the terms of MTL’s 2005 grants:

Exercise price	$14.93 - $15.95
Vesting period	0.25 year - 1 year
Expiration period	3 years - 4 years

        Compensation costs charged to the statements of operations for the year ended December 31, 2005, for options granted to employees and directors at exercise prices below the fair value at the date of grant and for options granted to consultants amounted to $102,000 of which $99,000 related to options that were granted to Company personnel and $3,000 that was allocated to the Company based on the methodology detailed in Note A.

        In July 2006, MTL issued options to purchase an aggregate of 706,500 shares of its common stock to employees, officers and directors of MTL. Such options are exercisable at $20.98 (the market price of the MTL’s common stock on the grant date), vest after one year and expire after four years. MTL accounted for those options issued to employees, officers and directors in accordance with SFAS 123(R).

        In accordance with SFAS 123(R), share based compensation is based on the grant-date fair value estimate and is recognized over the vesting term of such options, net of an estimated forfeiture rate. MTL estimates the

F-14

Cell Kinetics Ltd.
Notes to Carve-Out Financial Statements

NOTE E — STOCKHOLDERS’ EQUITY (Continued)

fair value of stock based awards, accounted for in accordance with SFAS 123 (R), using the Black-Scholes option pricing model for all grants made subsequent to January 1, 2006 using the following weighted average assumptions for the year ended December 31, 2006:

Dividend yield	0%
Expected term (years)	3.20
Risk-free interest rate	4.75%
Volatility	60%
Forfeiture rate	0.36%
Market value at grant date	$20.98

        During the six months ended on June 30, 2007, MTL granted options to purchase an aggregate of 275,000 shares of its common stock to employees, officers and directors. Such options are exercisable at prices ranging from $13.83 to $17.61 (the market price of the MTL’s common stock on the dates of the respective grants), have vesting periods ranging from approximately 6 to 18 months and expire four years from the date of the respective grants. MTL accounted for those options issued to employees, officers and directors in accordance with SFAS 123(R).

        MTL estimated the aggregate fair value of such options granted during the six months ended June 30, 2007, using the Black-Scholes option pricing model with the following assumptions:

Dividend yield	0%
Expected term (years)	2.28 - 3.64
Risk-free interest rate	4.5% - 4.88%
Volatility	59% - 61%
Forfeiture rate	0% - 2.60%
Market value at grant date	$13.83 - $17.61

        In July 2007, subsequent to the balance sheet date, MTL granted options to purchase an aggregate of 337,500 shares of its common stock under its 2007 Equity Incentive Plan, to employees, officers, directors and consultants. Such options are exercisable at $14.23 (the market price of the Company’s common stock on the grant date). Also in July 2007, MTL granted 50,000 shares of restricted stock under its 2007 Equity Incentive Plan to each of its Chairman and Chief Executive Officer and its Deputy Chairman and Chief Operation Officer. Such shares of restricted stock shall vest in full after one year. Costs related to such options and restricted stock granted will be allocated to the Company based on the methodology detailed in Note A.

        In August 2007, subsequent to the balance sheet date, MTL granted options to purchase an aggregate of 165,000 shares of its common stock under its 2007 Equity Incentive Plan, to officers. Such options are exercisable at $11.19 (the market price of MTL’s common stock on the grant date), vest one year from the grant date and expire four years from the grant date. Costs related to such options granted will be allocated to the Company based on the methodology detailed in Note A.

F-15

Cell Kinetics Ltd.
Notes to Carve-Out Financial Statements

NOTE E — STOCKHOLDERS’ EQUITY (Continued)

        The following table illustrates the effect on net loss attributed to ordinary shares and net loss per share, assuming that the Company had applied the fair value recognition provision of SFAS No. 123 on its stock-based employee compensation during the years ended December 31, 2004 and 2005:

	Year ended December 31,
	2004	2005
Net loss for the year as reported	$(2,230,000)	$(1,771,000)
Add: Stock-based employee compensation expense
(income) included in the reported loss	491,000	(2,000)
Deduct: Stock-based employee compensation expense
determined under fair value based method	(1,151,000)	(494,000)
Pro forma net loss	$(2,890,000)	$(2,267,000)
Basic and diluted net loss per share as reported	$(.14)	$(.11)
Pro forma basic and diluted net loss per share	$(.18)	$(.14)
Pro forma basic and diluted net loss per share, as
adjusted for bonus element of rights offering	$(.17)	$(.14)

        The fair value of each option granted is estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions:

	Year ended December 31,
	2004	2005
Dividend yield	0%	0%
Risk-free interest rate	2.25%	3.80%
Expected life in years	1.3	3.0
Volatility	63%	70%

        The average fair value of each option granted in 2004 and 2005 at an exercise price equal to the market price on the grant date was $4.37 and $7.25, respectively, and the average fair value of each option granted in 2004 at an exercise price below the market price on the grant date was $6.39.

        Cell Kinetics Stock Options

        In July 2007, subsequent to the balance sheet date, the Company’s board of directors approved an equity incentive plan for Company employees, directors, consultants and advisors. The plan has an initial pool of 1,400,000 options or restricted shares, or restricted share units and is intended to qualify for capital gains tax treatment under Section 102 of the Israeli Income Tax Ordinance. The plan provides for the award of both incentive and nonqualified stock options under the U.S. Internal Revenue Code.

        Pursuant to its employment agreement with its chief executive officer (“CEO”), the Company granted to its CEO options to purchase 2% of the issued shares of the Company on May 1, 2006, the date of the employment agreement. Such options are exercisable at their par value of .01 New Israeli Shekels and vest according to the following schedule: 30% on December 31, 2006 and 8.75% on the last day of each quarter beginning on March 31, 2007 and ending on December 31, 2008. The Company has accounted for these stock options granted to its CEO in accordance with SFAS 123 (R), and has recorded approximately $59,000 as G&A expense for the year ended December 31, 2006 and approximately $15,000 (unaudited) and $19,000 (unaudited) as G&A expense for the six months ended June 30, 2006 and 2007, respectively. As of December 31, 2006 and June 30, 2007, there were unrecognized compensation costs related to these stock options of approximately $40,000 and $21,000 (unaudited), respectively, which are expected to be recognized in future periods.

        During the year ended December 31, 2006, the Company recorded compensation costs related to options issued of approximately $181,000, of which $173,000 and $8,000 were recorded as G&A expense and research

F-16

Cell Kinetics Ltd.
Notes to Carve-Out Financial Statements

NOTE E — STOCKHOLDERS’ EQUITY (Continued)

and development costs, respectively. Such amounts include $67,000 related to options that were granted to Company personnel and $114,000 that were allocated to the Company based on the methodology detailed in Note A.

        During the six months ended June 30, 2007, the Company recorded compensation costs related to options issued of approximately $134,000, of which $125,000 and $9,000 were recorded as G&A expense and research and development costs, respectively. Such amounts include $31,000 related to options that were granted to Company personnel and $103,000 that were allocated to the Company based on the methodology detailed in Note A. During the six months ended June 30, 2006, the Company recorded as G&A expense compensation costs related to options issued to Company personnel of approximately $15,000.

        As a result of adopting SFAS 123(R) on January 1, 2006, the Company’s net loss for year ended December 31, 2006, is $181,000 greater than if the Company had continued to account for share-based compensation under Accounting Principles Board Opinion No. 25 (“APB 25”). Basic and diluted net loss per share and pro forma basic and diluted net loss per share for the year ended December 31, 2006 is $.01 greater than it would have been if the Company had continued to account for share-based compensation under APB 25.

        In October 2007, subsequent to the balance sheet date, the Company granted options to purchase an aggregate of 506,750 shares of its ordinary shares to employees, officers, directors and to a non-employee consultant. Such options are exercisable at $.30 per share and expire seven years from the date of the grant. Of such options granted, 381,750 granted to employees, officers and to a non-employee consultant vest in equal installments on each of the first three anniversaries of the grant date. The remaining 125,000 options granted to directors vest quarterly in equal installments in December 31, 2007, March 2008, June 2008 and September 2008.

NOTE F — COMMITMENTS AND CONTINGENT LIABILITIES AND STRATEGIC AGREEMENTS

Commitments and contingent liabilities

        1. License and Service Agreements — As of May 1, 2006, the Company entered into a license and service agreement with Medis El and MTL, pursuant to which they provide personnel, administrative services, equipments usage and facilities to the Company and pursuant to which Medis El has granted a license to the Company to use certain of its CellScan and Cell Carrier related intellectual property and certain other assets in connection with the carrying-out of the Company’s business. Under the Agreement, Medis El and MTL charge the Company at cost, as an additional contribution to the share capital issued to Medis.

        In July 2007, subsequent to the balance sheet date, the Company entered into a service agreement with Medis El and MTL pursuant to which Medis El and MTL provide administrative services, equipment usage and facilities to the Company in connection with the carrying-out of the Company’s business. Medis El and MTL have agreed to charge the Company at cost for such services provided, as a contribution to the Company’s capital, for a period of 18 months from the completion of the contemplated rights offering (See Note E-1 for a discussion of the contemplated rights offering).

        2. Asset Purchase Agreement — As of July 2007, subsequent to the balance sheet date, the Company entered into an Asset Purchase Agreement with Medis El whereby Medis El’s transferred its CellScan and Cell Carrier related business, including intellectual property rights, and other related assets and liabilities to the Company, in consideration of 15,500,000 of the Company’s ordinary shares. As these carve-out financial statements reflect the operations of CKL as if it had been a separate legal entity from the inception of Medis El in July 1992, Medis El’s CellScan and Cell Carrier related intellectual property and other assets, liabilities and related charges to operations are already reflected herein.

F-17

Cell Kinetics Ltd.
Notes to Carve-Out Financial Statements

NOTE F — COMMITMENTS AND CONTINGENT LIABILITIES AND STRATEGIC AGREEMENTS (Continued)

        3. CellScan License — Medis El Ltd acquired the rights to the CellScan in August 1992 by assignment from IAI of a license from Bar Ilan University (the “University”) to IAI. Medis El paid IAI $1,000,000 in consideration of the assignment of the license and for certain tooling and equipment. The license is a perpetual worldwide license to develop, manufacture and sell the CellScan, and to sublicense the right to manufacture and sell the device. The license includes all rights to the University’s CellScan patents, know-how and inventions including any subsequently acquired, and all improvements thereto. Medis El is obligated to pay the University a royalty for a twenty-year period beginning in 1995. For the first ten years, the royalty is at the rate of 6.5% of proceeds of sales (after deducting sales commissions and other customary charges) and 4.5% on any fees received from granting territorial rights. The royalty for the second ten-year period is 3.5% on all revenues whether from sales or fees. In addition to such royalty payments, the Company is required to grant $100,000 to the University during the first year that the Company’s after-tax profits exceed $300,000. Subsequent to the balance sheet date, on July 26, 2007, Medis El assigned all of its intellectual property rights to the CellScan, including the Cell Carrier, to the Company and delegated its royalty payment commitments to the Company. No royalties were required to be paid during the three years ended December 31, 2006 and the six months ended June 30, 2007 (unaudited).

        4. Other Royalties — In consideration of grants by the State of Israel, Medis El is obligated to pay royalties of 3% of sales of products developed with funds provided by the State of Israel until the dollar linked amount equal to the grant payments received by Medis El is repaid in full. Total grants received with respect to the CellScan technologies, net of royalties paid as of December 31, 2002, aggregate $2,434,000. Subsequent to the balance sheet date, on July 26, 2007, in connection with its transfer to the Company of its intellectual property rights to the CellScan, including the Cell Carrier, Medis El delegated its royalty payment commitments to the Company. No royalties were required to be paid during the three years ended December 31, 2006 and the six months ended June 30, 2007 (unaudited).

        5. Lease Commitments — In December 2004, Medis El moved its offices and technology center operations (including those of CKL) to an industrial compound in Lod, Israel. Medis El is committed under leases for its facilities, which provide aggregate space of approximately 44,800 square feet and terms of up to five years until November 30, 2009 with two options with duration of 30 months each extending to November 30, 2014.

        Pursuant to the lease agreements for the facilities in Lod, Israel, the landlord agreed to reimburse Medis El for a specified amount per square foot for leasehold improvements (the “Leasehold Incentives”). In accordance with Statement of Financial Accounting Standards No. 13, “Accounting for Leases” and FTB 88-1, “Issues Relating to Accounting for Leases”, the leasehold improvements are recognized in Property and Equipment, with the corresponding reimbursement recognized as Leasehold Incentive Obligations. The Company amortizes the amount of the incentives aggregating approximately $119,000 on a straight-line basis over the lease term as a reduction of rental expenses. The leasehold improvements in property and equipment are being amortized over the shorter of lease terms or the estimated useful life of the asset. The Leasehold Incentive Obligations, net of amortization, were reflected as an adjustment to reconcile net loss to net cash used in operating activities in the cash flow statement.

        During the years ended December 31, 2004, 2005 and 2006, the Company incurred expenses under Medis El facility lease commitments in Israel aggregating approximately $54,000, $17,000 and $17,000, respectively, net of amortization of leasehold incentive obligations in 2005 and 2006 of approximately $24,000. During the six months ended June 30, 2006 and 2007, the Company incurred expenses under Medis El facility lease commitments in Israel aggregating approximately $7,000 (unaudited) and $9,000 (unaudited), respectively, net of amortization of leasehold incentive obligations in both periods of approximately $12,000 (unaudited).

F-18

Cell Kinetics Ltd.
Notes to Carve-Out Financial Statements

NOTE G — RELATED PARTY TRANSACTIONS

        1. Consulting Agreements — MTL has entered into consulting agreements with its Chairman and Chief Executive Officer and with its Deputy Chairman and Chief Operating Officer. Such agreements have initial terms through December 31, 2001 and provide for automatic extension on a year to year basis. During the years ended December 31, 2004, 2005 and 2006, the Company recorded an allocated portion of the cost arising from MTL’s agreement with its Chairman and Chief Executive Officer of approximately $25,000, $18,000 and $19,000, respectively, as compensation for his services to the Company. During the six months ended June 30, 2006 and 2007, the Company recorded an allocated portion of the cost of such agreement with its Chairman and Chief Executive Officer of approximately $9,000 (unaudited) and $8,000 (unaudited), respectively. During the years ended December 31, 2004, 2005 and 2006, the Company recorded an allocated portion of the cost arising from MTL’s agreement with its Deputy Chairman and Chief Operating Officer of approximately $15,000, $14,000 and $17,000, respectively, as compensation for his services to the Company. During the six months ended June 30, 2006 and 2007, the Company recorded an allocated portion of the cost of such agreement with its Deputy Chairman and Chief Operating Officer of approximately $8,000 (unaudited) and $7,000 (unaudited), respectively.

        2. Administrative Services — Secretarial and bookkeeping services are provided to MTL through a costs sharing arrangement with a company that is controlled by its Chairman and Chief Executive Officer and its Deputy Chairman and Chief Operating Officer of MTL. During the years ended December 31, 2004, 2005, and 2006, the Company recorded an allocated portion of MTL’s cost sharing arrangement of approximately $6,000, $4,000 and $4,000, respectively. During the six months ended June 30, 2006 and 2007, the Company recorded an allocated portion of MTL’s cost sharing arrangement of approximately $2,000 (unaudited) in both periods.

        3. Lease Services — MTL’s office space is provided to MTL for an annual rental fee of approximately $100,000, by a company which is controlled by the chairman and chief executive officer and by the deputy chairman and chief operating officer of MTL. The sublease is on a month to month basis. The Company recorded an allocated portion of rent expense with respect to this sublease aggregating approximately $11,000, $8,000 and $6,000, during the years ended December 31, 2004, 2005 and 2006, respectively. During the six months ended June 30, 2006 (unaudited) and 2007 (unaudited), the Company recorded an allocated portion of rent expense with respect to this sublease of approximately $3,000 (unaudited) in both periods.

NOTE H — INCOME TAXES

a.	Tax laws applicable to the companies in Israel:

Measurement of taxable income under the Income Tax (Inflationary Adjustments) Law, 1985:

In accordance with the above law, results for tax purposes are measured and reflected in real terms in accordance with the changes in the Israeli CPI.

b.	Tax rates applicable to the Company are as follows:

The income of the Company is taxed at the regular rate. On July 25, 2005, the “Knesset” (Israeli Parliament) passed the Law for the Amendment of Income Tax Ordinance (No. 147), 2005 which prescribes, among others, a gradual decrease in the corporate tax rates in Israel to the following tax rates: 31% in 2006, 29% in 2007, 27% in 2008, 26% in 2009 and 25% in 2010 and thereafter.

Since the Company provided a full a valuation allowance for its deferred tax assets, the abovementioned amendment has no effect on the financial statements.

F-19

Cell Kinetics Ltd.
Notes to Carve-Out Financial Statements

NOTE H — INCOME TAXES (Continued)

c.	Carryforward losses:

As of December 31, 2006, the Company had net operating losses, for Israeli tax purposes, aggregating approximately $135,000, which, pursuant to Israeli tax law, may be carried forward and offset against taxable income in the future for indefinite period.

d.	Deferred income taxes:

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax liabilities and assets are as follows:

	December 31,
	2005	2006
Net operating loss carryforward	$—	$34,000
Other differences	—	54,000

	—	88,000
Valuation allowance	—	(88,000)

Deferred tax assets, net of valuation allowance	$—	$—

e.	Reconciliation of the theoretical tax benefit to the actual tax expense benefit:

        In 2004, 2005 and 2006, the main reconciling items between the statutory tax rate of the Company and the effective tax rate are carryforward tax losses, for which a full valuation allowance was provided.

NOTE I — SUBSEQUENT EVENT

        In July 2007, subsequent to the balance sheet date, the Company entered into an agreement with Scorpion Surgical Technologies, Ltd. (“Scorpion”) (the Company’s CEO is a director and co-founder of Scorpion), whereby it agreed to acquire 20,000 shares which represents a 20% equity interest in Scorpion for $150,000, in three equal installments. The first 6,666 shares were acquired in July 2007, upon the Company’s payment of the first $50,000 installment. The acquisition of the remaining 13,334 shares and the final two payments are subject to the performance of milestones that provide for the Company’s completion of an equity fund raising of at least $1,500,000 and Scorpion’s signing an agreement with a medical research center for the performance of clinical trials, as well as the fulfillment of several administrative conditions. The Company was also given the right to appoint a director to Scorpion’s board of directors. After completion of the second milestone payment, subject to the terms of the agreement and for a period to end not later than March 31, 2009, the director that the Company appoints will have a veto right with respect to the following matters: issuance of securities, adoption of stock option plans, approval or modification of annual budgets, related party transactions and other material transactions outside the ordinary course of business. Additionally, the Company has been granted a right of first refusal with respect to Scorpion’s next round of financing, for a period of 24 months from the date of the agreement. Such right of first refusal would allow the Company to acquire up to 75% of the securities offered based upon the lower of a pre-money valuation set forth in a bona fide offer made to Scorpion by a third party or a valuation of $3,500,000.

F-20